AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November
9, 1995 -----------------------------------REGISTRATION NO. 33-

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D. C. 20549
               ----------------------------------
                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                           ECHLIN INC.
     (Exact name of registrant as specified in its charter)

Connecticut                   3714                06-0330448
-----------                   ----                ----------
(State of incorporation)      (Primary            (I.R.S.
                              Standard            Employer
                              Industrial          Identification
                              Classification      Number)
                              Code Number)

                      100 DOUBLE BEACH ROAD
                   BRANFORD, CONNECTICUT 06405
                         (203-481-5751)

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                   --------------------------
                        JON P. LECKERLING
     VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                      100 DOUBLE BEACH ROAD
                   BRANFORD, CONNECTICUT 06405
                         (203-481-5751)
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                   --------------------------
                 CALCULATION OF REGISTRATION FEE
=================================================================

                            Proposed      Proposed
Title of                    maximum       maximum    Amount
each class       Amount     offering      aggregate  of
of securities    to be      price         offering   registration
to be registered registered per unit <F1> price <F1> fee

-----------------------------------------------------------------

Common Stock,    1,866,666  $ 36.375      $67,899,976 $ 23,414
par value $1.00 per share

================================================================

<F1>
(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

                   --------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

=================================================================

                           ECHLIN INC.

                      CROSS REFERENCE SHEET

        Registration Statement Item     Caption in Prospectus
        ---------------------------     ---------------------
1.   Forepart of Registration Statement
     and Outside Front Cover Page of
     Prospectus                         Facing Page of
                                        Registration Statement;
                                        Cross Reference Sheet;
                                        Cover Page of Prospectus

2.   Inside Front and Outside Back
     Cover Pages of Prospectus          Available Information;
                                        Incorporation of Certain
                                        Documents by Reference;
                                        Table of Contents

3.   Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information                        Summary Information; The
                                        Meeting; Comparative
                                        Stock Market Data;
                                        Selected Consolidated
                                        Financial Data; Selected
                                        Comparative Per Share
                                        Data; Comparison of
                                        Shareholder Rights

4.   Terms of the Transaction           Summary Information;
                                        Merger of the Company;
                                        Comparison of Shareholder
                                        Rights

5.   Pro Forma Financial Information    Not Applicable

6.   Material Contacts with the Company
     Being Acquired                     Merger of the Company

7.   Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to be Underwriters          Not Applicable

8.   Interests of Named Experts and
     Counsel                            Legal Opinions; Experts

9.   Disclosure of Commission Position
     On Indemnification for Securities
     Act Liabilities                    Undertakings

10.  Information with Respect to S-3
     Registrants                        Available Information;
                                        Incorporation of Certain
                                        Documents by Reference

11.  Incorporation of Certain
     Information by Reference           Available Information;
                                        Incorporation of Certain
                                        Documents by Reference

12.  Information with Respect to S-2
     or S-3 Registrants                 Not Applicable

13.  Incorporation of Certain
     Information by Reference           Not Applicable

14.  Information with Respect to
     Registrants Other Than S-3 or S-2
     Registrants                        Not Applicable

15.  Information with Respect to S-3
     Companies                          Not Applicable

16.  Information with Respect to S-2
     or S-3 Companies                   Not Applicable

17.  Information with Respect to
     Companies Other Than S-3 or S-2
     Companies                          The Company; Comparative
                                        Stock Market Data;
                                        Selected Consolidated
                                        Financial Data; Selected
                                        Comparative Per Share
                                        Data; Management's
                                        Discussion and Analysis
                                        of Results of Operations
                                        and Financial Condition;
                                        Appendix C; Appendix D

18.  Information if Proxies, Consents
     or Authorizations are to be
     Solicited                          The Meeting; Merger of
                                        the Company;
                                        Incorporation of Certain
                                        Documents by Reference;
                                        Principal Holders of
                                        Company Shares

19.  Information if Proxies, Consents
     or Authorizations are not to be
     Solicited or in an Exchange Offer  Not Applicable

                                                     DRAFT OF 10/25/95

                          ( AEC LETTERHEAD )

                           __________, 1995





Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of American Electronic Components, Inc. (the "Company"). The Meeting will be held on __________, 1995 at 8:00 a.m. local time in the Atrium of the American Electronic Components Sales and Engineering Building located at 1010 North Main Street, Elkhart,
Indiana.

     At the Meeting, Shareholders will be asked to consider and vote upon the acquisition of the Company by means of the merger of the Company into a wholly-owned subsidiary of Echlin Inc. In the merger, the outstanding shares of common stock of the Company will be converted into a right to receive Echlin common stock. The amount of Echlin stock to be exchanged for each share of common stock of the Company will be determined by dividing $13.625 by the lesser of $40.00 or the average of the closing prices on the New York Stock Exchange of Echlin common stock for the 20 trading days prior to completion of the merger, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

     The Board of Directors of the Company has approved the merger and recommends that you vote for approval as well.

     It is important that your shares be represented at the Meeting, whether or not you plan to attend in person. Therefore, we ask that you please sign, date and return the enclosed proxy card in the postage paid envelope provided. If you attend the Meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card.

                              Sincerely,



                              David D. Webster

                 AMERICAN ELECTRONIC COMPONENTS, INC.
                        1010 North Main Street
                        Elkhart, Indiana 46515
                            (219) 264-1116

                       -------------------------

               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      To Be Held __________, 1995

                       -------------------------

To the Shareholders of AMERICAN ELECTRONIC COMPONENTS, INC.

     A Special Meeting of Shareholders of American Electronic
Components, Inc. (the "Company") will be held on __________,
__________, 1995, at 8:00 a.m., local time, at the Atrium of the Sales and Engineering Building of American Electronic Components, Inc., 1010 North Main Street, Elkhart, Indiana, for the following purposes:

     1. To consider and vote upon the acquisition of the Company pursuant to an Agreement and Plan of Reorganization, dated as of October 6, 1995, and an Agreement and Plan of Merger among the Company, Echlin Inc., a Connecticut corporation ("Echlin") and Echlin Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Echlin ("Subsidiary"), under which the Company will merge into Subsidiary (the "Merger"), with the Company thereby becoming a wholly owned subsidiary of Echlin and the outstanding shares of common stock of the Company thereby being converted into a right to receive an amount of common stock of Echlin determined by dividing $13.625 by the lesser of $40 or the average of the closing prices on the New York Stock Exchange of Echlin common stock for the 20 trading days prior to the closing of the Merger, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

     2. To take action on all matters that may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on November 1, 1995, as the record date for determination of shareholders entitled to notice of and to vote at this meeting and any adjournments thereof. A list of shareholders entitled to vote at the meeting will be available for examination for any purpose germane to the meeting in the office of the Secretary of the Company for a period of at least five business days prior to the meeting.

                                   By Order of the Board of Directors.

                                          Richard J. Van Es, Secretary

                                                     __________ , 1995


SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FOR SUBMITTING SUCH CERTIFICATES

                       -------------------------


                        YOUR VOTE IS IMPORTANT

             Please sign, date, and return your proxy card
                 in the postage paid envelope provided

                             ECHLIN INC.
                                  and
                 AMERICAN ELECTRONIC COMPONENTS, INC.

                   JOINT PROXY STATEMENT/PROSPECTUS

                       -------------------------
                 AMERICAN ELECTRONIC COMPONENTS, INC.
                            PROXY STATEMENT

                       -------------------------

                              ECHLIN INC.
                              PROSPECTUS

                       -------------------------

     This Joint Proxy Statement/Prospectus (the "Proxy Statement") is being furnished to shareholders of American Electronic Components, Inc., an Indiana corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders (the "Meeting") to be held at 8:00 a.m., local time, on __________, __________, 1995, at the Atrium of the Sales and Engineering Building of American Electronic Components, Inc., 1010 North Main Street, Elkhart, Indiana, and any adjournments thereof.

     At the Meeting, shareholders of the Company will consider and vote upon the acquisition of the Company pursuant to an Agreement and Plan of Reorganization, dated as of October 6, 1995, and an Agreement and Plan of Merger (collectively, the "Merger Agreement"), among the Company, Echlin Inc., a Connecticut corporation ("Echlin") and Echlin Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Echlin ("Subsidiary"), under which the Company will merge into Subsidiary (the "Merger"), with the Company thereby becoming a wholly owned subsidiary of Echlin and the outstanding shares of common stock of the Company (the "Shares") thereby being converted into a right to receive an amount of common stock of Echlin determined by dividing $13.625 by the lesser of $40 or the average of the closing prices on the New York Stock Exchange of Echlin common stock for the 20 trading days prior to the closing of the Merger, all as set forth in the Merger Agreement and described in this Proxy Statement. See "Merger of the Company - Summary of the Merger Agreement - Merger Consideration".

     This Proxy Statement also constitutes a prospectus of Echlin with respect to up to 1,866,666 shares of Echlin common stock issuable in the Merger to the holders of Shares. The Proxy Statement has been filed with the United States Securities and Exchange Commission as part of a Registration Statement on Form S-4 relating to such shares. All information contained in this Proxy Statement relating to the Company has been supplied by the Company, and all information relating to Echlin has been supplied by Echlin.

     The outstanding shares of Echlin common stock are, and the shares of Echlin common stock to be issued in the Merger will be, listed on the New York Stock Exchange.

     The Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of the Company on or about __________, 1995.

THE SHARES OF ECHLIN COMMON STOCK HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Joint Proxy Statement/Prospectus is __________, 1995

                  AVAILABLE INFORMATION

     Echlin and the Company are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Echlin and the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Echlin also files such reports and other information with the New York Stock Exchange ("NYSE"), on which its common stock is traded. Copies of such material can be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005. The Company also files such reports and other information with the National Association of Securities Dealers ("NASD") in connection with the trading of the Shares on the Nasdaq Stock Market's National Market System. Copies of such material can be inspected at the offices of the NASD, 1735 K Street, Washington, D.C. 20006.

     Echlin has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Echlin common stock to be issued pursuant to the Merger described herein. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement or in any document incorporated in this Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other documents, each such statement is qualified in all respects by such reference.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Echlin (File No. 1-4651) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

     1.   Echlin's Annual Report on Form 10-K for the year ended
          August 31, 1994;
     2. Echlin's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1994, February 28, 1995 and May 31, 1995;
     3. Echlin's Current Reports on Form 8-K dated November 16, 1994, and dated January 3, 1995, as amended by Form 8-K/A dated February 28, 1995;
     4. The description of the common stock of Echlin contained in Echlin's Registration Statement on Form S-4 under the Securities Act (S.E.C. File No. __________).

     All documents and reports filed by Echlin pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

This Joint Proxy Statement/Prospectus incorporates documents relating to Echlin by reference which are not presented herein or delivered herewith. These documents (excluding unincoporated exhibits) are available, without charge upon written or oral request, to any person, including any beneficial owner, to whom this Proxy Statement is delivered, from Jon P. Leckerling, Corporate Secretary, Echlin, Inc., 100 Double Beach Road, Branford, Connecticut 06405 (telephone (203) 481-5751). In order to ensure timely delivery of the documents, any request should be made by __________, 1995.

                           TABLE OF CONTENTS
                                                                  Page
SUMMARY INFORMATION . . . . . . . . . . . . . . . . . . . . . .    1
     Parties. . . . . . . . . . . . . . . . . . . . . . . . . .    1
     The Meeting. . . . . . . . . . . . . . . . . . . . . . . .    1
     The Merger . . . . . . . . . . . . . . . . . . . . . . . .    1
     Comparison of Shareholder Rights . . . . . . . . . . . . .    4

COMPARATIVE STOCK MARKET DATA . . . . . . . . . . . . . . . . .    4

SELECTED CONSOLIDATED FINANCIAL DATA. . . . . . . . . . . . . .    6

SELECTED COMPARATIVE PER SHARE DATA . . . . . . . . . . . . . .    8

THE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     General Information. . . . . . . . . . . . . . . . . . . .    9
     Purpose of the Meeting . . . . . . . . . . . . . . . . . .    9
     Voting Information . . . . . . . . . . . . . . . . . . . .    9

PRINCIPAL HOLDERS OF COMPANY SHARES . . . . . . . . . . . . .     10

MERGER OF THE COMPANY . . . . . . . . . . . . . . . . . . . . .   11
     Introduction . . . . . . . . . . . . . . . . . . . . . . .   11
     Background of the Merger . . . . . . . . . . . . . . . . .   11
     Reasons for the Merger; Recommendation of
       the Company's Board of Directors . . . . . . . . . . . .   12
     Opinion of the Company's Financial Advisor . . . . . . . .   13
     Interest of Certain Persons. . . . . . . . . . . . . . . .   17
     Summary of the Merger Agreement. . . . . . . . . . . . . .   17
          The Merger. . . . . . . . . . . . . . . . . . . . . .   18
          Merger Consideration. . . . . . . . . . . . . . . . .   18
          Representations and Warranties. . . . . . . . . . . .   18
          Certain Covenants . . . . . . . . . . . . . . . . . .   19
          Conditions to Closing . . . . . . . . . . . . . . . .   20
          Termination; Termination Fees . . . . . . . . . . . .   21
     Accounting Treatment . . . . . . . . . . . . . . . . . . .   21
     Certain Federal Income Tax Consequences. . . . . . . . . .   22
     Required Filings . . . . . . . . . . . . . . . . . . . . .   22
     Federal Securities Law Consequences. . . . . . . . . . . .   23
     Stock Exchange Listing . . . . . . . . . . . . . . . . . .   23
     Prior Relationships Between the Company and Echlin . . . .   23
     Absence of Dissenters' Rights of Appraisal . . . . . . . .   23
     Board of Directors Recommendation. . . . . . . . . . . . .   23

COMPARISON OF SHAREHOLDER RIGHTS. . . . . . . . . . . . . . . .   23
     The Company. . . . . . . . . . . . . . . . . . . . . . . .   23
     Echlin . . . . . . . . . . . . . . . . . . . . . . . . . .   24




                                  (i)

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     General Development. . . . . . . . . . . . . . . . . . . .   25
     Products . . . . . . . . . . . . . . . . . . . . . . . . .   26
     Sales, Marketing and Engineering Services. . . . . . . . .   29
     Research and Development . . . . . . . . . . . . . . . . .   30
     Raw Materials and Manufacturing. . . . . . . . . . . . . .   29
     Properties . . . . . . . . . . . . . . . . . . . . . . . .   30
     Employees. . . . . . . . . . . . . . . . . . . . . . . . .   30
     Legal Proceedings. . . . . . . . . . . . . . . . . . . . .   31
     Financial Information. . . . . . . . . . . . . . . . . . .   31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION . . . . . . . . . . . . . . . . . . . .   31
     General. . . . . . . . . . . . . . . . . . . . . . . . . .   31
     Results of Operations. . . . . . . . . . . . . . . . . . .   32
     Liquidity and Capital Resources. . . . . . . . . . . . . .   34
     New Accounting Standards . . . . . . . . . . . . . . . . .   35
     Seasonality. . . . . . . . . . . . . . . . . . . . . . . .   35
     Inflation. . . . . . . . . . . . . . . . . . . . . . . . .   35

LEGAL OPINIONS. . . . . . . . . . . . . . . . . . . . . . . . .   35

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY . . . . . . . . .   35

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .   36


APPENDICES
     Merger Agreement (excluding exhibits). . . . . . . . . . . . .A-1
     Fairness Opinion of The Chicago Corporation. . . . . . . . . .B-1
     American Electronic Components, Inc. Audited
        Consolidated Financial Statements as of
        September 25, 1993 and September 24, 1994
        and for the Three-Year Period Ended
        September 24, 1994. . . . . . . . . . . . . . . . . . . . .C-1
     American Electronic Components, Inc. Quarterly Report
        on Form 10-Q for the quarter ended June 24, 1995. . . . . .D-1



                                 (ii)

                          SUMMARY INFORMATION

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference herein, the Appendices hereto and the documents referred to herein. Shareholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

Parties

     Echlin. Echlin is a Connecticut corporation. Subsidiary, which was formed for purposes of the Merger, is a Delaware corporation and a wholly-owned subsidiary of Echlin. Echlin is a world-wide supplier of products which maintain or improve the efficiency and safety of motor vehicles with operations on six continents. Echlin's principal products are brake system parts, engine system parts, other vehicle parts and non-vehicular products. Echlin and Subsidiary have their principal executive offices at 100 Double Beach Road, Branford, Connecticut 06405 (telephone (203) 481-5751).

     The Company. The Company, an Indiana corporation, is a designer, manufacturer and marketer of motor vehicle electronic components, including Hall effect, variable reluctance and inertia sensors used in braking, ignition, drive train and on-board diagnostic systems. It also produces a wide range of automotive switches, relays and other electromechanical products. The Company's principal executive office is at 1010 N. Main Street, Elkhart, Indiana 46515 (telephone (219) 264-1116).

The Meeting

     Date, Time and Place of Meeting. The Meeting will be held at the Atrium of the Sales and Engineering Building of American Electronic Components, Inc., 1010 North Main Street, Elkhart, Indiana on
__________, 1995 at 8:00 a.m., local time.

     Purpose of the Meeting. At the Meeting, holders of Shares will consider and vote upon approval and adoption of the Merger Agreement providing for the Merger of the Company into Subsidiary, with the Company thereby becoming a wholly-owned subsidiary of Echlin, and the Shares being converted into a right to receive Echlin common stock.

     Record Date.  The record date for the Meeting is November 1,
1995.

     Vote Required. Approval and adoption of the Merger and the Merger Agreement will require the affirmative vote of a majority of the outstanding Shares. Holders of Shares are entitled to one vote per Share.

     Revocation of Proxies. A proxy may be revoked by a shareholder of record at any time with respect to any proposal before it is exercised by giving written notice of its revocation to the Secretary of the Company, by filing with the Secretary a subsequently dated proxy, or by attending the Meeting or any adjournments thereof and voting in person.

     Security Ownership of Company Management. As of the record date, executive officers and directors of the Company and their affiliates have the power to vote a total of 2,096,889 Shares (52.7%), all of which are expected by management of the Company to be voted in favor of the Merger Agreement.

The Merger

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A hereto (excluding exhibits) and incorporated by reference herein.

     Exchange Ratio. At the time the Merger becomes effective (the "Effective Time"), the Company will merge into Subsidiary and each Share will automatically be canceled in exchange for an amount of Echlin common stock determined by rounding to the nearest thousandth (0.001) the quotient of $13.625 divided by the Base Price of Echlin common stock (the "Merger Consideration"). For these purposes, the "Base Price" of Echlin common stock shall equal the lesser of $40 or the average of the closing prices on the New York Stock Exchange of Echlin common stock as reported by The Wall Street Journal for the 20 trading days prior to the closing date of the Merger. Each outstanding option to purchase common stock of the Company (the "Options") will be canceled in exchange for Echlin common stock determined as set forth above, except that, in lieu of $13.625 there shall be used the difference between $13.625 and the per share exercise price provided for the exercise of such Option, but only if the exchange of Echlin common stock for Options does not prevent pooling of interests treatment for the Merger transaction.

     Fractional Shares. No fractional shares of Echlin common stock will be issued in the Merger. Each shareholder of the Company entitled to receive a fractional share will, in lieu of such fractional share, receive an amount equal to the result of multiplying the Base Price by the fractional share to which such shareholder would otherwise have been entitled pursuant to the Merger.

     Effective Time of Merger. The Company and Echlin intend to file the required documents to make the Merger effective with the Secretary of State of Delaware and the Secretary of State of Indiana as soon as practicable following the approval of the Merger by the Company shareholders.

     Reasons for Merger. The Company's Board believes that the Merger with Echlin will present growth opportunities that would not otherwise be available as an independent entity, including internal expansion programs that require the resources of a larger organization, and the pursuit of acquisition candidates that offer synergistic and accretive benefits. In particular, the Company's Board believes that after the Merger the Company will be in a strong position to pursue a more aggressive worldwide expansion program and introduce new products either developed internally or obtained through acquisitions. Additionally, the Company's Board believes that the Merger will provide its shareholders with a financially attractive opportunity for continued equity participation in a larger and more diversified enterprise with a generally more active trading market.

     Opinion of Financial Advisor. The Company has received an opinion of The Chicago Corporation ("Chicago Corp") that, based upon the assumptions made and matters considered as set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. In arriving at its opinion, Chicago Corp (i) reviewed the Merger Agreement; (ii) met with senior management of the Company to discuss the business and prospects of the Company; (iii) met with senior management of Echlin to discuss the business and prospects of Echlin; (iv) reviewed certain publicly available business and financial information relating to the Company and Echlin; (v) reviewed financial forecasts of the Company that were provided to Chicago Corp by the Company, which information is not publicly available; and (vi) considered certain financial and stock market data of the Company and Echlin and compared that data with similar data for other publicly held companies which Chicago Corp deemed relevant, the financial terms of certain other business combinations which have recently been effected, and such other information, financial studies, analyses and investigations and financial, economic and market criteria which Chicago Corp deemed relevant.

     In preparing its opinion to the Board of Directors of the Company, Chicago Corp also performed a variety of financial and comparative analyses, including those described in this Proxy
Statement. In arriving at its opinion, Chicago Corp did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis.

     For additional information regarding the opinion of Chicago Corp and the fees paid by the Company to Chicago Corp, see "Merger of the Company - Opinion of the Company's Financial Advisor" and the opinion of Chicago Corp attached hereto as Appendix B and incorporated herein by reference.

     Recommendation of Board of Directors of the Company.  THE
COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE MERGER.

     Conditions to Merger; Regulatory Approvals. The Merger is subject to various conditions including, among other things, approval of the Merger Agreement by the requisite majority vote of the shareholders of the Company and receipt of all required regulatory approvals, the shares of Echlin stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance, there shall not have occurred any decline in the Dow Jones Industrial Average by an amount in excess of 20%, and there shall not have occurred any decline in the market price of Echlin stock by an amount in excess of 20%.

     Under the Hart-Scott-Rodino Antitrust Improvement Act (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specific waiting period requirements have been satisfied. The Company and Echlin filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division.

     Termination of Merger Agreement; Termination Fees. The Merger Agreement may be terminated (i) by mutual written consent of the parties; or (ii) by the Company or Echlin if a material default or breach shall be made by the other with respect to the due and timely performance of such other party's covenants and agreements contained in the Merger Agreement, or with respect to the due compliance with such other party's representations and warranties and such default cannot promptly be cured and has not been waived.

     If the Company fails to consummate the transactions described in the Merger Agreement, and if the Company does not have the right to terminate the Merger Agreement pursuant to clause (ii) of the preceding paragraph, and, if the Board of Directors of the Company withdraws or modifies in a manner adverse to Echlin or Subsidiary its approval of the Merger Agreement or recommends or approves an acquisition proposal by a third party or within a period of one year from the date of the Merger Agreement the Company shall sell substantially all of its assets, or the Company shall merge with another company, or if another person shall have made a tender or exchange offer for more than 50% of the stock of the Company for a price in excess of $13.625 per share or if another person shall acquire more than 35% of the stock of the Company, then the Company shall pay to Echlin a sum equal to 2.5% times $13.625 times the number of shares of stock of the Company currently issued and outstanding (including, for this purpose, the number of shares of stock of the Company which would be issued and outstanding if all options to purchase stock of the Company were exercised, regardless of whether said options are currently exercisable). If Echlin should elect not to consummate the transactions contemplated by the Merger Agreement, and Echlin does not have the right to terminate the Merger Agreement pursuant to clause (ii) of the preceding paragraph, then it shall pay to the Company an amount equivalent to 2.5% times $13.625 times the number of shares of stock of the Company currently issued and outstanding (including, for this purpose, the number of shares of stock of the Company which would be issued and outstanding if all options to purchase stock of the Company were exercised, regardless of whether said options are currently exercisable).

     Accounting Treatment. The Merger will be accounted for as a pooling of interests if it meets certain specified criteria, which the Company and Echlin believe will be satisfied. Under pooling of interests accounting, for financial accounting purposes all of the attributes of the businesses being combined are merged into one financial reporting system. This results in the recorded assets and liabilities of each such business becoming the recorded assets and liabilities of the combined enterprise. The stockholders' equities of the separate businesses are also combined.

     Federal Income Tax Consequences. Assuming that the Merger and related transactions take place as described in the Merger Agreement, it is anticipated that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Echlin, Subsidiary and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by the Company in the Merger; (iii) no gain or loss will be recognized by the shareholders of Company upon their receipt of Echlin common stock in exchange for their Shares, except that shareholders who receive cash proceeds in lieu of fractional interests in Echlin common stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Shares are held as a capital asset at the Effective Time; (iv) the aggregate tax basis of the shares of Echlin common stock received by the shareholders of the Company will be the same as the tax basis of the Shares exchanged therefor; (v) the holding period of the Echlin common stock in the hands of the Company shareholders will include the holding period of their Shares exchanged therefor, provided such Shares are held as a capital asset at the Effective Time; and (vi) the exchange by persons holding incentive stock options ("ISO's") of their ISO's for stock of Echlin pursuant to the Merger Agreement upon a basis whereby the ISO's are valued at the difference between $13.625 per share and the exercise price of the ISO's will be treated as resulting in taxable income to such person in an amount equal to such difference. There can be no assurance that the Internal Revenue Service will not take a contrary view to these matters. Neither the Company nor Echlin intends to seek a ruling from the Internal Revenue Service with respect to the tax consequences of the Merger.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF THE COMPANY WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF THE COMPANY SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

     Absence of Dissenters' Rights.     Indiana law governs the rights
of the Company's shareholders in connection with the Merger. Under the applicable provisions of Indiana law, the Company's shareholders will have no right of appraisal or similar rights of dissenters with respect to the Merger. See "Merger of the Company - Absence of Dissenters' Rights of Appraisal."

Comparison of Shareholder Rights

     The rights of the holders of Shares and Echlin common stock differ in certain respects. The rights of the shareholders of the Company who receive shares of Echlin in the Merger will be governed by the corporate law of Connecticut, the state in which Echlin is incorporated, and by Echlin's Articles of Incorporation and Bylaws, as amended, and other corporate documents. The rights of holders of Shares are presently governed by Indiana Law and the Company's Articles of Incorporation and Bylaws. See "Comparison of Shareholder Rights."


                     COMPARATIVE STOCK MARKET DATA

     The Shares are listed on the Nasdaq Stock Market's National Market System ("Nasdaq") under the symbol AECI, and Echlin common stock is listed on the New York Stock Exchange, the Pacific Stock Exchange, and the International Stock Exchange in London, under the symbol ECH. The following table sets forth, for the fiscal periods indicated, the high and low reported sales prices of the Shares on Nasdaq and Echlin common stock on the New York Stock Exchange.





                                         Company                    Echlin
                                      Shares<F1>             Common Stock<F2>
                                       -----------              -----------
                                    High          Low        High          Low
                                   -----        -----       -----       ------
1993    First Quarter           $      -      $     -    $ 20-7/8     $ 18
        Second Quarter                 -            -      27-3/8       20-5/8
        Third Quarter                  -            -      27-1/4       22-1/2
        Fourth Quarter                 -            -      31-1/8       26

1994    First Quarter           $      -      $     -    $ 33-7/8     $ 27-3/4
        Second Quarter                 -            -      35-1/4       29-3/8
        Third Quarter              8-1/2            8      32-1/8       24-1/2
        Fourth Quarter             9                8      33-5/8       27

1995    First Quarter           $ 10-1/4      $ 7-1/4    $ 31-3/4     $ 27
        Second Quarter             9-1/2        7-1/2      35-3/8       26-3/4
        Third Quarter              8-1/2        7-1/4      38-3/4       32-7/8
        Fourth Quarter            10-1/2        7-1/2      39-5/8       34

<F1>
* Information for the Shares is not available for periods prior to its initial inclusion on Nasdaq in June, 1994.
<F2>
**   Echlin fiscal year ends on August 31st.

-------------------------

     On October 6, 1995, the business day before Echlin and the Company announced they had agreed to merge, the closing sale price of the Shares on Nasdaq was $10.50 per share, and the closing sale price of Echlin stock, as reported on the New York Stock Exchange, was $35.50 per share. For purposes of computing the Exchange Ratio, the Shares are valued at $13.625 each, which would result in an Exchange Ratio on October 6, 1995 of .384 shares of Echlin for each Share (assuming the Exchange Ratio was calculated with a Base Price equal to the closing sale price of Echlin stock on such date; see "Merger of the Company - Summary of the Merger Agreement - Merger Consideration").

     On __________ , 1995, the latest practicable date prior to the printing of this Proxy Statement, the closing sale prices of the Shares and Echlin common stock were $__________ per share and $__________ per share, respectively.
For purposes of computing the Exchange Ratio, the Shares are valued at $13.625 each, which would result in an Exchange Ratio on __________, 1995 of __________ shares of Echlin for each Share (assuming the Exchange Ratio was calculated with a Base Price equal to the closing sale price of Echlin stock on such date; see "Merger of the Company - Summary of the Merger Agreement - Merger Consideration").

     On __________, 1995 there were approximately __________ and __________
common stockholders of record of the Company and Echlin, respectively.

     The foregoing information is summarized below:

                     Per Share Closing Price
                    -----------------------            Equivalent Per Share
                    Company        Echlin              Price for the Shares
                    -------        -------             --------------------
October 6, 1995     $ 10.50        $ 35.50                  $ 13.625
__________ , 1995

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (Dollars in Thousands, Except Share Data)

The following selected historical financial information for each of the five years ended September 24, 1994 has been derived from the financial statements examined by McGladrey & Pullen, independent certified public accountants, certain of which have been included elsewhere herein. The amounts for the thirty-nine week periods ended June 25, 1994 and June 24, 1995 have been derived from the accounting records of the Company, without audit. Such data includes all adjustments necessary, in the opinion of management, for a fair presentation thereof. Historical results are not necessarily indicative of future operating results. The selected financial data set forth below should be read in conjunction with and is qualified by reference to the Consolidated Financial Statements and the Related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Proxy Statement.

During March 1992, the Company effected a reorganization pursuant to which the Company acquired all of the shares of the operating subsidiaries of AEC-UK. See "The Company - General Development". As part of the reorganization, the Company sold its Electronic Devices, Inc. ("EDI") subsidiary. The results of operations from EDI are included in net income (loss) below as a discontinued operation through fiscal 1992.

                                                                                   Thirty-nine Week
                                             Year Ended                             Period  Ended
                                -------------------------------------------------  -------------------
                                September  September September September September   June 25   June 24
                                 29, 1990  28, 1991  26, 1992  25, 1993  24, 1994      1994     1995
                                 --------- --------- --------- --------- --------- --------- ---------
                                                (In Thousands)
Income Statement Data:
       Net sales                 $ 25,055  $ 19,658  $ 24,504  $ 29,744  $ 35,456  $ 26,900 $  29,685
       Cost of sales               19,930    15,445    17,761    21,097    25,028    19,014    21,385
                                 --------- --------- --------- --------- --------- --------- ---------
       Gross profit                 5,125     4,213     6,743     8,647    10,428     7,886     8,300
       Operating expenses           5,272     4,398     4,458     5,292     6,152     4,653     5,086
       Amortization of intangibles  1,950     8,241<F1>      -        -         -         -         -
                                 --------- --------- --------- --------- --------- --------- ---------
       Operating income (loss)     (2,097)   (8,426)    2,285     3,355     4,276     3,233     3,214
       Interest expense             3,657     3,509     2,428     1,605     1,280     1,095       620
                                 --------- --------- --------- --------- --------- --------- ---------
       Income (loss) before
         income taxes              (5,754)  (11,935)     (143)    1,750      2,996    2,138     2,594
       Income tax expense <F2>          -         -       320       695      1,193      861     1,025
                                 --------- --------- --------- --------- --------- --------- ---------
       Income (loss) from con-
         tinuing operations        (5,754)  (11,935)     (463)    1,055      1,803    1,277     1,569
       Income (loss) from
       discontinued operations        289    (1,805)   (3,151)        -         -         -         -
                                 --------- --------- --------- --------- --------- --------- ---------
       Net income (loss)         $ (5,465) $(13,740) $ (3,614) $  1,055   $  1,803 $  1,277  $  1,569
                                 ========= ========= ========= ========= ========= ========= =========
       Earnings Per Common Share<F3>                                           .60       .46      .41
                                                                             =====     =====     =====

                                                         As of                                   As of
                                 ------------------------------------------------             --------
                                September  September September September September             June 24
                                 29, 1990  28, 1991  26, 1992  25, 1993  24, 1994                 1995
                                 --------- --------- --------- --------- ---------           ---------
Balance Sheet Data:
       Working capital           $  2,338  $  3,856  $  3,573  $  3,957  $  3,948            $  4,720
       Total assets                38,176    27,278    27,348    30,226    33,010              35,879
       Long-term debt              27,789    31,880    18,317    17,665    10,528              11,286
       Total shareholders' equity   6,918    (6,822)    5,635     8,709    17,066              19,048

<F1>
(1)    Includes a $6.3 million charge for unamortized goodwill and a noncompete agreement arising from the 1989 acquisition of the Company by AEC-UK.  The charge was taken at September 28, 1991 as a result of the substantial decline in sales and profitability of the Company's electromechanical products business in fiscal years 1990 and 1991.
<F2>
(2)    The Company has substantial net operating loss carryforwards available to be applied against future taxable income.  As part of the reorganization in March 1992, the Company is required to account for the benefit of the utilization of the net operating loss carryforwards as a credit to additional paid-in capital for financial reporting purposes.
<F3>
(3)    Historical per share amounts for years prior to the year ended September 24, 1994 have not been presented, as the Company's historical capital structure is not comparable to its structure after the Initial Public Offering.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (Dollars in Thousands, Except Per Share Data)

The following selected consolidated financial data of Echlin Inc. for the five years ended August 31, 1994 has been derived from the financial statements audited by Price Waterhouse LLP. The amounts for the nine months ended May 31, 1995 and 1994 are derived from Echlin's unaudited Form 10-Q for the quarter ended May 31, 1995. In the opinion of management, the results for the nine months include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results. The results for the nine months are not necessarily indicative of what actual earnings will be for the year ended August 31, 1995. The selected financial data set forth below should be read in conjunction with the consolidated financial statements and notes thereto of Echlin Inc. which are incorporated by reference in this Proxy Statement.

                                                                                     Nine Months Ended
                                                   Year Ended August 31,                    May 31,
                                  ---------------------------------------------       ---------------
                                      1990      1991      1992      1993      1994      1994      1995
                                 --------- --------- --------- --------- --------- --------- ---------
Income Statement Data:<F1>
  Net sales                     $1,601,254$1,685,876$1,783,362$1,944,463$2,229,474$1,606,451$1,993,811
  Cost of goods sold             1,147,940 1,232,726 1,287,041 1,377,954 1,571,256 1,134,949 1,418,944
                                 --------- --------- --------- --------- --------- --------- ---------
       Gross profit                453,314   453,150   496,321   566,509   658,218   471,502   574,867
  Selling & administrative exp.    368,380   371,980   389,470   420,460   468,511   338,913   396,180
                                 --------- --------- --------- --------- --------- --------- ---------
       Income from operations       84,934    81,170   106,851   146,049   189,707   132,589   178,687
  Interest expense, net             15,983    19,960    12,359     8,473    11,661     7,811    16,668
                                 --------- --------- --------- --------- --------- ---------  --------
       Income before taxes          68,951    61,210    94,492   137,576   178,046   124,778   162,019
  Provision for taxes               21,746    19,557    30,237    44,025    56,975    39,929    53,466
                                 --------- --------- --------- --------- --------- --------- ---------
       Income before cumulative
         effect of accounting
         change                     47,205    41,653    64,255    93,551   121,071    84,849   108,553
  Cumulative effect of
    accounting change <F2>                                                   2,583     2,583
                                 --------- --------- --------- --------- --------- --------- ---------
       Net Income                $  47,205 $  41,653 $  64,255  $ 93,551 $ 123,654 $  87,432 $ 108,553
                                 ========= ========= ========= ========= ========= ========= =========
  Earnings per share:
       Income before cumulative
         effect of accounting
         change <F2>                 $0.85     $0.75     $1.15     $1.60     $2.06     $1.44     $1.83
       Net income                    $0.85     $0.75     $1.15     $1.60     $2.10     $1.48     $1.83
       Dividends per share           $0.70     $0.70     $0.70     $0.70     $0.73     $0.54    $0.585

                                                                                                 As of
                                                     As of August 31,                          May 31,
                                  ---------------------------------------------               --------
                                      1990      1991      1992      1993      1994                1995
                                 --------- --------- --------- --------- ---------           ---------
Balance Sheet Data:
  Working Capital               $  509,260$  479,174$  417,407$  381,989$  487,548          $  618,702
  Total Assets                  $1,192,496$1,191,793$1,241,193$1,263,261$1,577,406          $1,946,461
  Long-term debt                $  235,524$  252,724$  200,878$  157,540$  297,307          $  520,469
  Total shareholders' equity    $  662,430$  649,416$  693,948$  713,822$  798,971          $  873,242

<F1>
(1)    In December 1994, Echlin completed the acquisition of Preferred Technical Group International,
       Inc.  This transaction was accounted for as a purchase.  The following pro forma information reflects the acquisition as if it had occurred on September 1, 1993:


                                                                 Nine Months Ended
                                          Year Ended                   May 31,
                                          August 31,          --------------------
                                                1994                1994      1995
                                           ---------           --------- ---------
          Net Sales                       $2,476,439          $1,781,947$2,071,745
          Income before cumulative
            effect of accounting change     $126,552             $88,006  $112,174
          Net Income                        $129,135             $90,589 $ 112,174

          Earnings per share:
            Income before cumulative
              effect of accounting change      $2.15               $1.49     $1.89
            Net Income                         $2.19               $1.53     $1.89

<F2>
(2)    In fiscal 1994, the provisions of Financial Accounting Standards Board Statement No. 109,
       "Accounting for Income Taxes", were adopted resulting in a one-time gain in net income of $2.6 million or four cents per share.
[/FN]

               SELECTED COMPARATIVE PER SHARE DATA
                           (unaudited)

     The following summary presents unaudited comparative historical and pro forma per share data for Echlin and the Company.

     The amounts designated "Historical" represent, for Echlin, the historical results and give effect to a separate transaction, completed after August 31, 1994 and before the date of this Proxy Statement, which was accounted for as a purchase ("Recent Acquisition"). The amounts presented as "Combined Pro Forma Data" were developed by adding the Company's results for the years ended September 26, 1992, September 25, 1993, September 24, 1994 and the thirty-nine weeks ended June 24, 1995 to Echlin's reported results for the fiscal years ended August 31, 1992, 1993, 1994 and the nine months ended May 31, 1995, respectively. The pro forma amounts assume that the Merger occurred as of September 1, 1991 and that the Recent Acquisition occurred as of September 1, 1993. The amounts shown as "Equivalent Combined Pro Forma Data" are computed by multiplying the Combined Pro Forma Data by the Exchange Ratio of .373 shares of Echlin common stock for each Company share. (The Exchange Ratio is based upon $36.50 which represents the closing price of Echlin stock on November 3, 1995.)

     The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement. See
"Incorporation of Certain Documents by Reference."

                                                      Thirty-Nine
                                   Year Ended         Weeks Ended
                           -------------------------    ---------
                          September September September      June
                           26, 1992  25, 1993  24, 1994  24, 1995
                          --------- --------- --------- ---------
American Electronics Components, Inc. Historical Data:
-----------------------------------------------------
Earnings per share <F1>        -         -     $0.60     $0.41
Dividends per share            -         -         -         -
Shareholder's equity
  per share                    -         -     $4.58     $5.10

                                                   Nine Months
                           Year Ended August 31,         Ended
                        -------------------------      May 31,
                            1992      1993      1994      1995
                       --------- --------- --------- ---------
Echlin Inc. Historical Data:
---------------------------
Earnings per share:
  Income before cumulative
      effect of accounting
      change               $1.15     $1.60     $2.06     $1.83
  Net income               $1.15     $1.60     $2.10     $1.83
Dividends per share        $0.70     $0.70     $0.73     $.585
Shareholders' equity
  per share                    -         -    $13.52    $14.66

Combined Pro Forma Data:
-----------------------
Earnings per share:
  Income before cumulative
      effect of accounting
      change <F1>              -         -     $2.12     $1.87
  Net income <F1>              -         -     $2.17     $1.87
Dividends per share        $0.70     $0.70     $0.73     $.585
Shareholders' equity
  per share                    -         -    $13.48    $14.62

Equivalent Combined Pro Forma Data:
----------------------------------
Earnings per share <F1>        -         -     $0.81     $0.70
Dividends per share            -         -         -         -
Shareholders' equity per share -         -     $5.03     $5.45

<F1>
(1) Historical per share amounts for years prior to the year ended September 24, 1994 have not been presented, as the Company's historical capital structure is not comparable to its structure after the Initial Public Offering. As a result, Combined and Equivalent Combined Pro Forma per share amounts for the periods prior to August 31, 1994 have not been presented.

                           THE MEETING

General Information

     This Joint Proxy Statement/Prospectus (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of American Electronic Components, Inc. (the "Company") of proxies to be voted at a Special Meeting of Shareholders to be held on __________ , __________ , 1995, at
8:00 a.m., local time, at the Atrium of the Sales and Engineering Building of American Electronic Components, Inc., 1010 North Main Street, Elkhart, Indiana (the "Meeting"), and at any adjournments thereof. This Proxy Statement and proxy card were first mailed to shareholders on or about __________ , 1995.

Purpose of Meeting

     The Meeting has been called to consider and vote upon the acquisition of the Company pursuant to an Agreement and Plan of Reorganization, dated as of October 6, 1995, and an Agreement and Plan of Merger, to be dated as of or prior to the effective date of the Merger (collectively, the "Merger Agreement"), among the Company, Echlin Inc., a Connecticut corporation ("Echlin") and Echlin Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Echlin ("Subsidiary"), under which the Company will merge into Subsidiary (the "Merger"), with the Company thereby becoming a wholly owned subsidiary of Echlin and the outstanding shares of common stock of the Company (the "Shares") thereby being converted into a right to receive an amount of common stock of Echlin determined by dividing $13.625 by the lesser of $40 or the average of the closing prices on the New York Stock Exchange of Echlin common stock for the 20 trading days prior to the completion of the Merger. For more information, see "Merger of the Company - Summary of the Merger Agreement - Merger Consideration".

Voting Information

     The Shares constitute the only voting securities of the Company. A majority of all outstanding Shares is necessary for a quorum. Under Indiana law, once a Share is represented for any purpose at a meeting it is deemed present for quorum purposes for the remainder of the meeting. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon is required for the approval of the Merger. Abstentions and broker non-votes will have the same effect as a vote against approval of the Merger.

     A proxy may be revoked by a shareholder of record at any time with respect to any proposal before it is exercised by giving written notice of its revocation to the Secretary of the Company, by filing with the Secretary a subsequently dated proxy, or by attending the Meeting or any adjournments thereof and voting in person. All Shares represented by the accompanying proxy will be voted as directed by the shareholder if the proxy is executed and returned and if the Shares are eligible to vote. IF NO INSTRUCTIONS ARE INDICATED IN THE PROXY, SUCH SHARES WILL BE VOTED FOR APPROVAL OF THE MERGER.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE IN FAVOR OF THE MERGER.

     The principal shareholders (Baker, Fentress & Company; Second Consolidated Trust plc; and North Atlantic Smaller Companies Investment Trust plc) and the executive officers of the Company have agreed to vote their Shares FOR approval of the Merger Agreement. Upon the vote of such Shares, in accordance with the agreements stated above, both the quorum and vote required for approval of the Merger Agreement at the Meeting would be satisfied.

     At the close of business on November 1, 1995, the record date for the Meeting, 3,731,871 Shares were outstanding, all of which are entitled to be voted. Each shareholder is entitled to one vote for each Share held.

     The cost of soliciting proxies will be borne by the Company.
The solicitation of proxies will be limited to the use of the mails. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Shares.

               PRINCIPAL HOLDERS OF COMPANY SHARES

     The respective number of the Shares and percentages of the Shares beneficially owned by (i) each Director of the Company;
(ii) each Executive Officer of the Company who is not a Director;
(iii) the Directors and Executive Officers of the Company as a group, and (iv) all persons beneficially owning more than five percent of the Shares, are set forth on the following table:

Name and Address                                 Number of Shares    Percent of Total
of Beneficial Owner                            Beneficially Owned  Shares Outstanding
-------------------                            ------------------  ------------------
Baker, Fentress & Company <F1>                          1,511,372               40.5%
Suite 3510, 200 West Madison Street
Chicago, Illinois 60606

Second Consolidated Trust plc <F2>                        329,513                8.8%
Exchange House, Primrose Street
London, EC2A2NY England

David D. Webster <F3>                                     179,148                4.7%
1010 North Main Street
Elkhart, Indiana 46515

John F. Howard <F4>                                       128,115                3.4%
1010 North Main Street
Elkhart, Indiana 46515

Richard J. Van Es <F5>                                    102,759                2.7%
1010 North Main Street
Elkhart, Indiana 46515

James P. Gorter <F1>                                    1,511,372               40.5%
Suite 3510, 200 West Madison Street
Chicago, Illinois 60606

David D. Peterson <F1>                                  1,511,372               40.5%
Suite 3510, 200 West Madison Street
Chicago, Illinois 60606

Leo L. Weber                                                2,700                 *
38000 Hills Tech Drive
Farmington Hills, Michigan 48331-3417

William H. Lawson <F6>                                      2,700                 *
400 East Spring Street
Bluffton, Indiana 46714

Christopher H. B. Mills <F7>                              170,095                4.6%
30 Queen Anne's Gate
London, SW1H9AL England

All directors and executive
officers as a group (8 persons) <F8>                    2,096,889               52.7%

*    Less than 1%.

<F1>
(1)  Baker, Fentress is a registered investment company under the Investment Company Act of 1940.  Mr. Gorter is the Chairman of the Board, and Mr. Peterson is the President,
     Chief Executive Officer and a director, of Baker, Fentress.  Mr. Gorter and Mr.
     Peterson each disclaim beneficial ownership of the 1,511,372 shares shown as owned by
     Baker, Fentress.
<F2>
(2)  Second Consolidated Trust plc is an investment trust quoted on the London Stock
     Exchange.
<F3>
(3)  Consists of 94,148 issued shares and options to purchase 85,000 shares, all of which are currently exercisable.  93,148 issued shares are held in a trust as to which Mr.
     Webster has sole voting and investment power.
<F4>
(4)  Includes options to purchase 82,200 shares, all of which are currently exercisable.
<F5>
(5)  Includes options to purchase 82,200 shares, all of which are currently exercisable.
<F6>
(6)  All 2,000 shares are held in a trust as to which Mr. Lawson has sole voting and investment power.
<F7>
(7)  Includes 162,431 shares owned by North Atlantic Smaller Companies Investment Trust plc ("North Atlantic"), a closed-end mutual fund quoted on the London Stock Exchange.
     Mr. Mills is Chief Executive of North Atlantic, and disclaims beneficial ownership of the 162,431 shares owned by North Atlantic.
<F8>
(8)  Includes 1,511,372 shares owned by Baker, Fentress, as to which Messrs. Gorter and
     Peterson disclaim beneficial ownership, and 162,431 shares owned by North Atlantic, as to which Mr. Mills disclaims beneficial ownership.

                      MERGER OF THE COMPANY

Introduction

     On October 6, 1995, the Company, Echlin and Subsidiary entered into an Agreement and Plan of Reorganization pursuant to which the Company will merge with and into Subsidiary and the Company will become a wholly-owned subsidiary of Echlin. Echlin and Subsidiary have their principal executive offices at 100 Double Beach Road, Branford, Connecticut (telephone (203) 481-
5751). Echlin is a Connecticut corporation. Subsidiary, which was formed for purposes of the Merger, is a Delaware corporation and a wholly-owned subsidiary of Echlin. Echlin is a world-wide supplier of products which maintain or improve the efficiency and safety of motor vehicles with operations on six continents. Echlin's principal products are brake system parts, engine system parts, other vehicle parts and non-vehicular products.

     The terms of the Merger Agreement, and the amount and nature of the consideration to be provided pursuant thereto, were determined as a result of arms-length negotiation between the Company and Echlin. See "Merger of the Company - Reasons for the Merger; Recommendation of the Company's Board of Directors" for information regarding the factors considered by the Company's Board of Directors in determining that the terms of the Merger are fair to the shareholders of the Company.

     The principal shareholders (Baker, Fentress & Company; Second Consolidated Trust plc; and North Atlantic Smaller Companies Investment Trust plc) and the executive officers of the Company have agreed to vote their Shares FOR approval of the Merger Agreement. Upon the vote of such Shares, in accordance with the agreements stated above, both the quorum and vote required for approval of the Merger Agreement at the Meeting would be satisfied.

Background of the Merger

     Since the development of its sensor products in 1988, the Company's sales mix has evolved to be substantially influenced by its sales of sensor products to the automotive sector. In fiscal 1994, sales of sensor products comprised approximately 34% of total sales for the Company.

     After an internal strategic review was performed by the Company early in 1995, management determined that trends in the automotive industry would continue to place substantial capital and other resource requirements on suppliers to original equipment manufacturers ("OEMs"). In light of the Company's limited access to capital and lack of international infrastructure, management determined that it should explore ways to position the Company to capitalize on growth opportunities, particularly within its sensor product line. Therefore, on March 10, 1995, the Company engaged the investment banking firm of The Chicago Corporation ("Chicago Corp") as its exclusive financial advisor to assist in a review of strategic and financial alternatives, including a possible business combination or other transaction involving the Company or any of its subsidiaries or businesses.

     From April to June, Chicago Corp, on a confidential basis, contacted potentially interested parties, including Echlin.
Based upon indications of interest, several parties were invited to perform a review of the Company, including discussions with management of the Company. Echlin entered into a confidentiality agreement, dated May 16, 1995, with Chicago Corp, acting on behalf of the Company, pursuant to which Echlin agreed, among other things, to keep confidential certain non-public confidential and proprietary information of the Company furnished to Echlin. During June and July, Echlin representatives, Chicago Corp and management of the Company had numerous meetings and discussions.

     On July 27, 1995, Echlin indicated it placed a non-binding, preliminary range of value between $13.50 and $15.00 per share on the Company. The indication, according to Echlin, was based on limited information and any firm proposal would require extensive due diligence, approval by Echlin's Board of Directors and negotiation of a definitive agreement.

     During the month of August, Echlin and other interested parties conducted due diligence. On September 1, 1995, Echlin submitted a letter refining its evaluation to $14.00 per share, based on acquiring the shares of the Company in an exchange for Echlin shares in a tax free reorganization. The letter indicated that any formal proposal was subject to specific due diligence items, including environmental surveys and reviews, approval of Echlin's Board of Directors and execution of a definitive agreement.

     After consulting with the Company's Board of Directors, Chicago Corp advised Echlin that the Company would work with Echlin on due diligence to confirm the valuation for the Company. Chicago Corp further indicated that (i) there had been no decision by the Company's Board to sell the Company and (ii) the Company was willing to proceed on a non-exclusive basis.

     During the month of September, Echlin completed its due diligence and the Merger Agreement was negotiated. Upon further negotiation, Echlin reduced its proposal from $14.00 per share to $13.625 per share. Inquiries made by Chicago Corp to other interested parties determined that there was no other proposal competitive with the Echlin proposal.

     On October 6, 1995, Echlin's Board of Directors approved the Merger Agreement. In the evening of October 6, 1995, the Board of Directors of the Company met to consider the final terms of the Merger Agreement. At this meeting, representatives of Chicago Corp reviewed financial analyses and delivered Chicago Corp's opinion to the Company's Board of Directors to the effect that, as of such date, the consideration proposed to be received by the shareholders of the Company in the Merger was fair to such holders from a financial point of view. The Board of Directors of the Company then determined that the terms of the Merger Agreement were fair to, and in the best interests of, the Company and its shareholders, approved the Merger Agreement and resolved to recommend that the Company's shareholders approve the Merger Agreement.

     At approximately 9:00 a.m., New York City time, on October
9, 1995, Echlin and the Company issued a joint press release announcing the execution of the Merger Agreement.

Reasons for the Merger; Recommendation of the Company's Board of Directors

     By a unanimous vote at a meeting held on October 6, 1995, the Company's Board of Directors determined the Merger to be in the best interests of the Company and its shareholders and approved the Merger and the Merger Agreement. The Board of Directors of the Company believes that the Merger will permit holders of Shares to receive a substantial premium in the form of Echlin common stock. The Board based its conclusion, in part, on the relative trading prices of the Shares and shares of Echlin common stock to be received by shareholders of the Company. Additionally, the Company's Board believes that the Merger will provide its shareholders with a financially attractive opportunity for continued equity participation in a larger and more diversified enterprise with a generally more active trading market.

     During the course of its deliberations, the Company's Board of Directors considered a number of factors, including, among other things, (i) the terms of the Merger and the Merger Agreement generally, including the amount and form of consideration to be received; (ii) the results of operations, financial condition, business and competitive position of the Company and Echlin, both on an historical and prospective basis;
(iii) the historical market price of the Shares and Echlin common stock; (iv) reports of selected investment analysts concerning Echlin; (v) the structure of the Merger permitting the holders of Shares to exchange their Shares for Echlin common stock on a tax-free basis; (vi) the views of the Company's management; (vii) an assessment of the Company's strategic alternatives; (viii) the presentations by Chicago Corp given to the Board of Directors; and (ix) the Merger Agreement provisions permitting the Company to accept an alternative offer from a party other than Echlin to the extent required by law, including pursuant to the fiduciary duties of directors and officers (recognizing, however, that the effect of the expense provisions of the Merger Agreement may increase the cost of any such alternative offer to the offeror).

     The Company's Board believes that the Merger with Echlin will present growth opportunities that would not otherwise be available as an independent entity, including internal expansion programs that require the resources of a larger organization, and the pursuit of acquisition candidates that offer synergistic and accretive benefits. In particular, the Company's Board believes that after the Merger the Company will be in a strong position to pursue a more aggressive worldwide expansion program and introduce new products either developed internally or obtained through acquisitions.

     In view of the variety of factors considered by the Company's Board of Directors in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to such factors. Individual members of the Company's Board may have given different weights to different factors.

Opinion of the Company's Financial Advisor

     The Company retained Chicago Corp to act as its exclusive financial advisor to assist in a review of strategic and financial alternatives, including a possible business combination or other transaction involving the Company or any of its subsidiaries or businesses. At the meeting of the Company's Board of Directors on October 6, 1995, Chicago Corp delivered its opinion to the Company's Board that, as of such date, the consideration to be received by the shareholders of the Company in the Merger was fair to such shareholders from a financial point of view. The full text of the written opinion of Chicago Corp dated October 6, 1995, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B to this Proxy Statement and is incorporated herein by reference. Shareholders of the Company are urged to read this opinion carefully in its entirety. Chicago Corp's opinion is directed only to the fairness of the consideration to be received by the shareholders of the Company in the Merger from a financial point of view and has been provided pursuant to Chicago Corp's engagement for the purpose of assisting the Company in its evaluation of the Merger. Chicago Corp's opinion does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Meeting. The summary of the opinion of Chicago Corp set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company does not expect to ask Chicago Corp to issue a later-dated opinion, and it is not a condition to consummation of the Merger that it do so.

     In arriving at its opinion, Chicago Corp (i) reviewed the Merger Agreement; (ii) met with senior management of the Company to discuss the business and prospects of the Company; (iii) met with senior management of Echlin to discuss the business and prospects of Echlin; (iv) reviewed certain publicly available business and financial information relating to the Company and Echlin; (v) reviewed financial forecasts of the Company that were provided to Chicago Corp by the Company, which information is not publicly available; and (vi) considered certain financial and stock market data of the Company and Echlin and compared that data with similar data for other publicly held companies which Chicago Corp deemed relevant, the financial terms of certain other business combinations which have recently been effected, and such other information, financial studies, analyses and investigations and financial, economic and market criteria which Chicago Corp deemed relevant.

     In rendering its opinion, Chicago Corp did not assume any responsibility for independent verification of any of the foregoing information and, with the Company's consent, relied on its being complete and accurate in all material respects. With respect to financial forecasts, it assumed, with the Company's consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to future financial performance of the Company. Chicago Corp has not made or been furnished with an independent evaluation or appraisal of the assets of the Company.

     In preparing its opinion to the Board of Directors of the Company, Chicago Corp performed a variety of financial and comparative analyses, including those described below. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying Chicago Corp's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Chicago Corp did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Accordingly, Chicago Corp believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Chicago Corp made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Comparable Company Analysis

     Chicago Corp reviewed and analyzed selected current and historical financial and stock market information concerning the Company, including the Company's revenue, earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income, book value and assets for the latest twelve months ("LTM") ended June 30, 1995 and the fiscal years ended September 1992, 1993, 1994 and anticipated results for the fiscal year ended September 30, 1995, as well as the Company's market capitalization as of October 5, 1995, prior to an announcement of a transaction. Chicago Corp also reviewed selected financial ratios, including EBIT, EBITDA and net margins; three year historical compounded average growth rates for sales, EBIT and net income; and debt to total capitalization ratios. Chicago Corp compared this information to similar publicly available information with respect to other publicly traded companies engaged primarily in supplying electrical and other parts to automotive OEMs including Breed Technologies, Inc., Gentex Corporation, Hilite Industries, Inc., Littelfuse, Inc., Superior Industries International, Arvin Industries, Borg-Warner Automotive, CTS Corporation, MascoTech, Inc., Masland Corporation, Simpson Industries, Inc., A.O. Smith Corporation and Varity Corp. In this comparative analysis Chicago Corp noted several significant factors. The Company was the smallest of these companies, with significantly lower market capitalization, revenues, EBIT, EBITDA, net income and assets than any of the other comparable companies. However, Chicago Corp also noted that the Company's EBIT, EBITDA and net margins for the latest twelve month period were comparable to those of certain higher margin and higher growth automotive OEM suppliers including Breed Technologies, Gentex, Hilite, Littelfuse and Superior Industries. Furthermore, although no company or business used in the comparable company analysis is identical to the Company, Chicago Corp noted that within this group, the Company's market capitalization, leverage and profitability statistics and growth characteristics were most similar to comparable data for Hilite. Therefore, Chicago Corp concluded that Hilite is the company most comparable to the Company.

     Accordingly, for valuation purposes, Chicago Corp placed emphasis on Hilite's market multiples in addition to giving consideration to market multiples of the other comparable companies in arriving at an implied valuation of the Company. Chicago Corp calculated multiples of market price to LTM net earnings per share ("EPS"), 1995 estimated calendar EPS and 1996 estimated calendar EPS as estimated by Zack's Investment Research, and tangible book value as of the end of the most recent fiscal quarter. Chicago Corp also calculated multiples of adjusted market capitalization (defined as the market value of common equity plus book value of total debt and preferred stock, less cash) to LTM EBIT, LTM EBITDA and LTM revenues.

     Hilite Industries' market multiples were 10.4x LTM EPS, 9.8x 1995 estimated calendar EPS, 2.7x tangible book value, 7.4x LTM EBIT, 6.5x LTM EBITDA and 0.8x LTM revenues. These market multiples were calculated as of October 5, 1995, and were pro forma for the acquisition of North American Spring and Stamping Company on July 21, 1995. Based on these multiples and giving consideration to the market multiples of the other comparable companies, Chicago Corp arrived at a range of multiples to apply to the Company's respective performance parameters.

     Chicago Corp reviewed the Company's operating results for the fiscal year ended September 24, 1994, the LTM ended June 30, 1995, as well as for the fiscal year ended September 30, 1995, as estimated by the Company, and determined that the estimated results for the fiscal year ended September 30, 1995, were the most appropriate for the valuation analysis. A control premium of 30%, which was determined through a study of control premiums for publicly announced 100% stock for stock transactions from January 1, 1994, to September 30, 1995, was applied to the range of multiples selected by Chicago Corp. This resulted in a value of $7.91 to $12.79 per Share as compared with consideration valued at $13.625 in the Echlin transaction.

Comparable Transaction Analysis

     Using publicly available information, Chicago Corp compared the valuation of the Company implied by the Merger using the Company's LTM performance ended June 30, 1995, and management's estimates of results for the fiscal year ended September 30, 1995, with those of 16 completed and pending transactions involving automotive OEM suppliers which have taken place since August, 1992. These transactions included but were not limited to Varity Corp.'s pending acquisition of the remaining interest in Hayes Wheels Int'l, Inc., Collins & Aikman Corporation's pending acquisition of Larizza Industries, Inc., Hilite's acquisition of North American Spring and Stamping Company, Lear Seating Corporation's acquisition of Automotive Industries Holdings, Inc., Douglas & Lomason Company's acquisition of Bestop, Inc., Echlin's acquisition of Preferred Technical Group Int'l, Breed Technologies, Inc.'s acquisition of Hamlin, Inc. and Echlin's acquisition of Sprague Devices, Inc.

     Chicago Corp analyzed purchase prices and transaction values (purchase price plus debt, preferred stock and capital leases, less cash), and considered these as multiples of LTM EPS, book value, LTM EBIT, LTM EBITDA and LTM revenues. The transaction values of the comparable transactions as a multiple of LTM revenues ranged from 0.5x to 1.5x with a median of 0.9x. The value of the Echlin transaction represents a multiple of 1.7x the Company's LTM revenues, and 1.6x the Company's estimated 1995 revenues. As a multiple of the LTM EBIT, the transaction value of the comparable transactions ranged from 6.4x to 15.7x with a median ratio of 11.0x. The value of the Echlin transaction represents 15.6x the Company's LTM EBIT and 13.3x estimated 1995 EBIT. As a multiple of the LTM EBITDA, the transaction value of the comparable transactions ranged from 4.8x to 11.7x with a median ratio of 7.0x. The Echlin transaction represents a multiple of 10.4x the Company's LTM EBITDA and 9.4x the Company's estimated 1995 EBITDA.

     As a multiple of book value, the purchase price of the comparable transactions ranged from 1.9x to 10.3x, with a median ratio of 3.5x. The Echlin transaction is valued at 2.9x the Company's book value as of June 30, 1995, and 2.7x the Company's estimated book value as of September 30, 1995. The purchase price of the comparable transactions ranged from 9.6x to 32.0x LTM net income, with a median value of 17.9x. The Echlin transaction represents a multiple of 26.0x the Company's LTM EPS, and 22.7x the Company's estimated 1995 fiscal year EPS.

Control Premium Analysis

     Chicago Corp calculated the potential premium to the Company shareholders represented by consideration of Echlin common stock equal to $13.625 relative to the Company's average daily closing stock for the 60 day period ended October 5, 1995. Based on the 60-day average closing price of the Shares of $9.60 and consideration of $13.625 in Echlin common stock per Share, Chicago Corp calculated a premium of 41.9% to the 60-day average closing price of the Shares.

     Chicago Corp also analyzed average merger premiums paid in other 100% stock for stock transactions from January 1, 1994, to September 30, 1995, and found average premiums ranging from 30% to 40% over closing stock prices ranging from 1 day to 4 weeks prior to public announcement of selected transactions. Chicago Corp observed that the potential premiums to the Company shareholders compared favorably with average premiums received in recent 100% stock for stock merger transactions.

Contribution Analysis

     Chicago Corp reviewed certain historical and projected operating information, including sales, operating profit and net income for the Company and Echlin and the pro forma combined entity resulting from the Merger, excluding any of the potential cost savings and synergies that may be realized. This analysis indicated that based on Echlin's performance for fiscal 1995 and estimated results for fiscal 1996 as reflected in recent analyst's reports, the Company would contribute to the pro forma combined entity about 1.4% and 1.3% of revenue for 1995 and 1996, respectively, 1.8% and 1.9% of operating profit for fiscal 1995 and 1996, respectively, and 1.5% and 1.6% of net income for fiscal 1995 and 1996, respectively, as compared to the approximately 2.5% ownership interest (based on average closing prices of Echlin common stock for the 20 days preceding
October 5, 1995 of $35.45) of current holders of the Shares that will result from Echlin providing consideration valued at $13.625 in Echlin common stock to Company shareholders pursuant to the Merger.

Discounted Cash Flow

     Chicago Corp prepared a discounted cash flow ("DCF") analysis of the Company based on the Company's financial statement forecasts for fiscal years 1996 through 1999. Chicago Corp discounted the Company's projected future cash flows to present value utilizing various discount rates and estimated the terminal value of the Company by applying a terminal, or exit, multiple to the Company's projected EBITDA in 1999. The terminal value was also discounted to present value using the various discount rates. Discount rates and exit multiples were chosen to reflect growth prospects, relative risks and market valuation considerations. In preparing the DCF analysis, Chicago Corp applied discount rates ranging from 15.5% to 18.5%. Chicago Corp advised the Company's Board of Directors to focus on the values generated by those discount rates that the directors deemed to appropriately reflect the probabilities of the Company's achievement of its projections. Also, in preparing the DCF analysis, Chicago Corp used exit multiples of EBITDA of 5.0x, 5.5x and 6.0x, which were consistent with those indicated in the comparable company analyses. Based on this DCF analysis, the range of per Share values as indicated by the projected cash flows was estimated to be $12.50 to $14.01.

Historical Stock Trading Ranges

     Chicago Corp also prepared and considered several charts and graphs relating to the historical trading prices and volumes of the Company, Echlin, the comparable companies and the S&P 400
Industrial Index.





Other Analyses

     Chicago Corp also undertook such other studies, analyses and investigations and considered such other factors as it deemed necessary or appropriate for the purpose of rendering its opinion. Chicago Corp assessed the consideration to be provided to the Company shareholders pursuant to the Merger Agreement in relation to the financial condition, results and prospects of the Company.

 The Company engaged Chicago Corp as its advisor because Chicago Corp has experience in the evaluation of businesses in connection with mergers, acquisitions and other transactions, and is knowledgeable about the Company through past involvement with the Company. No limitations were imposed by the Company upon the scope of the investigation or otherwise with respect to the opinion rendered by Chicago Corp.

     Chicago Corp will receive a financial advisory fee upon consummation of the Merger equal to the excess of 1.5% of the "Transaction Value" of the Merger over retainer fees of $50,000 and an opinion fee of $100,000. For purposes of computing the financial advisory fee, the Transaction Value shall be the market value of the Echlin common stock to be issued in the Merger (including the value of Echlin common stock issued pursuant to options to purchase common stock of the Company less the exercise price for such options) as of the closing date of the transaction, in addition to the unpaid principal amount of any funded-debt obligation assumed, discharged or existing at the time of the closing of the transaction. The total fees payable to Chicago Corp will be approximately $950,000. Such amount, other than the retainer and opinion fees aggregating $150,000, is contingent upon the consummation of the Merger. The Company has also agreed to reimburse Chicago Corp for its reasonable travel, legal and other out-of-pocket expenses and to indemnify Chicago Corp against certain liabilities, including liabilities under federal securities laws arising out of or relating to Chicago Corp's engagement.

     In the ordinary course of business, Chicago Corp and its affiliates may actively trade the equity securities of the Company and Echlin for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Chicago Corp provided investment banking services to the Company in connection with the Company's initial public offering in June 1994 and received fees for the rendering of such services in the amount of approximately $440,000. In addition, Chicago Corp and its affiliates may maintain business relationships with the Company and Echlin.

Interest of Certain Persons

     Directors Gorter and Peterson are associated with Baker, Fentress & Company, a registered investment company. Baker, Fentress & Company is the largest holder of the Shares. See
"Principal Holders of Company Shares."

Summary of the Merger Agreement

     The following summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is Appendix A to this Proxy Statement (excluding exhibits) and which is incorporated herein by reference.

     The Merger

     In accordance with the provisions of the Merger Agreement, at the time the Merger becomes effective (the "Effective Time") (which is anticipated to follow as soon as practicable the receipt of shareholder and regulatory approvals), the Company will be merged with and into Subsidiary, with Subsidiary as the surviving corporation. Each Share issued and outstanding immediately prior to the Effective Time will automatically be converted into a right to receive Echlin common stock equal to the Merger Consideration (as defined below). As a result, the Company will become a wholly-owned subsidiary of Echlin. After the Effective Time, each certificate evidencing Shares will evidence only the right to receive the Merger Consideration.

     Merger Consideration

     Exchange Ratio. Pursuant to the Merger Agreement, at the Effective Time, without any action on the part of the shareholders of the Company, each Share will automatically be canceled in exchange for an amount of Echlin common stock (except for fractional shares, as described below) determined by rounding to the nearest thousandth (0.001) the quotient of $13.625 divided by the Base Price of Echlin common stock (the "Merger Consideration"). For these purposes, the "Base Price" of Echlin common stock shall equal the lesser of $40 or the average of the closing prices on the New York Stock Exchange of Echlin common stock as reported by The Wall Street Journal for the 20 trading days prior to the closing date of the Merger. Each outstanding option to purchase common stock of the Company (the "Options") will be canceled in exchange for Echlin common stock determined as set forth above, except that, in lieu of $13.625 there shall be used the difference between $13.625 and the per share exercise price provided for the exercise of such Option, but only if the exchange of Echlin common stock for Options does not prevent pooling of interests treatment for the Merger transaction. See "Merger of the Company - Accounting Treatment."

     Fractional Shares. No fractional shares of Echlin common stock will be issued in the Merger. Each shareholder of the Company entitled to receive a fractional share will, in lieu of such fractional share, receive an amount equal to the result of multiplying the Base Price by the fractional share to which such shareholder would otherwise have been entitled pursuant to the Merger.

     Exchange of Stock Certificates. The conversion of Shares into Echlin common stock will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing Shares will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such Echlin common stock.

     At or prior to the Effective Time, Echlin will deposit, or cause to be deposited, with The First National Bank of Boston, the exchange agent in the Merger (the "Exchange Agent"), the Merger Consideration for the benefit of the Company shareholders. As soon as reasonably practicable after the Effective Time, the Exchange Agent will send a transmittal letter and instructions to each record holder of certificates for Shares converted into the right to receive the Merger Consideration, advising such holder of the procedures for surrendering such certificates in exchange for a certificate for the number of whole shares of Echlin such holder is entitled to receive pursuant to the Merger, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for Shares will pass, only upon proper delivery of the certificates for Shares to the Exchange Agent and will be in such form and have such other provisions as Echlin may reasonably specify. Shareholders of the Company are requested not to surrender their certificates for exchange until such letter of transmittal and instructions are received. The shares of Echlin into which Shares will be converted in the Merger will be deemed to have been issued at the Effective Time.

     Prior to presentation and surrender of certificates representing Shares together with a duly executed letter of transmittal and any other required documents, the holders of Shares will not be entitled to receive any dividend or other distribution payable to holders of shares of the Echlin common stock or interest upon cash which has been withheld; provided, upon surrender of such certificates, such holders will be paid, without interest, an amount equal to the dividends and other distributions withheld with respect to the shares of Echlin common stock into which such Shares have been converted. All Shares presented and surrendered will be canceled.

     Representations and Warranties

     The Merger Agreement contains representations and warranties by the parties including, but not limited to, representations and warranties regarding their organization, capitalization and authority to enter into the Merger Agreement. In addition, the Company has made certain representations and warranties concerning, without limitation, its subsidiaries, properties, legal matters, compliance with laws, employee benefit plans, insurance, financial statements, contracts, tax matters, environmental matters, relationships with customers and suppliers, the absence of certain adverse changes and the net worth of the Company as of the end of the fiscal year ending September 30, 1995. None of the representations and warranties contained in the Merger Agreement and any schedule or exhibit thereto shall survive the closing of the Merger.

     Certain Covenants

     The Company has agreed, prior to closing, among other things, (i) to carry on its business in the ordinary course consistent with prior practice; (ii) not to: amend its Articles of Incorporation or By-Laws; acquire outside the ordinary course of business consistent with prior practice any business or any corporation, partnership, association or other business organization or division thereof, or make any investment in or acquisition of any entity in an amount in excess of $250,000; declare, set aside, make or pay any dividend or other distribution in respect of any shares of its capital stock; except in connection with the exercise of options to purchase its stock, issue or sell or purchase or redeem, directly or indirectly, any shares of its capital stock or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; except as disclosed in the Merger Agreement, incur any indebtedness for borrowed money or issue or sell any debt securities except such indebtedness or debt securities which are incurred under agreements in effect on the date of the Merger Agreement or which have a maturity of less than one year and are, in either case, incurred, issued or sold in the ordinary course of business consistent with prior practice; grant to any officer or director any increase in compensation or benefits or in severance or termination pay, or enter into any employment agreement with any officer or director, other than in the ordinary course of business consistent with prior practice; except as contemplated by or disclosed in the Merger Agreement, adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, insurance, incentive compensation, deferred compensation, severance, vacation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees, other than in the ordinary course of business consistent with prior practice; or make any changes in accounting principles or practices except such changes as are, in the opinion of McGladrey & Pullen, required to be made in order to comply with generally accepted accounting principles; (iii) promptly to advise Echlin orally and in writing of: any agreement, transaction or expenditure which it intends to enter into which is likely to involve more than $250,000 in the aggregate; the occurrence of any fact, circumstance or change in the condition of the Company or any of its subsidiaries, which fact, circumstance or change is or may be materially adverse or may interfere with the consummation of the transactions contemplated by the Merger Agreement; any inquiry or proposal which it reasonably expects may lead to any proposal for a merger or other business combination involving the Company or any of its subsidiaries or for the acquisition of a substantial equity interest in or a substantial portion of the assets of the Company or any of its subsidiaries; and receipt by it of certain notification of any purchase or proposed purchase of any securities of the Company by any person or entity other than Echlin or Subsidiary; and (iv) to use its best efforts to comply promptly with all filing requirements applicable to the Company or any of its subsidiaries with respect to the Merger and to cooperate with and promptly to furnish information to Echlin in connection with all such filing requirements imposed upon Echlin or any subsidiary of Echlin, and to use its best efforts to obtain all necessary consents, authorizations or approvals of, or exemptions by, any government or governmental authority applicable to the Company or any of its subsidiaries in connection with the Merger.

     Echlin has agreed, prior to closing, among other things, to use its best efforts to comply promptly with all filing requirements applicable to it or any of its subsidiaries with respect to the Merger and to cooperate with and promptly to furnish information to the Company in connection with all such filing requirements imposed upon the Company or any of its subsidiaries, and to use its best efforts to obtain all necessary consents, authorizations or approvals of, or exemptions by, any government or governmental authority applicable to Echlin or any of its subsidiaries in connection with the Merger. Echlin and Subsidiary have jointly and severally agreed to indemnify and hold harmless the officers and directors of the Company for any and all liability which they may have incurred, including attorney fees and expenses incurred by them, in connection with their actions as officers and directors for and on behalf of the Company, to the fullest extent permitted by the laws of the State of Indiana.

     Echlin and the Company have agreed, among other things, to coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each other in connection with fulfilling their respective obligations under the Merger Agreement, and to execute, or cause to be executed, such documents and other papers, and take, or cause to be taken, such further actions, as may be reasonably required to carry out the provisions of the Merger Agreement and the transactions contemplated thereby.

     Conditions to Closing

     The obligation of Echlin and Subsidiary to close the Merger is subject to the following conditions, among others: (i) the accuracy of the Company's representations and warranties in all material respects; (ii) the Company and its subsidiaries shall have performed and complied in all material respects with all agreements, covenants and conditions required by the Merger Agreement; (iii) all applicable waiting periods, including any extensions thereof, under the Hart-Scott-Rodino Antitrust Improvement Act (the "HSR Act") applicable to the purchase of the Shares shall have expired or been terminated; each party to the Merger Agreement shall have obtained all required third party authorizations, approvals, consents and waivers required to be obtained, and made all required filings with third parties, the lack of which, prior to the closing of the Merger, would render legally impermissible, or would materially adversely affect, the consummation of the transactions contemplated by the Merger Agreement; and on the closing date of the Merger there shall exist no injunction or other order issued by a court of competent jurisdiction which would make consummation of the Merger unlawful, and there shall be no suit, action, proceeding or governmental investigation pending or, to the knowledge of any party, threatened which seeks to restrain or prohibit the consummation of the Merger, or which might, directly or indirectly, interfere with the Merger; (iv) the registration statement of which this Proxy Statement is a part shall be effective and no proceedings by the Commission or any state securities authority to revoke or stay such effectiveness shall be pending or threatened; (v) the shares of Echlin stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance;
(vi) all necessary state securities and blue sky permits and approvals required to carry out the Merger shall have been obtained; (vii) all corporate action necessary to authorize the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the transactions contemplated in the Merger Agreement (including the adoption by the requisite vote of shareholders of the Company) shall have been duly and validly taken, and the Company shall have full power and right to merge on the terms provided in the Merger Agreement; (viii) there shall have been delivered to Echlin, not less than ten calendar days prior to the closing date of the Merger, the audited consolidated financial statements of the Company for the fiscal year ended September 30, 1995, certified by its certified public accountants; and (ix) there shall not have occurred any decline in the Dow Jones Industrial Average by an amount in excess of 20%.

     The obligation of the Company to close the Merger is subject to the following conditions, among others, (i) the accuracy in all material respects of Echlin's and Subsidiary's representations and warranties; (ii) Echlin and Subsidiary shall have performed and complied in all material respects with all agreements, covenants, and conditions required by the Merger Agreement; (iii) all applicable waiting periods, including any extensions thereof, under the HSR Act shall have expired or been terminated; each party to the Merger Agreement shall have obtained all required third party authorizations, approvals, consents and waivers required to be obtained, and made all required filings with third parties, the lack of which, prior to the closing of the Merger, would render legally impermissible, or would materially adversely affect, the consummation of the transactions contemplated by the Merger Agreement; and on the closing date of the Merger, there shall exist no injunction or other order issued by a court of competent jurisdiction which would make consummation of the Merger unlawful, and there shall be no suit, action, proceeding or governmental investigation pending or, to Echlin's knowledge, threatened which seeks to restrain or prohibit the consummation of the Merger, or which might, directly or indirectly, interfere with the Merger; (iv) the registration statement of which this Proxy Statement is a part shall be effective and no proceedings by the Commission or any state securities authority to revoke or stay such effectiveness shall be pending or threatened; (v) the shares of Echlin stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance; (vi) all necessary state securities and blue sky permits and approvals required to carry out the Merger shall have been obtained; (vii) all corporate action necessary to authorize the execution, delivery and performance of the Merger Agreement by Echlin and Subsidiary and the consummation of the transactions contemplated in the Merger Agreement (including the adoption by the requisite vote of stockholders of Subsidiary) shall have been duly and validly taken, and Echlin and Subsidiary shall have full power and right to merge on the terms provided in the Merger Agreement; and (viii) there shall not have occurred any decline in the market price of Echlin stock by an amount in excess of 20%.

     Pursuant to the terms of the Merger Agreement, the Company and Echlin have the ability to waive any of the conditions precedent to their respective obligations to complete the Merger.


     Termination; Termination Fees

     The Merger Agreement may be terminated (i) by mutual written consent of the parties; or (ii) by the Company or Echlin if a material default or breach shall be made by the other with respect to the due and timely performance of such other party's covenants and agreements contained in the Merger Agreement, or with respect to the due compliance with such other party's representations and warranties and such default cannot promptly be cured and has not been waived.

     If the Company fails to consummate the transactions described in the Merger Agreement, and if the Company does not have the right to terminate the Merger Agreement pursuant to clause (ii) of the preceding paragraph, and, if the Board of Directors of the Company withdraws or modifies in a manner adverse to Echlin or Subsidiary its approval of the Merger Agreement or recommends or approves an acquisition proposal by a third party or within a period of one year from the date of the Merger Agreement the Company shall sell substantially all of its assets, or the Company shall merge with another company, or if another person shall have made a tender or exchange offer for more than 50% of the stock of the Company for a price in excess of $13.625 per share or if another person shall acquire more than 35% of the stock of the Company, then the Company shall pay to Echlin a sum equal to 2.5% times $13.625 times the number of shares of stock of the Company currently issued and outstanding (including, for this purpose, the number of shares of stock of the Company which would be issued and outstanding if all options to purchase stock of the Company were exercised, regardless of whether said options are currently exercisable). If Echlin should elect not to consummate the transactions contemplated by the Merger Agreement, and Echlin does not have the right to terminate the Merger Agreement pursuant to clause (ii) of the preceding paragraph, then it shall pay to the Company an amount equivalent to 2.5% times $13.625 times the number of shares of stock of the Company currently issued and outstanding (including, for this purpose, the number of shares of stock of the Company which would be issued and outstanding if all options to purchase stock of the Company were exercised, regardless of whether said options are currently exercisable).

     Subject to the Company"s obligations to pay the fee described in the preceding paragraph, nothing in the Merger Agreement shall prevent the Company or its Board of Directors from taking such action, including the consideration of bids or offers in competition with that of Echlin and Subsidiary, to the extent to which such action may be required by law, including such action as may be imposed upon the Company and its directors and officers in their fiduciary capacities as such.

Accounting Treatment

     The Merger will be accounted for as a pooling of interests if it meets certain specified criteria, which the Company and Echlin believe will be satisfied. Under pooling of interests accounting, for financial accounting purposes all of the attributes of the businesses being combined are merged into one financial reporting system. This results in the recorded assets and liabilities of each such business becoming the recorded assets and liabilities of the combined enterprise. The stockholders' equities of the separate businesses are also combined.




Certain Federal Income Tax Consequences

     The following discussion includes information regarding the possible federal income tax consequences arising from the exchange of Shares for shares of Echlin common stock in the Merger. There can be no assurance that the Internal Revenue Service will not take a contrary view to the matters discussed below. Neither the Company nor Echlin intends to seek a ruling from the Internal Revenue Service with respect to the tax consequences of the Merger.

     Assuming that the Merger and related transactions take place as described in the Merger Agreement, it is anticipated that, for federal income tax purposes:

            (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Echlin, Subsidiary and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

            (ii) No gain or loss will be recognized by the Company in the Merger;

            (iii) No gain or loss will be recognized by the shareholders of Company upon their receipt of Echlin common stock in exchange for their Shares, except that shareholders who receive cash proceeds in lieu of fractional interests in Echlin common stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Shares are held as a capital asset at the Effective Time;

            (iv) The aggregate tax basis of the shares of Echlin common stock received by the shareholders of the Company will be the same as the tax basis of the Shares exchanged therefor;

            (v) The holding period of the Echlin common stock in the hands of the Company shareholders will include the holding period of their Shares exchanged therefor, provided such Shares are held as a capital asset at the Effective Time; and

            (vi) The exchange by persons holding incentive stock options ("ISO's") of their ISO's for stock of Echlin pursuant to the Merger Agreement upon a basis whereby the ISO's are valued at the difference between $13.625 per share and the exercise price of the ISO's will be treated as resulting in taxable income to such person in an amount equal to such difference.

Required Filings

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specific waiting period requirements have been satisfied.
The Company and Echlin filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division as of October 17, 1995. The Company has been notified by the FTC that the waiting period will expire at 11:59 p.m. on November 16, 1995, unless extended pursuant to a request for additional information or unless early termination of the waiting period is granted. To date, no request for additional information extending the waiting period, and no notice of early termination of the waiting period, has been received by the Company or Echlin.

     Except as described in the preceding paragraph, consummation of the Merger will not require any action by or in respect of, or filing with, any federal or state governmental body, agency or official, other than the filing of this Proxy Statement and the related registration statement with the Commission and the filing of applicable merger documents with the Secretary of State of Delaware and the Secretary of State of Indiana. The Company and Echlin have made all required filings with the Commission and will file the required merger documents with the Secretary of State of Delaware and the Secretary of State of Indiana as soon as practicable following the approval of the Merger by the Company shareholders.

Federal Securities Law Consequences

     All shares of Echlin common stock received by Company shareholders in the Merger will be freely transferable, except that shares of Echlin common stock received by persons who are deemed to be affiliates of the Company prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933, as amended (or Rule 144 in the case of such persons who are or become affiliates of Echlin) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of a party generally include individuals or entities that control, are controlled by or are under common control with such party and may include certain officers and directors of such party as well as principal shareholders of such party.

     Upon the Merger becoming effective, the Shares will no longer be quoted on Nasdaq, and it is anticipated the Company will file for termination of the registration of the Shares under the Securities Exchange Act of 1934. Thereafter, the Company will no longer be required to file periodic reports and other filings required by that Act.

Stock Exchange Listing

     It is a condition to the Company's obligations to consummate the Merger that the shares of Echlin common stock to be issued pursuant to the Merger Agreement be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Echlin will file an application for listing the shares of Echlin common stock on the New York Stock Exchange. See "Merger of the Company - Summary of the Merger Agreement - Conditions."

Prior Relationships Between the Company and Echlin

     There have been no material contracts, arrangements, understandings, relationships, negotiations or transactions between Echlin or its affiliates and the Company or its affiliates, except in connection with the Merger Agreement.

Absence of Dissenters' Rights of Appraisal

     Indiana law governs the rights of the Company's shareholders in connection with the Merger. Under the applicable provisions of Indiana law, the Company's shareholders will have no right of appraisal or similar rights of dissenters with respect to the Merger since the Shares are traded on Nasdaq.

Board of Directors Recommendation

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.


                COMPARISON OF SHAREHOLDER RIGHTS

The Company

     Under the Indiana Business Corporation Law ("IBCL") and the corporate documents of the Company, holders of Shares have no pre-emptive rights to acquire additional shares of common stock of the Company. Holders of the Shares possess exclusive voting power in the Company and each shareholder is entitled to one vote for each Share held on matters voted upon by shareholders. Shareholders have no cumulative voting rights. While the Board of Directors may authorize the payment of dividends to shareholders, the Company has never declared or paid any dividends on the Shares, and is restricted by its bank loan agreement from paying dividends unless certain financial tests are satisfied. In the event of liquidation or dissolution of the Company, the holders of the Shares will be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company, all assets of the Company available for distribution in cash or in kind.

     Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as the Company with over 100 shareholders and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the business combination or the purchase of the shares was approved in advance of that date by the board of directors. If prior approval were not obtained, several price and procedural requirements must be met before the business combination can be completed.

     The IBCL also contains provisions designed to assure that minority shareholders have a voice in determining their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving the acquiror more than 20%, 33-1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal approves, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), the rights of the acquiror to vote the shares that take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares.

     The IBCL requires directors to discharge their duties, based on the facts then known to them, in good faith, with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. The director is not liable for any action taken as a director, or any failure to take any action, unless the director has breached, or failed to perform the duties of the director's office in compliance with, the foregoing standard and the breach or failure to perform constitutes willful misconduct or recklessness.

     The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

Echlin

     Echlin's authorized capital stock consists of 150,000,000 shares of common stock, par value $1 per share, and 1,000,000 shares of preferred stock, without par value. None of the shares of the preferred stock has been issued. The preferred stock may be issued in series from time to time as determined by the Board of Directors of Echlin, which is empowered, for each series, to fix the dividend rate, redemption provisions, liquidation privileges, sinking fund provisions, voting powers and any conversion rights. When any shares of preferred stock are outstanding, dividends may be payable thereon at a fixed dividend rate before dividends can be paid on outstanding shares of Echlin's common stock. On dissolution, liquidation or winding-up of Echlin, holders of preferred stock may be entitled to receive a stipulated liquidation price before any distribution could be made to the holders of the common stock. Echlin presently has no plans, arrangements or understandings with respect to the issuance of any of the preferred stock (other than pursuant to the preferred stock purchase rights described below).

     Each share of common stock is entitled to one vote and to dividends as declared by the Board of Directors. Upon liquidation, each share of common stock is entitled to an equal share in all of the assets of Echlin, after payment of creditors and holders of preferred stock, if any. There are no preemptive rights and no conversion, redemption or sinking fund privileges and all shares of common stock outstanding are fully paid and non-assessable.

     Under the terms of a shareholder rights plan approved by Echlin's Board of Directors in June 1989 ("Echlin's Shareholder Rights Plan"), a preferred stock purchase right ("Right") is attached to and automatically trades with each outstanding share of common stock.

     The Rights, which are redeemable, will become exercisable only in the event that any person or group becomes a holder of 20 percent or more of Echlin's common stock, or commences a tender or exchange offer which, if consummated, would result in that person or group owning at least 20 percent of the common stock. Once the Rights become exercisable they entitle all other shareholders to purchase, by payment of a $65 exercise price, common stock (or, in certain circumstances, other consideration) with a value of twice the exercise price. In addition, at any time after a 20 percent position is acquired, the Board of Directors may, at its option, require each outstanding Right (other than Rights held by the acquiring person or group) to be exchanged for one share of common stock or its equivalent. The Rights will expire on June 30, 1999 unless redeemed or exchanged earlier.

     The transfer agent and registrar for the common stock and Rights Agent under Echlin's Shareholder Rights Plan is The First
National Bank of Boston, Boston, Massachusetts.

     Echlin's common stock is listed on the New York Stock
Exchange, The Pacific Stock Exchange and the International Stock
Exchange in London.


                           THE COMPANY

General Development

     The Company designs and manufactures a broad line of specialized electronic and electrical components, including highly engineered sensors which it has developed with patented and other proprietary technologies. In addition, it designs and manufactures high performance industrial relays and switches, and electromechanical and plastic products. The Company's products are sold to major North American automotive OEMs, including Chrysler Corporation, Ford Motor Company and General Motors Corporation, major OEM component manufacturers, including Borg-Warner Automotive Corporation ("Borg-Warner"), ITT Teves and Cummins Engine Company, Inc. ("Cummins"), and to diverse industrial and consumer products manufacturers.

     Relays and switches have historically constituted the Company's core business. While the Company anticipates that relays and switches will continue to contribute significantly to net sales and operating income, the Company's strategy is to focus resources on its sensor products, which management believes offer significantly higher growth potential. Virtually all of the current and potential uses for the Company's sensors relate to reduction of fuel emissions, improving efficiency, safety and reliability and reducing OEM's warranty costs. The Company's strategy is to focus on customized, highly engineered sensors predominantly for automotive applications; to produce high quality products that reduce total system costs; to provide comprehensive design and engineering services; and to provide reliable and timely delivery of its products at a lower delivered cost. As a result of implementing this strategy, the Company has received top quality awards and has become a long-term preferred supplier to several of its key customers. The Company intends to continue to capitalize on trends in the automotive industry, including single sourcing, that favor high quality, reliable suppliers who provide full service capabilities, including design and testing.

     The Company's operating subsidiaries were owned from 1985 to 1989 by various publicly-owned holding companies in the United Kingdom. In 1989, ownership was transferred in a leveraged acquisition to a privately-owned entity, American Electronic Components Limited, a United Kingdom company ("AEC-UK"). In the fiscal years 1990 and 1991, a significant downturn in general economic conditions and a substantial decline in sales and profitability in the Company's electromechanical products business were experienced. The resulting financial impairment resulted in loan covenant violations, and the Company operated under a series of forebearance agreements with its bank lender. Effective March 31, 1992, holders of ordinary shares of AEC-UK exchanged their shares for an equal number of shares of common stock of the Company, and the ownership of the operating subsidiaries was transferred to the Company. The bank debt of the operating subsidiaries was restructured, subordinated debt of AEC-UK was exchanged for common stock of the Company, and accrued but unpaid interest on subordinated debt was exchanged for Series B Senior Common Stock. Additionally, $3,554,000 of new capital was raised through the issuance of Series A Senior Common Stock, in conjunction with which warrants to acquire shares of common stock were issued. Also in 1992, the Company sold a subsidiary, which was a separate business segment, which manufactured silicon diodes and rectifiers.

     The Company currently conducts business at five facilities in Elkhart, Indiana. The operating subsidiaries are: Durakool, Inc., incorporated on March 14, 1985 as an Indiana corporation; Alliance Plastics, Inc., incorporated on December 24, 1980 as an Indiana corporation; and Electromation, Inc., incorporated on February 28, 1977 as an Indiana corporation. The Company controls 100% of the stock of the operating subsidiaries through a wholly-owned subsidiary, American Oil Fields, Inc., a Delaware corporation.

     Concurrent with the Company's initial public offering of 1,125,000 shares of common stock, effective June 16, 1994 (the "Initial Public Offering"), the Company's Articles of Incorporation were amended so that the entire authorized capital stock consists of 15,552,000 shares of common stock. Also concurrent with the Initial Public Offering and pursuant to a plan of recapitalization, all of the outstanding shares of Series A Senior Common Stock were converted into shares of common stock, all of the Series B Senior Common Stock, together with accumulated dividends, was redeemed, and each outstanding warrant to purchase common stock was exchanged for shares of common stock.

Products

Sensor Products

     The Company's sensors respond to physical stimuli, such as a rotating gear in an automobile engine, and transmit an electrical voltage signal for use by computerized control systems. The Company's sensors are divided into three major groups, Hall effect sensors, variable reluctance sensors and acceleration sensors. Hall effect sensors accounted for approximately 64% of sensor sales for the nine month period ended June 24, 1995. Sensors are designed and manufactured to detailed customer specifications. The chart below summarizes the groups of sensors and their applications, as described more fully in the following sections:

                                                 Variable
                                   Hall Effect Reluctance  Acceleration
Applications                         Sensors     Sensors      Sensors
-----------                         ---------   ---------    ---------
Distributorless Ignition Systems        X           X
Throttle Position                       X
Anti-Skid Braking Systems               X           X            X
On-Board Diagnostics                    X
Electronic Four-Wheel Drive             X
Cruise Control                          X           X
Ride Control                            X                        X

     Hall Effect Sensors. Hall effect sensors are electronic devices with solid state transducers coupled with integrated control circuits that produce electronic switching capability. The transducer senses a changing magnetic field strength and converts it into a digital electrical signal. The output signal is fed directly into electronic logic control circuits unlike other sensors which must have their analog signals digitized and require shielded cable to prevent spurious information that might be communicated to the microprocessor resulting in less accurate data and a higher system cost. Hall effect technology is superior to the traditional electromechanical switch in life expectancy, hostile environment applications, and the ability to withstand vibration. The Company's products are finished components containing the Hall effect sensor and integrated control circuits, complete with magnetic and protection circuitry, encapsulated in a plastic or stainless steel housing with mounting and termination points.

     The Company's zero speed, power up recognition Hall effect sensor was granted a 17-year patent in 1990. The claims protected by the patent include zero speed gear tooth RPM sensing and proximity sensing even on circuit "power-up" which facilitates the reduction of emissions. In addition, the Company received in July, 1994, a 17-year patent for its contactless throttle position sensors.

     Automobile applications for the Company's Hall effect sensors include anti-skid braking systems ("ABS"), distributorless ignition systems ("DIS"), throttle position sensors ("TPS"), on-board diagnostics ("OBD") and electronic four-wheel drive systems ("4WD"), among other uses. The Company's sensors are designed into applications for use by automakers in DIS, OBD and 4WD. The Company is currently the preferred supplier of Hall effect sensors to Chrysler for its LH line of vehicles known as Eagle Vision, Chrysler Concorde, Chrysler New Yorker, Chrysler LHS and Dodge Intrepid. Hall effect sensors are also sold to Cummins, Borg-Warner and to Chrysler for application in Jeep Cherokees and Grand Cherokees.

     Competition is limited in the Hall effect sensor market.
The Company's principal competitors in this market are Airpax, a division of N.A. Philips, and the Honeywell Micro Switch division of Honeywell, Inc. Suppliers compete on the basis of technology, quality and reliability, and responsiveness.

     Variable Reluctance ("VR") Sensors. VR sensors use a wire wound coil and magnet which respond to motion in the close proximity of a steel gear tooth by providing an analog output pulse. The analog pulse must be converted into a digital pulse by circuits remote from the sensor, to make it compatible with computer logic. In 1993, the Company applied for a patent for its Magnetic Bobbin VR sensor, which uses one less part and fewer winds on its coil than competing products, thus lowering manufacturing costs and improving reliability. Applications for VR sensors include ABS systems, cruise control and electronically controlled transmissions.

     Acceleration Sensors. Acceleration sensors detect movement on an inclined plane in an artificial gravitational field. They are based on the Company's mercury switching technology and have no moving fabricated internal parts, and they thus work well in hostile environments and provide an inexpensive solution compared to other technologies. These sensors are incorporated in ABS and active ride control systems. The Company is the sole supplier of acceleration sensors for application in Jeep Cherokee, Jeep Grand Cherokee, Ford Explorer and several General Motors models.

     New Product Development. The Company, in conjunction with customers, is currently developing more than twenty new products. In some cases, the development costs are partially funded by the customers. Some of the products are linear TPS, VR diesel tachometer sensor, top dead center sensors (for diesel engines), transmission speed sensor, brake pedal sensor, torque and misfire detection sensor, antilock brake sensor, engine fuel pump sensor, speed sensor for electric nail gun, quadrature sensor for gasoline station pumps, and out-of balance sensor.

Relay and Switch Products

     In general, the relay and switch market is characterized as mature and fragmented. The Company participates in the high end segment of this market where its engineering expertise and quality systems are competitive advantages. Although the Company has no independent verification, it estimates that it has a majority of this market. While the Company has determined to focus the majority of its resources on its sensor products, it believes the relay and switch group will continue to be a significant contributor to the operating results of the Company.

     The Company has a complete line of high performance industrial relay and contactor products ranging from 10 amps to 150 amps, with one, two or three pole, normally open or normally closed contacts, in some cases with time delays. The Company's relays are rated for Class I, Division 2, hazardous applications by Underwriters Laboratories and the Canadian Standards Association. These relays are used in industrial ovens, street lighting, food processing equipment, the plastics equipment industry, as well as industrial, commercial and residential resistance heating applications.

     The Company's mercury switches are hermetically sealed and offer reduced cost and superior performance as compared to mechanical switches. They are sold in many standard sizes and load capacities from microamps to 65 amps. Tilt and tip-over switches are used in automatic shut-off hand irons, trunk and hood lighting assemblies, space heaters and gas meter tamper alarm switches, among others. Relays and switches are provided either in standard off the shelf configurations or adapted to the customer's specific needs.

     Competition in the relay market is primarily based on price, but the Company is able to compete based on product quality. The Company's principal competitors for relays and switches do not offer the full range of products, the high volume manufacturing capability or the quality and level of customer support that the Company offers.

Electromechanical Products

     The Company's electromechanical products include passive restraint solenoids manufactured for use by General Motors Corporation, standard solenoids, a newly developed air intake relay for Chrysler, float controls for sump pumps, and other electromechanical switches. The markets served include automotive, marine, sump pump and outdoor power equipment manufacturers. The Company's passive restraint solenoids will soon reach the end of their product life as airbag technology replaces belted passive restraint systems.

     Electromechanical products are manufactured to customer specifications. The Company's flexible manufacturing systems can be reconfigured easily to accommodate redesigned or newly-developed products.

     There are many participants in the electromechanical market.
The market is driven by price, quality and service.  The
Company's greatest competitive assets are design talent, quality and flexible manufacturing systems.

Plastic Products

     The Company produces precision, injection molded, thermoplastic parts. Approximately one-half of these parts is used within the Company for housings and other piece parts for acceleration sensors, Hall effect sensors and many other components of the Company's products. Sales to third parties of plastic products include custom-designed components such as lenses for courtesy lights in automobiles, window tracks, electrical connectors and various other products.

     The Company's custom injected plastic parts permit specialization in connectors that require close tolerances. It offers maximum flexibility in the choice of molding techniques, from using single or multiple cavity molds that produce parts to the most exacting tolerances, in a wide choice of materials. Matrix molding permits running parts of different configurations but similar size and material in the same multi-cavity mold. All plastic products are manufactured to customers' specifications and in fiscal 1994, five customers accounted for approximately 50% of sales to third parties.

     The plastics industry is highly competitive. The Company intends to use more of its plastics production capacity to support its other products.

Sales, Marketing and Engineering Services

     Approximately 60% of the Company's total sales in fiscal 1994 were to automotive OEMs or suppliers to automotive OEMs, with remaining sales of the Company to diverse industrial and consumer products manufacturers. The table below lists the largest customers of the Company measured by gross sales:

                                             % of
     Customer                       Fiscal 1994 Gross Sales
     --------                       ----------------------

     Chrysler                                22.8
     Takata                                  11.5

     Chrysler purchased sensors and Takata purchased solenoids used in passenger restraint systems it sells to General Motors. The Company expects to end production of the solenoids it sells to Takata within the next two years, as the passive restraint system in which these solenoids are used is replaced by air bags. See "--Products -- Electromechanical Products".

     Because sensors need to be designed at an early stage in the development of new automobiles or model revisions, the Company is increasingly given the opportunity to participate earlier in the product planning process. In recent years, the Company has significantly increased its capacity to provide complete engineering, design and testing services to support its product lines. Sales of the Company's products to OEMs are generated by the Company's sales and engineering staff working in conjunction with its customers' advanced engineering staffs. Through the sales and engineering office, the Company serves its OEM customers and manages its continuing programs of product design and development.

     The Company's automotive customers typically award blanket purchase orders that normally cover parts to be supplied for a particular car model, engine or system. The Company then receives releases from the customer to ship the product. These purchase orders are rarely cancelled during the model, engine or system life. The primary risk to the Company is that an OEM will produce fewer units of a model, engine or system than anticipated.

     The Company relies on stocking distributors in the sales of its relays and switches. Distributors often work with the Company's engineering staff to provide customized products when needed.

Research and Development

     The Company's investment in research and development during the fiscal years 1992, 1993 and 1994 was $639,000, $734,000 and
$904,000, respectively. Its current emphasis is on development of additional uses for its Hall effect sensors as well as its new Magnetic Bobbin VR sensor. In addition, the Company is working to develop application specific integrated circuits that add more intelligence to its sensors.

     The Company has a patent relating to its zero speed, power up recognition capability Hall effect sensor patent, and a patent applying Hall effect technology to contactless throttle position sensors. It is intended that these Hall effect products will replace mechanical contacting rotary position sensors, technology that causes failures and requires replacement under warranty by automobile manufacturers. In addition, the Company has a patent pending on its Magnetic Bobbin VR sensor. The Company's advanced processing techniques reduce the number of parts in this VR sensor, reduce the manufacturing costs, increase the reliability and improve the output signal.

     While the Company follows the practice of pursuing patent protection on new developments whenever reasonably practicable, the Company also relies on unpatented know-how, trade secrets and improvements in connection with its design and manufacturing processes. The Company requires all salaried employees to sign a confidentiality agreement.

Raw Materials and Manufacturing

     The primary raw materials used by the Company include magnets, integrated circuit chips, mercury and wire. There has been no difficulty in obtaining raw materials and, except as noted below, management believes that the inability of any one supplier to meet the Company's requirements will not result in a material diminution in its ability to manufacture because there are other suppliers of essentially the same raw materials.

     Due to its exacting standards, the Company currently purchases an important component for its Hall effect sensors from a single supplier, with whom relations are excellent. The
Company does not have a long-term supply agreement with this supplier, and operates under purchase orders calling for periodic release of product.

     The Company's manufacturing facilities include a modern tool and die fabrication facility, injection and insert molding capabilities, a stamping operation, a press room, chemical cleaning facilities, and glass to metal sealing capabilities.
The Company uses, and in some cases develops, sophisticated software in its design, manufacturing and product testing functions, and has completed one and is installing another highly-automated, robotic Hall effect sensor assembly line. The Company's laboratory is equipped to provide automotive design validation, production validation and continuous conformance testing, and is one of the few laboratories in the United States that is accredited by the American Association for Laboratory Accreditation for both mechanical and electrical testing. The Company manufactures many of the components used in its products, thereby retaining a degree of control over price, quality and timeliness of delivery of these components.

Properties

     All of the Company's manufacturing and administrative offices are owned by the Company and are located in Elkhart, Indiana. In addition, the Company leases a small sales office in Detroit, Michigan to serve the automotive industry. The Company believes that its facilities are adequate to meet current and projected needs. The facilities owned by the Company in Elkhart, Indiana are described below

Location                             Description                               Square Feet
1010 North Main Street               - Office, manufacturing, engineering,
                                        sales, and R&D                              51,052


1101 Lafayette Street                - Manufacturing and toolroom                   43,864

913 10th Street                      - Manufacturing                                21,285

23590 County Road 6                  - Manufacturing                               143,070
                                                                                  --------
                                                                        Total      259,271
                                                                                  ========

Employees

     As of September 24, 1994, the Company had 546 employees, of which 397 are direct or indirect manufacturing support and the remainder work in the administrative, engineering, and sales areas. There are 252 employees subject to collective bargaining agreements. The Company's employees are represented by the Chauffeurs, Teamsters, and Helpers Local Union 364; the International Union United Automobile, Aerospace and Agricultural Implement Workers of America UAW, and its Durakool Unit of Amalgamated 428; and the United Paperworkers, International Union AFL, CIO-CLC, Local 1056. The Company has not experienced a work stoppage in 15 years, and management believes that its employee relations are good.

Legal Proceedings

     The Company has been identified by the United States Environmental Protection Agency ("EPA") as one of nine potentially responsible parties ("PRPs") in the contamination of Elkhart, Indiana's Main Street Well Field. In 1981, a chemical cleaning compound, Trichloroethylene ("TCE"), was found in the soil and ground water of one of the Company's properties that is adjacent to the Main Street Well Field.

     In February 1992, the EPA issued an Order requiring the Company and another PRP to perform the selected remedy related to the east side of the Well Field, on which the Company's property is located. The Company has installed the equipment necessary to implement its portion of this remedy pursuant to agreement with the other PRP. The Order also requires all PRPs, including the Company, to operate and maintain the groundwater treatment and monitoring system at the Well Field. The Company has reached an agreement with the other PRPs regarding these future operating costs. The Company's allocable share of the costs of operating the treatment system is not material.

     On February 22, 1993, the United States filed a lawsuit in the United States District Court for the Northern District of Indiana, South Bend Division, against eight of the PRPs, including the Company. The lawsuit seeks recovery of unreimbursed response costs for remedial activity by the EPA of $6 million, plus interest, and a declaration that the eight defendant PRPs are liable for any future costs incurred by the EPA in connection with the site. On June 22, 1993, the Indiana Department of Environmental Management ("IDEM") filed a motion to intervene, which has been granted, seeking reimbursement of unreimbursed response costs claimed as exceeding $440,000, plus interest. Each of the PRPs, including the Company, is potentially jointly and severally liable for the entire amount of the EPA and IDEM costs as ultimately determined to be properly incurred. The Company is unable to determine the amount of its ultimate liability.

     The EPA has also asked the Company for information about contamination at another site in Elkhart County, Indiana. EPA has completed a Remedial Investigation/Feasibility Study at the site and has selected a remedy for its clean up. The EPA has not issued an Order requiring any PRP to implement the selected remedy. No demand has been received from EPA for reimbursement of any costs. The EPA has identified approximately 40 PRPs in connection with this dump site. The Company believes it has not contributed any known hazardous waste to this site. However, the Company is unable to determine the range of reasonably possible loss with respect to this site.

Financial Information

     Financial information about the Company, including its latest audited consolidated financial statements, and a copy of the Company's Quarterly Report on Form 10-Q for the interim period ended June 24, 1995 is attached to this Proxy Statement as Appendix C and Appendix D, respectively, and is incorporated herein by reference.


       MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
               OPERATIONS AND FINANCIAL CONDITION

General

     The Company designs and manufactures a broad line of specialized electronic and electrical components. A majority of the Company's net sales are to the automotive industry. Products sold to the automotive industry are typically part of specific programs related to a model, engine or system and, therefore, have a product life generally ranging from three to fifteen years. Over the past several years, the Company, through execution of its strategy, has been successful at having its products incorporated in a number of major automotive programs.



Results of Operations

     The following table sets forth the percentage relationship to net sales of certain items in the Company's statements of operations.


                                                   Three Month          Nine Month
                         Year Ended               Period Ended         Period Ended
                   -----------------------       ----------------   ---------------
                September September September      June      June     June       June
                 24, 1994  25, 1993  26, 1992  24, 1995  25, 1994 24, 1995   25, 1994
                --------- --------- --------- --------- ------------------  ---------

Net sales          100.0%    100.0%    100.0%    100.0%    100.0%   100.0%     100.0%
Gross margin        29.4      29.1      27.5      30.3      29.7     28.0       29.3
Operating expenses  17.4      17.8      18.2      18.3      17.6     17.1       17.3
Operating income    12.1      11.3       9.3      11.9      12.1     10.8       12.0
Net income (loss)    5.1       3.5     (14.7)      6.4       4.9      5.3        4.7

Three-Month Period Ended June 24, 1995 Compared to Three-Month
Period Ended June 25, 1994

     Net Sales. Net sales increased by $439,000, or 4.8 %, from $9.2 million for the three-month period ended June 25, 1994 to $9.7 million for the three-month period ended June 24, 1995. Of the increase in net sales, approximately $1.0 million was attributable to increased sales of the Company's Hall effect sensors. This was partially offset by approximately $500,000 by reduced sales of the lower margin electromechanical products. Approximately $800,000 of the $1.0 million increase in Hall effect sensor sales is due to sales of the Company's electronic four-wheel drive sensor for application on Ford's new Explorer. The balance of the increase is due to a strong automotive market. The Company is the preferred supplier of Hall effect sensors to Chrysler for use in the LH series of vehicles which has been very well received in the consumer market. The decrease in sales of electromechanical products was due mainly to reduced demand for sump pump floats.

     Gross Profit. Gross profit increased by $187,000, or 6.8%, from $2.7 million for the three-month period ended June 25, 1994, to $2.9 million for the three-month period ended June 24, 1995. As a percent of sales, gross profit increased from 29.7% for the three-month period ended June 25, 1994 to 30.3% for the three-month period ended June 24, 1995. This decrease is due mainly to sales mix.

     Operating Expenses. Operating expenses increased by $152,000, or 9.4%, from $1.6 million for the three-month period ended June 25, 1994 to $1.8 million for the three-month period ended June 24, 1995. This increase is due to cost of living adjustments and the addition of engineering and related staff needed to support the increased sales and new programs. As a percentage of sales, operating expenses increased from 17.6% in the 1994 period to 18.3% in the 1995 period.

     Interest Expense. Interest expense decreased $158,000 in the three-month period ended June 24, 1995. The decrease is due to the retirement of bank debt with proceeds of the Initial Public
Offering and a lower negotiated interest rate.

     Income Taxes. Income tax expense for the two periods approximates the federal and state statutory rate.

Nine-Month Period ended June 24, 1995 Compared to Nine-Month
Period Ended June 25, 1994.

     Net Sales. Net sales increased by $2.8 million, or 10.4 %, from $26.9 million for the nine-month period ended June 25, 1994 to $29.7 million for the nine-month period ended June 24, 1995. Of the increase in sales, approximately $3.1 million was attributable to increased sales of the Company's Hall effect sensors. This increase was partially offset by reduced sales of approximately $100,000 each in relays and switches, electromechanical and plastic products. Approximately $2.1 million of the $3.1 million increase in Hall effect sensor sales is due to sales of the Company's electronic four-wheel drive sensor for application on Ford's new Explorer. The balance of the increase is due to a strong automotive market. The Company is the preferred supplier of Hall effect sensors to Chrysler for use in the LH series of vehicles which has been very well received in the consumer market.

     Gross Profit. Gross profit increased by $414,000, or 5.2%, from $7.9 million for the nine-month period ended June 25, 1994, to $8.3 million for the nine-month period ended June 24, 1995.
As a percent of sales, gross profit decreased from 29.3% for the nine-month period ended June 25, 1994 to 28.0% for the nine-month period ended June 24, 1995. This decrease is due mainly to sales mix.

     Operating Expenses. Operating expenses increased by $433,000, or 9.3%, from $4.7 million for the nine-month period ended June 25, 1994 to $5.1 million for the nine-month period ended June 24, 1995. This increase is due to cost of living adjustments and the addition of engineering and related staff needed to support the increased sales and new programs. As a percentage of sales, operating expenses decreased from 17.3% in the 1994 period to 17.1% in the 1995 period.

     Interest Expense. Interest expense decreased $475,000 in the nine-month period ended June 24, 1995. The decrease is due to the retirement of bank debt with proceeds of the Initial Public
Offering and a lower negotiated interest rate.

     Income Taxes. Income tax expense for the two periods approximates the federal and state statutory rate.

Year Ended September 24, 1994 Compared to Year Ended September
25, 1993.

     Net Sales. Net sales increased by $5.8 million, or 19.2%, from $29.7 million for the fiscal year ended September 25, 1993, to $35.5 million for the fiscal year ended September 24, 1994. The increased sales is attributed to an increase of $2.3 million of Hall effect sensors, $1.9 million of electromechanical products, $900,000 of relays, and $500,000 of tooling sales. The Company is the preferred supplier of Hall effect sensors to Chrysler for use in the LH series of vehicles known as Dodge Intrepid, Eagle Vision, Chrysler Concorde, Chrysler New Yorker and Chrysler LHS. These sensor programs reached full production levels in 1994, whereas production volumes were only beginning to increase in 1993. Additionally, the LH series of vehicles was very well received in the consumer market, which resulted in increased demand for the Company's sensor products. The increase in electromechanical products was due to a strong automotive market in 1994 versus 1993. Increased demand for relays from manufacturers of food service equipment as well as sales of relays for use in street lighting in the Far East account for the increase in relay sales. Tooling sales increased over the previous year as the Company was establishing the capacity to manufacture new sensor programs for the 1995 model year.

     Gross Profit. Gross profit increased by $1.8 million, or 20.6%, from $8.6 million for the fiscal year ended September 25, 1993, to $10.4 million for the fiscal year ended September 24,
1994.   The gross margin increased from 29.1% in the 1993 period
to 29.4% in the 1994 period. The increase in gross margin resulted from the increase in sensor sales. In addition, the Company benefitted from its operating leverage as the fixed component of overhead expenses was spread over a larger sales volume.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $860,000, or 16.3%, from $5.3 million for the fiscal year ended September 25, 1993 to $6.2 million for the year ended September 24, 1994. As a percentage of sales, selling, general and administrative expenses decreased from 17.8% in the 1993 period to 17.4% in the 1994 period.

     Interest Expense. Interest expense decreased by $325,000 to $1.3 million in the fiscal year ended September 24, 1994. A lower interest rate on the Company's bank indebtedness decreased interest expense by $150,000, while a reduction in outstanding debt reduced interest expense by $175,000.

     Income Taxes. Income tax expense is deferred and approximates the federal and state statutory rates for the year ended September 24, 1994. The Company does not pay federal income taxes, other than a small amount of alternative minimum tax, due to the utilization of net operating loss carryforwards.

Year Ended September 25, 1993 Compared to Year Ended September
26, 1992.

     Net Sales. Net sales increased by $5.2 million, or 21.4%, from $24.5 million for the year ended September 26, 1992, to
$29.7 million for the year ended September 25, 1993.   This
increase was attributable to the significant growth in the Company's sensor product sales. Approximately one-half of the increase in sensor sales was attributable to sales of acceleration sensors for use in the Jeep Cherokees, Jeep Grand Cherokees and Ford Explorers. The remaining increase in sales of sensors was due to programs on Chrysler's LH line of vehicles, referred to as Dodge Intrepid, Eagle Vision, Chrysler Concorde, Chrysler New Yorker and Chrysler LHS. These sensor programs were increasing in fiscal 1992 and reached full production at the end of fiscal 1993.

     Gross Profit. Gross profit increased by $1.9 million, or 28.2%, from $6.7 million for the year ended September 26, 1992,
to $8.6 million for the year ended September 25, 1993.   Gross
margin increased from 27.5% for fiscal 1992 to 29.1% for fiscal 1993. The increase in gross profit resulted from the increased sales of sensor products. The increase in gross margin resulted from the higher margins associated with increased sales of the sensor product line and the spreading of the fixed portion of overhead expenses over a larger sales volume.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $833,000, or 18.7%, from $4.5 million for the year ended September 26, 1992 to $5.3 million for the year ended September 25, 1993. The increase is due to cost of living adjustments and the addition of engineering and related staff needed as sales increased. As a percentage of sales, selling, general and administrative expenses decreased from 18.2% for the 1992 period to 17.8% for the 1993 period. The percentage decrease was primarily attributable to the increased sales volume.

     Interest Expense. Interest expense decreased $823,000, or
33.9%, from $2.4 million for the year ended September 26, 1992 to $1.6 million for the year ended September 25, 1993. This decrease primarily resulted from the conversion of the Company's subordinated debt to equity, effective March, 1992.

     Income Taxes. Income tax expense is deferred and approximates the federal and state statutory rates for the year ended September 25, 1993. The Company does not pay federal income taxes, other than a small amount of alternative minimum tax, due to the utilization of net operating loss carryforwards.

     Net Income. Net income for the year ended September 26, 1992, reflects a loss of $3.2 million on the discontinued operations of a former subsidiary of the Company that was sold.

Liquidity and Capital Resources

     Cash provided by operating activities was $4.5 million for the fiscal year ended September 24, 1994. The Company acquired property and equipment of $3.3 million during that period.

     The Company acquired property and equipment of $4.0 million for the nine-month period ended June 24, 1995. It funded those acquisitions by a combination of cash provided from operations and net borrowings under its bank credit facility. Cash provided by operating activities was $3.3 million for this same period.

     The Company applies available cash to its bank credit facility in order to minimize the interest cost of those borrowings. At September 24, 1994 and June 24, 1995, the Company had availability under its credit facility of $2.4 million and $2.0 million, respectively.

     With the proceeds of the Initial Public Offering, the Company refinanced all of the remaining bank indebtedness with Society National Bank, Indiana (the "Credit Facility"). The Credit Facility includes a $9.0 million line of credit maturing May 31, 1997, bearing interest at Libor plus 1.25%, or the prime rate, at the option of the Company, and a $6.0 million term loan payable over seven years and bearing interest at Libor plus 1.50%, or the prime rate plus 0.25%, at the option of the Company. The Credit Facility is collateralized by accounts receivable, inventory, and equipment.

     The Credit Facility contains various restrictive and financial covenants which, among other things, relate to net worth, leverage, and cash flow coverage ratios. The Company is permitted to make capital expenditures and to pay cash dividends if it is within its cash flow coverage ratio. The Company is in compliance with these covenants and does not believe that these covenants will impose material restrictions on the Company's operations.

New Accounting Standards

     The Company is not aware of any Accounting Standards which have been issued but not yet adopted by the Company which would have a material impact on its financial position or results of operations.

Seasonality

     Although the automotive industry is typically shut down for retooling in July and is slow in December, in the past several years the Company has not experienced any material seasonality in the sale of its products.

Inflation

     The Company does not believe that inflation had a material effect on the results of operations for the periods presented.


                         LEGAL OPINIONS

     Legal matters in connection the issuance of the Echlin common stock offered pursuant to the Merger are being passed upon for Echlin by in-house counsel.


                             EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Echlin Inc. for the year ended August 31, 1994 and by reference to Echlin Inc.'s Form 8-K/A dated February 28, 1995, for the June 25, 1994 consolidated financial statements of the Preferred Technical Group, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited consolidated financial statements of the Company included with this Proxy Statement have been examined by McGladrey & Pullen, independent auditors, for the periods indicated in their reports thereon which appear herein. The financial statements examined by McGladrey & Pullen have been included herein in reliance upon the authority of said firm as experts in accounting and auditing.


          INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

     McGladrey & Pullen, Elkhart, Indiana, audited the financial statements of the Company for its 1994 fiscal year and has been selected to audit the financial statements of the Company for its 1995 fiscal year. A representative of that firm will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to questions.


                          OTHER MATTERS

     As of the date of this Proxy Statement, the management of the Company has no knowledge of any matters to be presented for consideration at the Meeting other than those set forth herein. If any other matters properly come before the Meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

                              By Order of the Board of Directors,

                                     Richard J. Van Es, Secretary
Dated: __________ , 1995

All shareholders are cordially invited to attend the Meeting in person. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire.

                           APPENDIX A

                        Merger Agreement
                      (excluding exhibits)


              AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this
"Agreement"), dated October 6, 1995, is by and among ECHLIN INC., a Connecticut corporation ("ECHLIN"), ECHLIN ACQUISITION, INC., a
Delaware corporation ("SUB") and AMERICAN ELECTRONIC COMPONENTS,
INC., an Indiana corporation ("the Company").

                            RECITALS


     A. ECHLIN is a corporation with one class of issued and outstanding common stock, which stock is listed on the New York
Stock Exchange, the Pacific Stock Exchange, and the International
Stock Exchange.

     B. SUB is a corporation all of the outstanding capital stock of which is owned directly by ECHLIN.

     C. The Company is a corporation with one class of issued and outstanding common stock, which stock is publicly traded on the over the counter market.

     D. ECHLIN, SUB and the Company desire to complete a Merger by which the shares of the Company will be exchanged for ECHLIN shares in a transaction structured to be tax-free (for federal income tax purposes), and by which SUB shall be the surviving corporation.

     E. It is contemplated that ECHLIN will file a registration statement on Form S-4 with the SEC under the Act for registration of the ECHLIN shares (the "Registration Statement") into which the Company Shares will be exchanged in the Merger.

     THEREFORE, ECHLIN, SUB and the Company hereby agree as follows:


                            ARTICLE I
                           Definitions

     1.1 Definitions. The terms defined in this Article I, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement.

     "Act" is the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

     "Audited Statements" are defined in Section 3.5.

     "Base Price" is defined in Section 11.3.

     "Business" means the business of the Company and its Subsidiaries as described in the Registration Statement.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

     "Closing" means the completion of the transaction specified in Article II.

     "Closing Date" is defined in Section 2.5.

     "Company Shares" means the issued and outstanding shares of stock of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Financial Statements" is defined in Section 3.5.

     "GAAP" means generally accepted accounting principles consistently applied with the Financial Statements.

     "HSR Act" means the Hart Scott Rodino Antitrust Improvement
Act of 1976, as amended, and regulations thereunder.

     "Merger" means the transaction described in Article II.

     "Options" means the rights of certain persons to purchase stock of the Company.

     "Person" means any individual, corporation, partnership, trust, joint venture or other entity.

     "Proxy Statement" is defined in Section 8.5.

     "Unaudited Statements" are defined in Section 3.5.


                           ARTICLE II
                       Merger and Exchange

     2.1 Merger. Upon the terms and subject to the conditions contained herein, at the Closing, the Company shall merge into SUB, with SUB as the surviving entity, pursuant to the "Agreement and Plan of Merger" attached hereto and incorporated herein by this reference as Exhibit 2.1.

     2.2  Exchange.   Pursuant to the Merger, each shareholder of
the Company, shall receive ECHLIN stock for shares of the stock in the Company owned by said shareholder of the Company, determined in accordance with the Exchange Ratio described in
Section 11.3 of this Agreement.

     2.3 Fractional Shares. No fractional shares of ECHLIN stock will be issued in the Merger. Any shareholder of the Company entitled to a fractional share of ECHLIN stock pursuant to the Merger shall receive an amount equal to the Base Price times the fraction of a share to which said shareholder of the Company would otherwise have been entitled.

     2.4 Termination of Options. The Company agrees that it will take all such actions, as may be necessary to cause each Option to terminate as of and at the Closing. It is further agreed that SUB will exchange ECHLIN stock for such Options of the Company determined in accordance with the Exchange Ratio described in Section 11.03 of this Agreement, except that, in lieu of $13.625 there shall be used the difference between $13.625 and the per share exercise price (the "Strike Price") provided for the exercise of such Option, but only if the exchange of ECHLIN stock for Options as described in this Section
2.4 does not prevent pooling of interests treatment for the merger transaction described in this Agreement.

     2.5  Closing.   The Closing shall take place at the offices
of Barnes & Thornburg, South Bend, Indiana at 10:00 a.m., local time, on the third business day following the date on which all of the conditions to each party"s obligations hereunder have been satisfied or waived, or, at such other date, place or time as the parties hereto may agree (the "Closing Date").


                           ARTICLE III
          Representation and Warranties of the Company

     The Company represents and warrants to ECHLIN and SUB as follows:

     3.1  Common Stock.

     (a)  The total number of issued and outstanding Company
          Shares and the options existing to purchase such Company Shares are as set forth in Exhibit 3.1.

     (b) All of the Company Shares as listed in Exhibit 3.1, have been duly and validly issued, are fully paid and nonassessable.

     (c) The Company Shares represent all of the shares of Common Stock outstanding on the date of Closing. The Company has no other issued and outstanding equity security, other than the Common Stock as of the date of Closing.

     (d) Other than the options, the Company has not issued, nor does there exist, any option, warrant or other right to acquire shares of Common Stock, or any other equity security from the Company or any security convertible into shares of Common Stock, or any other equity security of the Company.

     3.2  Authority.

     (a) The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein, subject to the adoption of this Agreement by the stockholders of the Company, and this Agreement has been duly executed and delivered by the Company, pursuant to all necessary corporate authorization, and, subject to such stockholder adoption, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The Board of Directors at the meeting at which it approved this Agreement and the Merger adopted a resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

     (b) Except as set forth in Exhibit 3.2 and as has been heretofore disclosed to ECHLIN or SUB by the Company, the Company is not aware that the execution, delivery and performance by the Company of this Agreement and the consummation of transactions contemplated hereby require any action by or in respect of, or filing with, any governmental or quasi-governmental body, agency, official or authority.

     (c) The Company is not aware that the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated herein will (i) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or by-laws of the Company; (ii) contravene or conflict with, or result in a breach of, or constitute a default under any material court or administrative order or process to which the Company is a party or by which it (or any of its properties or assets) is subject or bound; or (iii) require the Company to obtain any authorization, consent, approval or waiver from, nor to make any filing with, any public body, or authority, or any third party, other than the consent, approval or filing as shall have been completed as of the Closing Date.

     3.3  Organization.   The Company is a corporation duly
organized, validly existing and in good standing under the laws of Indiana and has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are now owned, leased and operated and to carry on the business in which it is now engaged.

     3.4  Subsidiaries of the Company.   The Company does not own
any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity except those entities described on Exhibit 3.4 (individually, a "Subsidiary" and collectively the "Subsidiaries"). The Company owns 100% of the issued and outstanding stock, directly or through another Subsidiary, if each Subsidiary, and no person has any rights to acquire, by option or otherwise, any interest in any Subsidiary the number of shares of each Subsidiary's authorized issued and outstanding capital stock, all of which are owned either directly or indirectly by the Company. The Subsidiaries are corporations duly organized, validly existing and in good standing under their respective jurisdictions of incorporation, and have all requisite corporate power and authority to own, lease and operate their respective properties and assets in the manner in which such properties and assets are now owned, leased and operated and to carry on the business in which they are now engaged.

     3.5 Financial Statements and Reports. There has been delivered to ECHLIN complete copies of (1) the Company"s unaudited quarterly consolidated financial statements for the periods since the last audited financial statements of the Company and its Subsidiaries (the "Unaudited Statements"); and
(2) its audited consolidated financial statements (the "Audited Statements") for the last two fiscal years, and the related statements of operations and cash-flows for the period, together with McGladrey & Pullen's report thereon (the Unaudited Statements and the Audited Statements are herein collectively referred to as the "Financial Statements"). Each of the Financial Statements were prepared in accordance with GAAP (except, with respect to interim financial statements, for normal, non-material year-end adjustments), applied on a consistent basis. The Financial Statements are in accordance with the books and records of the Company and its Subsidiaries, which books and records of the Company and its Subsidiaries are complete and correct and fully and fairly reflect all of the transactions of the Company and its Subsidiaries, and the Financial Statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of such dates and their results of operations for the periods then ended (except, with respect to interim financial statements, for normal, non-material year-end adjustments). Since September 24, 1994 the Company and its Subsidiaries have not incurred or become subject to any obligations or liabilities of any nature (net of offsetting related asset increases) whether absolute, accrued, contingent or otherwise, other than obligations and liabilities incurred in or as a result of the ordinary course of business consistent with past practice which do not, in the aggregate, have a materially adverse effect on the financial condition of the Company or any Subsidiary.

     3.6  Material Absence of Adverse Changes.   Except as
otherwise disclosed in the Agreement, the Schedules or Exhibits to this Agreement or in any documents or instruments referred to herein or executed in connection herewith, there has not been since the last audited financial statement, any material adverse change in the business, financial condition, results of operation or prospects of the Company and its Subsidiaries, taken as a whole. Since the date of the last audited financial statement, the Company and its Subsidiaries have been operated in the ordinary course consistent with their historical practices.

     3.7 Taxes. The Company and each Subsidiary, as the case may be, have prepared and filed all required federal, state, local and other governmental entity tax returns required to be filed, all such tax returns are true, correct and complete. All taxes have been either paid in full or properly accrued for, in accordance with GAAP, on the Financial Statements.





     3.8  Litigation; Compliance with Laws.

     (a) Except as disclosed in Exhibit 3.8 to this Agreement, neither the Company nor any Subsidiary is a party to any material litigation or administrative action nor, is any such material litigation or administrative action threatened against the Company, any Subsidiary or any of their respective officers or directors in their capacities as officers or directors of the Company or any Subsidiary.

     (b) Except as disclosed in Exhibit 3.8 to this Agreement, neither the Company nor any Subsidiary is in violation of any federal, state, or local law, ordinance, rule or regulation, including those relating to the environment, which violation would result in a material adverse effect upon the financial performance of the Company and its Subsidiaries, taken as a whole.

     (c) Without limiting the generality or effect of the preceding paragraphs (a) and (b) or any other provision hereof, all material claims or allegations asserted in writing against the Company or any Subsidiary within the past two years that any product was defective, in any material respect, or caused any injury or harm to any person, including, without limitation, all such claims and allegations in writing against the Company or any Subsidiary relating to failure to warn, breach of warranties or merchantability or fitness for any purposes or use or similar matters are described in
          Exhibit 3.8.

     3.9  Ownership of Properties.   Except as disclosed on
Exhibit 3.9 to this Agreement or in the Financial Statements, the Company and each Subsidiary has marketable title to, or valid leasehold interests in, as the case may be, all of their respective properties and assets, including all intellectual property and technology used by the Company or its Subsidiaries in the ordinary course of their respective businesses, in each case free of all liens.

     3.10 Insurance. Exhibit 3.10 to this Agreement contains a complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned or held by the Company and each Subsidiary in connection with the operation of their respective businesses.

     3.11 Contracts.  Exhibit 3.11 to this Agreement and the
Registration Statement contain a complete list of each contract or agreement under which the Company or any Subsidiary is obligated and which involves more than $100,000.

     3.12 Employee Benefit Plans.   Exhibit 3.12 to this
Agreement contains a complete list of all of the bonus, deferred compensation, pension, profit sharing and retirements plans and arrangements and all health, life insurance, severance and other welfare plans and other plan or arrangement as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended to which the Company or any Subsidiary is bound and each such plan or arrangement is in compliance with all laws, other than such laws the violation of which would not result in a material adverse effect upon the financial performance of the Company or its Subsidiaries, taken as a whole.

     3.13 Brokers.   The Company has not paid or become obligated
to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement, except that the Company has become obligated to pay such a fee to The Chicago Corporation.

     3.14 Customers and Suppliers.   There has not been any
material adverse change in the business relationship between the Company or any of its Subsidiaries and any customer or supplier on which the Company's or any of its Subsidiaries' businesses are dependent.

     3.15 Disclosure.   No statement, representation or warranty
made by the Company in this Agreement, the Exhibits or attachments to this Agreement, the registration statement filed by the Company with the SEC in 1994 in connection with the initial public offering by it of its common stock or any proxy statement or report filed with the SEC since the filing of such registration statement, contains any untrue statement of any material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     3.16 Environmental.   Except as set forth in Exhibit 3.16.

     (a) Compliance with Environmental Laws. The Company and each of its Subsidiaries is in compliance with all Environmental Laws. "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders which purport to regulate the release of hazardous substances or other materials to the environment, or impose requirements relating to environmental protection or public or employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, 42 U.S.C. sect. 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, 42 U.S.C. sect. 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), as amended, 42 U.S.C. sect. 11001 et seq., the Clean Air Act ("CAA"), as amended, 42 U.S.C. sect. 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), as amended, 33 U.S.C. sect. 1251 et seq., the Toxic Substances Control Act ("TSCA"), as amended, 15 U.S.C. sect. 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. sect. 300f et seq., and the occupational Safety and Health Act ("OSHA"), as amended, 29 U.S.C. sect. 651 et seq. The Company has in effect, or applications pending for, all permits, licenses and authorizations required by the Environmental Laws for the ownership, use and operation of the Business, and the Company has complied with all of the terms and conditions of such permits, licenses and authorizations.

     (b) Enforcement. Neither the Company nor any Subsidiary is aware of any pending or threatened litigation, charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, notice or proceeding before any court or administrative agency in which any person alleges: (i) the presence, release, threat of release or placement of any hazardous substance in connection with the Business; (ii) the generation, transportation, storage, treatment or disposal of any hazardous substance, hazardous waste, pollutant, contaminant or other substance listed or regulated under the Environmental Laws in connection with the Business; or (iii) any failure to comply with any of the Environmental Laws;

     (c) Governmental Determinations Communications and Agreements. Neither the Company nor any Subsidiary has received notice or has knowledge that any government entity or any employee or agency thereof has determined or threatens to determine that there is a presence, release, threat of release or placement of any hazardous substance in connection with the Business, or the generation, transportation, storage, treatment or disposal of any hazardous waste at any location where the Company or any Subsidiary conducts the Business and there have been no communications or agreements involving the Company or any Subsidiary from or with any government entity having jurisdiction over the use and operation of the Business relating to the presence, release, threat of release or placement of any hazardous substance in connection with the Business, or the generation, transportation, storage, treatment or disposal of any hazardous waste in connection with the Business;

     (d) No Basis for Liability. Neither the Company nor any Subsidiary has liability or obligation and there is no basis related to the past or present operations, properties, or facilities of the Company, any Subsidiary or their respective predecessors (with respect to the use and operation of the Business), for any present or future charge, compliant, action, suit, proceeding, hearing, investigation, claim, or demand against the Company or any Subsidiary giving rise to any liability or obligation (i) under the Environmental Laws or (ii) under the common law for damage or cleanup to any site, property, location, or body of water (surface or subsurface) or for illness or personal injury. In connection with any employee of the Company or any Subsidiary (with respect to the ownership, use or operation of the Business), neither the Company nor any Subsidiary has liability or obligation for any illness of or personal injury to any such employee, and has not exposed any such employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against the Company or any Subsidiary (with respect to the ownership, use or operation of the Business).

     3.17 Information in Proxy Statement and Registration Statement. None of the Information with respect to the Company or its Subsidiaries or the Merger to be included in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the effective time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

     3.18 Business Operated by the Company. The Company operates at least one significant, historic line of business, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

     3.19 Minimum Net Worth. As of the Company"s fiscal year ending September 30, 1995, the Company"s net worth, computed in accordance with GAAP, and as disclosed by the Audited Statements of the Company certified by its certified public accountants, shall be not less than Nineteen Million Dollars ($19,000,000.00), exclusive of adjustment to the net operating loss carry forward asset.


                           ARTICLE IV
      Conditions Precedent to Obligations of Echlin and Sub

     The obligations of ECHLIN and SUB under this Agreement to consummate the transactions contemplated in this Agreement at the Closing shall be subject to the satisfaction, at the Closing, of all of the following conditions, any one or more of which may be waived by ECHLIN and SUB.

     4.1  Representations and Warranties Accurate.   All
representations and warranties contained in Article III hereof shall be true and accurate in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date.

     4.2  Performance.   The Company and its Subsidiaries shall
have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it or them prior to or on the Closing Date, including the deliveries to be made by them or its pursuant to this Agreement.

     4.3  HSR Act; Authorizations; Legal Prohibition.

     (a) All applicable waiting periods, including any extensions thereof, under the HSR Act, applicable to the purchase of the shares shall have expired or been terminated.

     (b) Each party hereto shall have obtained all required third party authorizations, approvals, consents and waivers required to be obtained, and made all required filings with third parties, the lack of which, prior to the Closing, would render legally impermissible, or would materially adversely affect, the consummation of the transactions contemplated by this Agreement; provided, however, that neither ECHLIN nor SUB shall be excused from performing its obligations hereunder by virtue of ECHLIN"s or SUB"s failure to use its best efforts to obtain or make any such authorization, approval, consent, waiver or filing.

     (c) On the Closing Date there shall exist no injunction or other order issued by a court of competent jurisdiction which would make unlawful the consummation of the transactions contemplated by this Agreement, and there shall be no suit, action, proceeding or governmental investigation pending or, to the knowledge of any party, threatened which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or which might directly or indirectly, interfere with such transactions.

     4.4  Effectiveness of Registration Statement.  The
Registration Statement shall be effective and no proceedings by the SEC or any state securities authority to revoke or stay such effectiveness shall be pending or threatened.

     4.5 Listing of Shares. The shares of ECHLIN stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

     4.6 Blue Sky. All necessary state securities and blue sky permits and approvals required to carry out the Merger shall have been obtained.

     4.7 Authorization of Merger. All corporate action necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated in this Agreement (including the adoption by the requisite vote of stockholders of the Company) shall have been duly and validly taken, and the Company shall have full power and right to merge on the terms provided in this Agreement.

     4.8 Completion of Fiscal 1995 Audit. There shall have been delivered to ECHLIN, not less than ten calendar days prior to the Closing Date, the Audited Statements of the Company for the fiscal year ended September 30, 1995, certified by its certified public accountants.

     4.9 Market Decline. There shall not have occurred any decline in the Dow Jones Industrial Average by an amount in excess of 20%.


                            ARTICLE V
            Representations and Warranties of Echlin

     ECHLIN and SUB jointly and severally represent and warrant to the Company as follows:

     5.1  Organization.   Each of ECHLIN and SUB is a corporation
duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     5.2  Authority.

     (a) Each of ECHLIN and SUB has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by ECHLIN and SUB, pursuant to all necessary corporate authorization, and constitutes a valid and binding agreement of ECHLIN and SUB enforceable against ECHLIN and SUB in accordance with its terms.

     (b) Except as set forth in Exhibit 5.2 and as has been heretofore disclosed to the Company by ECHLIN or SUB, neither ECHLIN nor SUB is aware that the execution, delivery and performance by ECHLIN or SUB of this Agreement and the consummation of transactions contemplated hereby require any action by or in respect of, or filing with, any governmental or quasi-governmental body, agency, official or authority.

     (c) Neither ECHLIN nor SUB is aware that the execution and delivery of this Agreement by ECHLIN or SUB or the consummation of the transactions contemplated herein will (i) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or by-laws of ECHLIN or SUB; (ii) contravene or conflict with, or result in a breach of, or constitute a default under any material court or administrative order or process to which ECHLIN or SUB is a party or by which either (or any of their properties or assets) is subject or bound; or (iii) require ECHLIN or SUB to obtain any authorization, consent, approval or waiver from, nor to make any filing with, any public body, or authority, or any third party, other than the consent, approval or filing as shall have been completed as of the Closing Date.

     5.3 Classes of Securities. ECHLIN represents and warranties that the ECHLIN stock to be exchanged pursuant to this Agreement shall be shares of the only class of equity securities of ECHLIN issued and outstanding, and that, as of August 31, 1995, ECHLIN had (exclusive of the ECHLIN shares to be exchanged pursuant to this Agreement) 150,000,000 authorized and 59,876,954 issued and outstanding shares of ECHLIN stock.

     5.4 Disclosure. No statement representation or warranty made by ECHLIN or SUB in this Agreement, the Exhibits or attachments to this Agreement, or any registration statement, proxy statement or report filed with the SEC within the preceding 12 months contains any untrue statement of any material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     5.5 Information in Proxy Statement and Registration Statement. None of the information with respect to ECHLIN or SUB or the Merger to be included in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the effective time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Act.

     5.6 Continued Operation of Business. The present intention of ECHLIN and SUB is to continue at least one significant, historic line of business of the Company, or to use at least a significant portion of the Company"s historic business assets in a business, in each case within the meaning of Treasury
Regulation Section 1.368-1(d).


                           ARTICLE VI
       Conditions Precedent to Obligations of the Company

     The obligations of the Company under this Agreement to consummate, or cause the consummation of, the transactions contemplated in Article II hereof at the Closing shall be subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the consent of the Company:

     6.1  Representations and Warranties Accurate.   All
representations and warranties contained in Article V shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date.

     6.2  Performance by Buyer.   ECHLIN and SUB shall have
performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by each of them prior to or on the Closing Date.

     6.3  HSR Act; Authorizations; Legal Prohibition.

     (a) All applicable waiting periods, including any extensions thereof, under the HSR Act shall have expired or been terminated.

     (b) Each party hereto shall have obtained all required third party authorizations, approvals, consents and waivers required to be obtained, and made all required filings with third parties, the lack of which, prior to the Closing, would render legally impermissible, or would materially adversely affect, the consummation of the transactions contemplated by this Agreement; provided, however, that the Company shall not be excused from performing its obligations hereunder by virtue of the Company's failure to use its best efforts to obtain or make any such authorizations, approval, consent, waiver or filing.

     (c) on the Closing Date, there shall exist no injunction or other order issued by a court of competent jurisdiction which would make unlawful the consummation of the transactions contemplated by this Agreement, and there shall be no suit, action, proceeding or governmental investigation pending or, to Buyer's knowledge, threatened which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or which might, directly or indirectly, interfere with such transactions.

     6.4  Effectiveness of Registration Statement.  The
Registration Statement shall be effective and no proceedings by the SEC or any state securities authority to revoke or stay such effectiveness shall be pending or threatened.

     6.5 Listing of Shares. The shares of ECHLIN stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

     6.6 Blue Sky. All necessary state securities and blue sky permits and approvals required to carry out the Merger shall have been obtained.

     6.7 Authorization of Merger. All corporate action necessary to authorize the execution, delivery and performance of this Agreement by ECHLIN and SUB and the consummation of the transactions contemplated in this Agreement (including the adoption by the requisite vote of stockholders of SUB) shall have been duly and validly taken, and ECHLIN and SUB shall have full power and right to merge on the terms provided in this Agreement.

     6.8 Echlin Stock Decline. There shall not have occurred any decline in the market price of ECHLIN stock by an amount in excess of 20%.





                           ARTICLE VII
                            Covenants

     7.1 Covenants by the Company. During the period from the date of this Agreement to the effective time of the Merger, except as otherwise consented to by ECHLIN or SUB in writing, the Company agrees, and agrees to cause each of its Subsidiaries:

     (a) to carry on its business in, and only in, the ordinary course consistent with prior practice and use all reasonable efforts to preserve intact its present properties, and its present business organizations, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the effective time of the Merger;

     (b)  not to amend its Articles of Incorporation or By-Laws;

     (c) not to (i) acquire outside the ordinary course of business consistent with prior practice, by merger or consolidation with, or agreement to merge or consolidate with, or purchase all or substantially all the assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) make any investment in or acquisition of any entity (other than the Subsidiaries) in an amount in excess of $250,000;

     (d) not to declare, set aside, make or pay any dividend or other distribution in respect of any shares of its capital stock of any class;

     (e) except in connection with the exercise of options to purchase its stock, not to issue or sell or purchase or redeem, directly or indirectly, any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

     (f) except as disclosed on Exhibit 7.1, not to incur any indebtedness for borrowed money or issue or sell any debt securities except (i) such indebtedness or debt securities which are incurred under agreements in effect on the date of this Agreement or (ii) which have a maturity of less than one year and are, in either case, incurred, issued or sold, as the case may be, in the ordinary course of business consistent with prior practice;

     (g) not to grant to any officer or director any increase in compensation or benefits or in severance or termination pay, and not to enter into any employment agreement with any officer or director, other than in the ordinary course of business consistent with prior practice;

     (h) except as contemplated by this Agreement, and except as disclosed on Exhibit 7.1, not to adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, insurance, incentive compensation, deferred compensation, severance, vacation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than in the ordinary course of business consistent with prior practice;

     (i) promptly to advise ECHLIN orally and in writing of (i) any agreement, transaction or expenditure which it intends to enter into which is likely to involve more than $250,000 in the aggregate, and (ii) the occurrence of any fact, circumstance or change in the condition of the Company or any of its Subsidiaries which fact, circumstance or change (A) is or may be materially adverse, or (B) may interfere with the consummation of the transactions contemplated by this Agreement;

     (j) promptly to advise ECHLIN orally and in writing of (i) any inquiry or proposal which it reasonably expects may lead to any takeover proposal (as used herein, "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company or any of its Subsidiaries or for the acquisition of a substantial equity interest in the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries, other than as contemplated by this Agreement) and (ii) receipt by it of any notification pursuant to the HSR Act of any purchase or proposed purchase of any securities of the Company by any person or entity other than ECHLIN or SUB;

     (k) to use its best efforts to comply promptly with all filing requirements of United States Federal, state and local laws (and foreign laws to the extent requested by ECHLIN or SUB) applicable to the Company or any of its Subsidiaries with respect to the transactions contemplated by this Agreement and to cooperate with and promptly to furnish information to ECHLIN in connection with all such filing requirements imposed upon ECHLIN or SUB or any other subsidiary of ECHLIN in connection with the transactions contemplated by this Agreement;

     (l) to use its best efforts to obtain all necessary consents, authorizations or approvals of, or exemptions by, any United States Federal, state or local government or governmental authority (and that of any foreign government or governmental authority to the extent requested by ECHLIN or SUB) applicable to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the taking of any action in connection with the consummation thereof;

     (m) not to make any changes in accounting principles or practices except such changes as are, in the opinion of McGladrey & Pullen, required to be made in order to comply with generally accepted accounting principles; and

     (n) not to enter into any agreement, commitment or transaction obligating it to take any action prohibited by this Section 7.1 or obligating it to refrain from taking any action required to be taken pursuant to this
          Section 7.1, and not to otherwise take any action authorizing any such agreement, commitment or transaction.

     (o) as promptly as practicable, the Company shall call a meeting of its stockholders to be held for the purpose of voting upon this Agreement and the Merger. The Company will, through its Board of Directors, recommend to its stockholders adoption of this Agreement, subject to the fiduciary obligation of each of the members of the Company"s Board of Directors.

     (p) the Company will deliver to ECHLIN and SUB on or before the date the Proxy Statement is mailed to the Company"s stockholders an opinion of The Chicago Corporation as to the fairness of the Merger to the Company"s stockholders from a financial point of view.

     7.2  Covenants by Echlin.

     (a) ECHLIN will use its best efforts to comply promptly with all filing requirements of United States Federal, state and local laws applicable to it or any of its Subsidiaries with respect to the transactions contemplated by this Agreement and to cooperate with and promptly to furnish information to the Company in connection with all such filing requirements imposed upon the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; and

     (b) ECHLIN will use its best efforts to obtain all necessary consents, authorizations or approvals of, or exemptions by, any United States Federal, state or local government or governmental authority applicable to ECHLIN or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the taking of any action in connection with the consummation thereof.


                          ARTICLE VIII
                        Mutual Covenants

     8.1 Filings and Authorizations. Each party hereto will, as promptly as practicable, file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to the HSR Act in connection with the transactions described in this Agreement. Except as otherwise provided herein, each party hereto, as promptly as practicable,
(i) will make, or cause to be made, all such other filings and submissions under laws, rules and regulations applicable to it, or to its subsidiaries and Affiliates, as may be required for it to consummate the transactions described in this Agreement; (ii) will use its best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all persons and governmental authorities necessary to be obtained by it, or its subsidiaries or Affiliates in order for it to consummate such transfer; and (iii) will use its best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Each party hereto will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each other in connection with the foregoing.

     8.2  Access and Information.   Between the date of this
Agreement and the Closing Date, the parties hereto will cause the Company and its Subsidiaries, during all business hours and other mutually agreeable times, to (i) give ECHLIN and ECHLIN's representatives reasonable access to all officers and employees, offices and other facilities and properties of the Company and its Subsidiaries, (ii) permit ECHLIN to make such inspections thereof as ECHLIN may reasonably request, and (iii) furnish ECHLIN with such financial and operating data and other information with respect to the business, operations and properties of the Company and its Subsidiaries as ECHLIN may from time to time reasonably request; provided, however, that any investigation by ECHLIN shall be conducted in such a manner as not to interfere unreasonably with the business operations of the Company and its Subsidiaries. Until and unless the Merger is consummated, ECHLIN shall continue to be bound by the confidentiality and nondisclosure agreement previously signed by ECHLIN.

     8.3  Further Assurances.   Each party hereto shall execute,
or cause to be executed, such documents and other papers, and take, or cause to be taken, such further actions as may be reasonably required, to carry out the provisions hereof and the transactions contemplated hereby.

     8.4  Public Announcements.   Each party hereto shall consult
with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as required by law upon advice of counsel, shall not issue any such press release or make any such public statement prior to such consultation and without the prior written agreement of the other parties hereto.

     8.5 Proxy Statement and Registration Statement. ECHLIN, SUB and the Company will, cooperate in the preparation of the proxy materials under the Exchange Act relating to the meeting of the Company"s stockholders for the purpose of voting upon this Agreement and the Merger (the "Proxy Statement") and the Registration Statement and in their filing as soon as practicable with the SEC and all applicable state securities authorities, and will use their best efforts to have the Registration Statement declared effective by the SEC and state securities authorities as soon as practicable.







                           ARTICLE IX
                     Limitation of Remedies

     9.1 Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement and any Schedule or Exhibit hereto, and no related claims for indemnification, shall survive the Closing.


                            ARTICLE X
                           Termination

     10.1 Termination Events.   This Agreement may, by written
notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

     (a) if a material default or breach shall be made by another with respect to the due and timely performance of such other party's covenants and agreements contained herein, or with respect to the due compliance with such other party's representations and warranties and such default cannot promptly be cured and has not been waived,

     (b)  by the mutual written consent of the parties.

     10.2 Effect of Termination.   In the event this Agreement is
terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall be terminated, except that the obligations set forth in Section 11.1 and the nondisclosure and confidentiality obligation of ECHLIN described in Section 7.2, shall survive; provided, however, that if this Agreement is so terminated by one party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with its obligations under any provision of this Agreement, it is expressly agreed and understood that the terminating party's right to pursue all legal remedies for breach of contract and damages shall also survive such termination unimpaired.


                           ARTICLE XI
                           Other Terms

     11.1 Break-Up Fee. If the Company fails to consummate the transactions described in this Agreement, and if the Company does not have the right to terminate this Agreement pursuant to
Section 10.1(a), and, if the Board of Directors of the Company withdraws or modifies in a manner adverse to ECHLIN or SUB its approval of this Agreement of Merger or recommends or approves an acquisition proposal by a third party or within a period of one
(1) year from the date of this Agreement the Company shall sell substantially all of its assets, or the Company shall merge with another company, or if another person shall have made a tender or exchange offer for more than 50% of the stock of the Company for a price in excess of $13.625 per share or if another person shall acquire more than 35% of the stock of the Company, then the Company shall pay to ECHLIN a sum equal to 2.5% times $13.625 times the number of shares of stock of the Company currently issued and outstanding (including, for this purpose, the number of shares of stock of the Company which would be issued and outstanding if all options to purchase stock of the Company were exercised, regardless of whether said options are currently exercisable). The parties hereby agree that the payments hereunder shall be in full and complete payment for all amounts to which ECHLIN and SUB shall be entitled hereunder. ECHLIN hereby agrees that, should it elect not to consummate the transactions contemplated by this Agreement, and ECHLIN does not have the right to terminate this Agreement pursuant to Section 10.1(a), then it shall pay to the Company an amount equivalent to 2.5% times $13.625 times the number of shares of stock of the Company currently issued and outstanding (including, for this purpose, the number of shares of stock of the Company which would be issued and outstanding if all options to purchase stock of the Company were exercised, regardless of whether said options are currently exercisable). The payment by ECHLIN to the Company shall be in complete and full satisfaction for any and all obligations to which the Company shall be entitled from ECHLIN and SUB.

     11.2 Indemnification. ECHLIN and SUB hereby jointly and severally agree to indemnify and hold harmless the officers and directors of the Company for any and all liability which they may have incurred, including attorney fees and expenses incurred by them, in connection with their actions as officers and directors for and on behalf of the Company, to the fullest extent permitted by the laws of the State of Indiana.

     11.3 Exchange Ratio. Each outstanding share of the stock of the Company shall be exchanged for an amount of ECHLIN stock determined by rounding to the nearest thousand (0.001) the quotient of $13.625 divided by the Base Price of ECHLIN stock; provided, however, the Exchange Ratio shall be subject to equitable adjustment to take into account and fully reflect the effect of any stock split, stock dividend or other recapitalization. For these purposes, the "Base Price" of ECHLIN stock shall equal the lesser of $40 or the average of the closing prices on the New York Stock Exchange of ECHLIN stock as reported by The Wall Street Journal for the 20 trading days prior to the Closing.

     11.4 Fiduciary Obligation. Subject to the Company"s obligations under Section 11.1, nothing herein shall prevent the Company or its Board of Directors from taking such action, including the consideration of bids or offers in competition with that of ECHLIN and SUB, to the extent to which such action may be required by law, including such action as may be imposed upon the Company and its directors and officers in their fiduciary capacities as such.


                           ARTICLE XII
                          Miscellaneous

     12.1 Expenses.   Each party to this Agreement shall pay its
own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

     12.2 Amendment; Waiver.   Any provision of this Agreement
may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment (except as provided below), by the Company and by ECHLIN and SUB, or in the case of a waiver or an amendment adversely affecting the interests of any party hereto, then by the party against whom the waiver or amendment is to be effective.

     12.3 Entire Agreement.   This Agreement, including the
Schedules and Exhibits hereto and the agreements referred to herein, contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     12.4 Headings.   The headings contained in this Agreement
are intended solely for convenience of reference and shall not effect the rights of the parties to this Agreement.

     12.5 Notices.   All notices, requests, demands and other
communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered by hand or by facsimile, transmission to the persons identified below, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:




If to the Company:

          American Electronic Components, Inc.
          1010 North Main Street
          Elkhart, Indiana  46514
          Attention:  President
          Facsimile No. (219) 264-4845

With a copy to:

          Barnes & Thornburg
          c/o Ernest J. Szarwark, Esq.
          600 1st Source Bank Center
          100 North Michigan Street
          South Bend, Indiana 46601-1632
          Facsimile No. (219) 237-1125

If to ECHLIN or SUB:

          Echlin Inc.
          100 Double Beach Road
          Branford, Connecticut  06405
          Attention:  Secretary
          Facsimile No. (203) 481-6485

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

     12.6 Severability.   If any provision of this Agreement is
held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

     12.7 Binding Effect; Assignment.   This Agreement is binding
upon the parties hereto, and no party to this Agreement or any such other Person may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which it may withhold in its absolute discretion.

     12.8 No Third Party Beneficiaries.   Nothing in this
Agreement shall confer any rights upon any person or entity which is not a party or any assignee of a party to this Agreement.

     12.9 Counterparts.   This Agreement may be signed in any
number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

   12.10  Governing Law and Jurisdiction.   This Agreement shall
be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be wholly performed in such state.

   12.11  Cost of Litigation.   If any legal action or other
proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other reasonable costs incurred in any such action or proceeding, in addition to any other relief to which it or they may be entitled.

   12.12 Alternate Structure. Notwithstanding anything to the contrary herein, prior to the time when this Agreement is submitted to the stockholders of the Company, the parties to this Agreement may, by mutual consent, elect in lieu of merging the Company into and with SUB as hereinabove provided, to merge SUB into and with the Company. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing change.

                                        AMERICAN ELECTRONIC
                                        COMPONENTS, INC.

                                        By:    /s/
                                        ----------------
                                        David D. Webster

                                        Its:
                                        Chairman and CEO


                                        ECHLIN INC.

                                        By:   /s/
                                        ---------------
                                        Jon P. Leckerling

                                        Its:
                                        Vice President and
                                        General Counsel


                                        ECHLIN ACQUISITION, INC.

                                        By:    /s/
                                        ---------------
                                        Jon P. Leckerling

                                        Its:
                                        Vice President

                                                  Exhibit 2.1

                  AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger ("Agreement") dated as of ________________, 1995, by and among ECHLIN INC., a Connecticut corporation ("ECHLIN"), ECHLIN ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of ECHLIN ("SUB"), and AMERICAN ELECTRONIC COMPONENTS, INC., an Indiana corporation (the "Company"), evidences that, in consideration of the mutual obligations and covenants set forth herein, the parties hereto agree as follows:

                            ARTICLE I
                  Surviving Corporation, Name,
              Certificate of Incorporation, Bylaws,
                     Directors and Officers

     1.1 SUB and the Company are sometimes hereinafter collectively referred to as the "Constituent Corporations."

     1.2 In accordance with the provisions of the Delaware General Corporation Law and the Indiana Business Corporation Law, the Company will, at the Effective Time (as hereinafter defined), be merged into SUB, which will be the surviving corporation ("Surviving Corporation"). SUB will continue to exist under and to be governed by the laws of Delaware. Such transaction is hereinafter referred to as the "Merger." Except as herein specifically set forth, the identity, existence, purposes, powers, objectives, franchises, privileges, rights and immunities of SUB will continue unaffected and unimpaired by the Merger, and the corporate franchises, existence and rights of the Company will be merged with and into SUB, which, as the Surviving Corporation, will be fully vested therewith. The separate existence and corporate organization of the Company, except insofar as they may be continued by statute, will cease when the Merger becomes effective.

     1.3  At the Effective Time, the name of the Surviving
Corporation will be American Electronic Components, Inc.

     1.4 Except as amended to reflect the name change contemplated by Section 1.3, the certificate of incorporation of SUB as in effect immediately prior to the Effective Time will, until further amended as provided by law, be the certificate of incorporation of the Surviving Corporation.

     1.5 Except as amended to reflect the name change contemplated by Section 1.3, the bylaws of SUB in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until altered, amended or rescinded.

     1.6 Jon P. Leckerling will be the sole director of the Surviving Corporation and, unless he sooner resigns or is removed, will hold office from the Effective Time until his successor is elected and qualifies.

     1.7 David D. Webster, John F. Howard, Richard J. Van Es, Jon P. Leckerling, Richard A. Wisot, Joseph A. Onorato, Charles
W. O"Connor, Edward C. Shalagan and Edward D. Toole will be the officers of the Surviving Corporation and, unless they sooner resign or are removed, will hold their respective offices from the Effective Time until their respective successors are elected or appointed.


                           ARTICLE II
             Capitalization, Conversion and Exchange
                        of Capital Stock

     2.1  The shares of common stock of the Surviving
Corporation, outstanding at the Effective Time, will continue to be the outstanding shares of common stock of the Surviving
Corporation.

     2.2 Without any action on the part of the shareholders of the Company, each outstanding share of the no par value per share common stock of the Company (the "Company Shares"), will automatically be canceled in exchange for an amount of ECHLIN stock determined by rounding to the nearest thousand (0.001) the quotient of $13.625 divided by the Base Price of ECHLIN stock. For these purposes, the "Base Price" of ECHLIN stock shall equal the lesser of $40 or the average of the closing prices on the New York Stock Exchange of ECHLIN stock as reported by The Wall Street Journal for the 20 trading days prior to the Closing Date (as hereinafter defined). Each outstanding Option to purchase stock of the Company (the "Options") will be canceled in exchange for ECHLIN stock determined as set forth above, except that, in lieu of $13.625 there shall be used the difference between $13.625 and the per share exercise price provided for the exercise of such Option, but only if the exchange of ECHLIN stock for Options does not prevent pooling of interests treatment for the Merger transaction described in this Agreement.

     2.3 No fractional shares of ECHLIN stock will be issued. Each person or entity entitled to receive a fractional share will, in lieu of such fractional share, receive an amount equal to the result of multiplying the Base Price by the fractional share to which such person or entity would otherwise have been entitled pursuant to the Merger.

     2.4 Prior to presentation and surrender of certificates representing Company Shares, the holders of Company Shares will not be entitled to receive any dividend or other distribution payable to holders of shares of the ECHLIN stock or interest upon cash which has been withheld; provided, upon surrender of such certificates, such holders will be paid, without interest, an amount equal to the dividends and other distributions withheld with respect to the shares of ECHLIN stock into which such Company Shares have been converted.

     2.5 To the extent holders of the outstanding Company Shares have the right and exercise appraisal rights with respect to their shares pursuant to the Indiana Business Corporation Law, such shares will continue to be held subject to the rights of such holders under the Indiana Business Corporation Law and will not be deemed to be outstanding or converted into shares of ECHLIN stock.

     2.6 All Company Shares presented and surrendered will be canceled.


                           ARTICLE III
                 Shareholders" Meeting, Filings"
                 Relating to the Effective Date


     3.1 This Agreement will be submitted to the shareholders of the Constituent Corporations for their approval and adoption at meetings to be duly called and held or by unanimous written consent of shareholders in lieu of such meetings. The Constituent Corporations will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals, the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for the consummation of the Merger.

     3.2  The appropriate officers of the Constituent
Corporations will execute and verify, and cause to be filed, the Merger Agreement and officers' certificates required by the Indiana Business Corporation Law and the Certificate of Merger required by the Delaware General Corporation Law.

     3.3 The Merger will become effective on the date Articles of Merger have been executed and filed with the Secretary of State of Indiana and a Certificate of Merger has been executed and filed with the Secretary of State of Delaware. The Closing Date is defined in Section 2.5 of the Agreement and Plan of Reorganization dated October 6, 1995 by and among ECHLIN, SUB and the Company.




                           ARTICLE IV
                  Certain Effects of the Merger

     4.1 When the Merger becomes effective, the separate existence of the Company will cease and SUB, as the Surviving Corporation, will possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and will be subject to all the restrictions, disabilities, duties and obligations of each of the Constituent Corporations. The rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to the Constituent Corporations on whatever accounts, as well as for stock subscriptions and all other things in action, or belongs to such corporations will be vested in the Surviving Corporation. All property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of any jurisdiction, in the Constituent Corporations, will not revert or be in any way impaired. All rights of creditors and all liens upon any property of the Constituent Corporations will be preserved unimpaired, and all debts, liabilities, duties and obligations of the Constituent Corporations will attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties have been incurred or contracted by it. No liability or obligation due or to become due at the Effective Time, or any claim or demand for any cause then existing against the Constituent Corporations or any shareholder, officer or director thereof, will be released or impaired by the Merger.

     4.2 At the time, or from time to time, after the Effective Time, the last acting officers and directors of the Company will, as and when requested by the Surviving Corporation or its successors or assigns, execute and deliver all such deeds, assignments and other instruments and take or cause to be taken all such further or other reasonable action as the Surviving Corporation deems reasonably necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises, immunities and interests of the Company and otherwise to carry out the purpose of this Agreement.


                            ARTICLE V
             Closing Date, Termination, Amendments,
                        Supplements, Etc.

     5.1 This Agreement will be closed at the time and date as may be mutually agreed upon by the Constituent Corporations.

     5.2 This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one agreement.

     In order to evidence the foregoing, ECHLIN, SUB and the Company have caused this Agreement to be signed by their duly authorized officers as of the date above written first.

                                   ECHLIN INC.

                                   By:
                                   ______________
                                   Name
                                   ______________
                                   Title

                                   ______________
ATTEST:

By:
________________________, Secretary


                                   ECHLIN ACQUISITION, INC.


                                   By:
                                   ______________
                                   Name
                                   ______________
                                   Title
                                   ______________

ATTEST:

By:
________________________, Secretary

                                   AMERICAN ELECTRONIC
                                   COMPONENTS, INC.

                                   By:
                                   ______________
                                   Name
                                   ______________
                                   Title
                                   ______________

ATTEST:

By:
________________________, Secretary

                           APPENDIX B

           Fairness Opinion of The Chicago Corporation





                                                  October 6, 1995




Board of Directors
American Electronic Components, Inc.
1010 North Main Street
Elkhart, Indiana 46514

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of Common Stock, no par value of American Electronic Components, Inc., an Indiana corporation (the "Company") of the consideration to be received by such holders in the merger (the "Merger") pursuant to an Agreement and Plan of Reorganization ("Reorganization Agreement"), dated as of October 6, 1995, by and among, the Company, Echlin Inc., a Connecticut corporation ("Echlin"), and Echlin Acquisition, Inc., a Delaware corporation ("Sub") and a direct wholly owned subsidiary of Echlin.

The Reorganization Agreement provides that each share of the Company's Common Stock issued and outstanding immediately prior to the consummation of the Merger shall be exchanged for an amount of Echlin Common Stock, $1 par value, to be determined by the quotient of $13.625 divided by the Base Price (as defined in the Reorganization Agreement) of Echlin Common Stock (the "Consideration").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Echlin. In addition to the Reorganization Agreement, we have also reviewed certain other information, including financial forecasts for the Company, provided to us by the Company, and have met with the Company's and Echlin's senior management to discuss the business and prospects of the Company and Echlin. We have also considered: (i) certain financial and stock market data of the Company and Echlin and compared that data with similar data for other publicly held companies which we deemed relevant; (ii) the financial terms of certain other business combinations which have recently been effected; and
(iii) such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such evaluations or appraisals. There has been no public solicitation of indications of interest in a possible acquisition of the Company. However, in connection with our engagement, we have made several inquiries of third parties concerning their possible interest in a transaction with the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

In the past, The Chicago Corporation has separately performed certain investment banking services for the Company and received customary fees for such services. In the ordinary course of our business, The Chicago Corporation and its affiliates may actively trade securities of both the Company and Echlin for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent except as set forth in the Reorganization Agreement and except that the Company is authorized to include this letter in its entirety in the Merger documents and, if applicable, the proxy materials contemplated by the Reorganization Agreement. This letter does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger. Furthermore, we express no opinion as to the price or trading range at which shares of Echlin Common Stock will trade in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders from a financial point of view.

                                   Very truly yours,

                                   THE CHICAGO CORPORATION

                           APPENDIX C

American Electronic Components, Inc. Audited Consolidated
Financial Statements
as of September 25, 1993 and September 24, 1994 and for the Three-Year Period Ended September 24, 1994


                       INDEX TO FINANCIAL STATEMENTS

                                                                       Page
REPORT OF INDEPENDENT ACCOUNTANTS                                       C-2

FINANCIAL STATEMENTS

           Consolidated Balance Sheets as of
             September 25, 1993 and September
             24, 1994                                                   C-3
           Consolidated Statements of Income
             for the years ended September
             26, 1992, September 25, 1993 and
             September 24, 1994                                         C-4
           Consolidated Statements of Shareholders'
             Equity for the years ended September
             26, 1992, September 25, 1993 and
             September 24, 1994                                         C-5
           Consolidated Statements of Cash Flows for
             the years ended September 26, 1992,
             September 25, 1993 and September 24,
             1994                                                       C-6
           Notes to Financial Statements                         C-7 - C-13

                 REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
American Electronic Components, Inc.
Elkhart, Indiana


We have audited the accompanying consolidated balance sheets of American Electronic Components, Inc. and subsidiaries ("Company") as of September 25, 1993 and September 24, 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended September 24, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Electronic Components, Inc. and sub- sidiaries as of September 25, 1993 and September 24, 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended September 24, 1994, in conformity with generally accepted accounting principles.






                                     McGLADREY & PULLEN

Elkhart, Indiana
October 21, 1994

                   AMERICAN ELECTRONIC COMPONENTS, INC.
                             AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)


                                              September      September
 ASSETS                                        25, 1993       24, 1994
                                              ---------      ---------
CURRENT ASSETS
 Cash                                         $     13       $      9
 Trade receivables                               4,404          4,542
 Inventories                                     3,329          4,723
 Prepaid expenses                                   63             90
                                              ---------      ---------
    Total current assets                         7,809          9,364

PROPERTY AND EQUIPMENT, at
 depreciated cost                               20,067         21,296

DEFERRED TAX ASSET                               2,350          2,350
                                              ---------      ---------
                                              $ 30,226       $ 33,010
                                              =========      =========
   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Current maturities of long-term debt         $    300       $    857
 Accounts payable, trade                         1,102          2,055
 Accrued expenses                                2,450          2,504
                                              ---------      ---------
    Total current liabilities                    3,852          5,416
                                              ---------      ---------
LONG-TERM DEBT, less current maturities         17,665         10,528
                                              ---------      ---------
CONTINGENCIES

SHAREHOLDERS' EQUITY
 Common Stock, no par value; authorized
    15,552,000 shares; issued 1993 1,460,883
    shares; 1994 3,729,771 shares                   59         11,054
 Series A Senior Common Stock                    3,554              -
 Series B Senior Common Stock                    1,488              -
 Additional paid-in capital                      2,019          3,188
 Retained earnings, since March 29,
    1992 ($24,083 deficit eliminated
    on March 28, 1992)                           1,589          2,824
                                              ---------      ---------
                                                 8,709         17,066
                                              ---------      ---------
                                              $ 30,226       $ 33,010
                                              =========      =========

See Notes to Financial Statements.

                   AMERICAN ELECTRONIC COMPONENTS, INC.
                             AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except share data)


                                                    Year Ended
                                          ---------------------------
                                      September    September   September
                                       26, 1992     25, 1993    24, 1994
                                      ---------    ---------   ---------
Net sales                             $ 24,504     $ 29,744    $ 35,456

Cost of goods sold                      17,761       21,097      25,028
                                      ---------    ---------   ---------
Gross profit                             6,743        8,647      10,428
                                      ---------    ---------   ---------
Operating expenses:
Selling expenses                         1,106        1,503       1,774
General and administrative
  expenses                               3,352        3,789       4,378
                                      ---------    ---------   ---------
                                         4,458        5,292       6,152

Operating income                         2,285        3,355       4,276

Interest expense                         2,428        1,605       1,280
                                      ---------    ---------   ---------
Income (loss) before income taxes         (143)       1,750       2,996

Federal and state income taxes             320          695       1,193
                                      ---------    ---------   ---------
Income (loss) from continuing
  operations                              (463)       1,055       1,803
                                      ---------    ---------   ---------
Loss on discontinued operations:
Loss from operations                      (426)           -           -
Loss on disposition                     (2,725)           -           -
                                        (3,151)           -           -

Net income (loss)                     $ (3,614)    $  1,055    $  1,803
                                      =========    =========   =========

Earnings per Common and Common Equivalent share                $     .60
                                                               =========

Weighted average number of Common and
Common Equivalent shares outstanding                           3,026,080
                                                              ==========

See Notes to Financial Statements.

                                AMERICAN ELECTRONIC COMPONENTS, INC.
                                          AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                  (in thousands, except share data)

                                              Series      Series
                                            A Senior    B Senior  Additional    Retained
                                  Common      Common      Common     Paid-In    Earnings
                                   Stock       Stock       Stock     Capital   (Deficit)       Total
                               ---------   ---------   ---------   ---------   ---------   ---------
Balance, September 28, 1991    $  1,343    $      -    $       -   $ 11,770    $(19,935)   $ (6,822)
 Net (loss)                           -           -           -           -      (3,614)     (3,614)
 Issuance of Series A Senior
   Common Stock                       -       3,554           -           -           -       3,554
 Exchange of subordinated debt
   for Common Stock and Series
   B Senior Common Stock          9,734           -       1,488           -           -      11,222
 Cumulative effect of change in
   accounting for income taxes        -           -           -       1,295           -       1,295
 Deficit reclassification       (11,018)          -           -     (13,065)     24,083           -
                               ---------   ---------   ---------   ---------   ---------   ---------
Balance, September 26, 1992          59       3,554       1,488           -         534       5,635
 Net income                           -           -           -           -       1,055       1,055
 Reduction in pre quasi-reorgan-
   ization deferred tax asset
   valuation allowance                -           -           -       2,019           -       2,019
                               ---------   ---------   ---------   ---------   ---------   ---------
Balance, September 25, 1993          59       3,554       1,488       2,019       1,589       8,709
 Net income                           -           -           -           -       1,803       1,803
 Conversion of Series A Senior
   Common Stock into Common
   Stock                          3,554      (3,554)          -           -           -           -
 Redemption of Series B Senior
   Common Stock, plus accumulated
   dividends                          -           -      (1,488)          -        (568)     (2,056)
 Issuance of 1,125,000 shares
   of Common Stock                7,441           -           -           -           -       7,441
 Reduction in pre quasi-reorgan-
   ization deferred tax asset
   valuation allowance                -           -           -       1,169           -       1,169
                               ---------   ---------   ---------   ---------   ---------   ---------
Balance, September 24, 1994    $ 11,054    $      -    $      -    $  3,188    $  2,824    $ 17,066
                               =========   =========   =========   =========   =========   =========

See Notes to Financial Statements.

                                AMERICAN ELECTRONIC COMPONENTS, INC.
                                          AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (in thousands)

                                                               Year Ended
                                                ------------------------------------
                                            September 26,  September 25,  September 24,
                                                     1992           1993           1994
                                                ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                               $ (3,614)      $  1,055       $  1,803
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
   Depreciation                                    1,981          1,894          2,063
   Loss on sale of subsidiary                      2,725              -              -
   Deferred income taxes                             314            650          1,169
  Changes in assets and liabilities:
   Decrease (increase) in:
   Receivables                                      (770)          (661)          (138)
   Inventories                                       (96)          (210)        (1,394)
   Prepaid expenses                                   11            (25)           (27)
  Increase in accounts payable
   and accrued expenses                              (75)           160          1,007
                                                ---------      ---------      ---------
        Net cash provided by operating
           activities                                476          2,863          4,483
                                                ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of equipment                        -             22             10
Purchase of property and equipment                (1,286)        (2,584)        (3,302)
Net proceeds from sale of subsidiary               1,100              -              -
                                                ---------      ---------      ---------
        Net cash (used in) investing activities     (186)        (2,562)        (3,292)
                                                ---------      ---------      ---------


CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on revolving credit agreement      18,600            300         11,404
Principal payments on long-term borrowings       (21,819)          (635)       (17,984)
Net proceeds from issuance of Common Stock         2,886              -          7,441
Redemption of Series B Senior Common Stock             -              -         (2,056)
                                                ---------      ---------      ---------
        Net cash (used in) financing activities     (333)          (335)        (1,195)
                                                ---------      ---------      ---------
        (Decrease) in cash                           (43)           (34)            (4)

Cash, beginning                                       90             47             13
                                                ---------      ---------      ---------
Cash, ending                                    $     47       $     13       $      9
                                                =========      =========      =========

See Notes to Financial Statements.

                   AMERICAN ELECTRONIC COMPONENTS, INC.
                             AND SUBSIDIARIES

                       NOTES TO FINANCIAL STATEMENTS
                              (in thousands)




Note 1.     Nature of Business and Significant Accounting Policies

Nature of business:

 American Electronic Components, Inc. (the "Company") is engaged in the manufacture and sale of sensors, relays and switches, electromechanical products, and plastic components throughout the United States, generally on terms of 30 days. The Company has a business concentration in the automotive industry.

Basis of presentation:

 American Electronic Components, Inc. currently conducts business at five manufacturing facilities in Elkhart, Indiana. The operating subsidiaries are: Durakool, Inc.; Alliance Plastics, Inc. and Electromation, Inc. The Company controls 100% of the stock of the operating subsidiaries through a wholly-owned subsidiary, American Oil Fields, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

 On May 17, 1989, ownership of the subsidiaries was transferred in a leveraged acquisition to a privately-owned entity, American Electronic Components Limited, a United Kingdom Company ("AEC-UK"). In March 1992, AEC-UK was reorganized. As part of the reorganization, the ownership of the operating subsidiaries was transferred to the Company. Assets and liabilities were recorded by the Company at historical cost since the two companies had common ownership. In the reorganization, holders of the Common Stock of AEC-UK exchanged those shares for an equal number of Common Stock of the Company. Subordinated debt of AEC-UK was exchanged for Series B Senior Common Stock. Additionally, $3,600 of new capital was raised through the issuance of Series A Senior Common Stock and warrants to acquire Common Stock.

 On March 29, 1992, in connection with the reorganization, the Company adopted a plan to sell its Electronic Devices, Inc. subsidiary which manufactured silicon diodes and rectifiers. All assets were sold and income and revenues from the measurement date to the disposal date were not material. The disposal has been presented as a disposal of segment of the Company's business in the accompanying financial statements.

 As part of the reorganization, the Company, with the approval of the Board of Directors, transferred the accumulated deficit to additional paid-in capital and Common Stock in accordance with quasi-reorganization accounting principles.

 As discussed in Note 4, on June 16, 1994, the Company completed an initial public offering and issued 1,125,000 shares of Common Stock.

  Concurrently, Series A Senior Common Stock was exchanged for Common Stock and Series B Senior Common Stock was redeemed, leaving the Company with only one outstanding class of stock.

Significant accounting policies:

 Trade receivables and major customers. Trade receivables in the accompanying balance sheets at September 25, 1993 and September 24, 1994 are stated net of an allowance for doubtful accounts of $50.

 The percentage of total Company sales to Chrysler Corporation was 12.6%, 18.9% and 22.8% and to Takata, Inc. of 13.1%, 11.3% and 11.5% for its 1992, 1993 and 1994 fiscal years, respectively.

 Inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market.

                   AMERICAN ELECTRONIC COMPONENTS, INC.
                             AND SUBSIDIARIES

                       NOTES TO FINANCIAL STATEMENTS
                              (in thousands)




 Depreciation and amortization. Depreciation of property and equipment is computed principally by the straight-line method applied to individual items based on estimated useful lives. Estimated useful lives generally range from 25 to 50 years for buildings and improvements and from 3 to 15 years for machinery and equipment and furniture and fixtures. Expenditures for nonreimbursed tooling are capitalized and amortized over 3 to 10 years.

 Research and development. Research and development expenditures of approximately $639, $734 and $904 were charged to operations as incurred for the years ended September 26, 1992, September 25, 1993 and September 24, 1994 respectively.

 Product warranties. The Company follows the policy of accruing estimated liabilities for product warranties at the time the warranted products are sold.

 Fiscal year-end. The Company's fiscal year ends on the last Saturday of September. The years ended September 26, 1992, September 25, 1993 and September 24, 1994 each contained 52 weeks.


Note 2.     Balance Sheet Data

Inventories.  Inventories are composed of the following:

                                     September 25,    September 24,
                                              1993             1994
                                         ---------        ---------
     Raw material                        $  1,613         $  2,117
     Work in process                        1,399            2,116
     Finished goods                           317              490
                                         ---------        ---------
                                         $  3,329         $  4,723
                                         =========        =========

Property and Equipment. The composition of property and equipment and the related accumulated depreciation are as follows:

                                     September 25,    September 24,
                                              1993             1994
                                         ---------        ---------
     Land, buildings and improvements    $  7,781         $  8,197
     Machinery and equipment               12,978           14,569
     Furniture and fixtures                 2,531            2,456
     Tooling                                3,189            3,402
     Construction in progress               1,508            2,555
                                         ---------        ---------
                                           27,987           31,179
     Less accumulated depreciation          7,920            9,883
                                         ---------        ---------
                                         $ 20,067         $ 21,296
                                         =========        =========

                   AMERICAN ELECTRONIC COMPONENTS, INC.
                             AND SUBSIDIARIES

                       NOTES TO FINANCIAL STATEMENTS
                     (in thousands, except share data)



Accrued Expenses.  Accrued expenses are as follows:

                                     September 25,    September 24,
                                              1993             1994
                                         ---------        ---------
     Payroll and related expenses        $  1,201         $  1,640
     Property taxes                           265              275
     Interest                                 644              155
     Other                                    340              434
                                         ---------        ---------
                                         $  2,450         $  2,504
                                         =========        =========

Note 3.     Pledged Assets and Long-Term Debt

Long-term debt and related collateral at September 24, 1994 consist of the following:

 Term loan agreement, bank, due in monthly
   installments of $71,429 plus interest,
   final payment due June 30, 2001                         $  5,785
 Revolving credit agreement not to exceed
   $8,000,000, due May 31, 1997                               5,600
                                                           ---------
                                                             11,385
 Less current maturities                                        857
                                                           ---------
                                                           $ 10,528
                                                           =========


 Borrowings under these agreements bear interest at prime (7.75% at September 24, 1994) for the revolving credit agreement and prime plus .25% for the term loan agreement or, at the Company's option, LIBOR plus 1.25% on the revolving credit agreement and LIBOR plus 1.5% on the term loan. In addition, the Company has agreed to, among other things, maintain certain levels of tangible net worth and to meet certain cash flow coverage ratios as defined in the agreements. All covenants have been complied with as of September 24, 1994. These agreements are collateralized by accounts receivable, inventories and equipment.

 Aggregate maturities of long-term debt for the years ending September 1996 through 1999 are as follows: 1996 $857; 1997 $6,457; 1998 $857 and
 1999 $857.

Note 4.     Shareholders' Equity

 Common Stock. The Company has authorized 15,552,000 shares of no par value Common Stock, of which 3,729,771 shares were issued and outstanding at September 24, 1994.

 On June 16, 1994, the Company completed its initial public offering and issued 1,125,000 shares of Common Stock for $7,441, net of fees paid of $1,559. Prior to the public offering, the Company had 4,665,000 shares of Series A Senior Common Stock and 1,144,615 shares of Series B Senior Common Stock issued and outstanding. Concurrent with the public offering, the Series A Senior Common Stock was converted into 933,000 shares of Common Stock and all of the outstanding warrants were exchanged for 210,938 shares of Common Stock. The Series B Senior Common Stock was redeemed for $1,488 along with payment of accreted dividends of $568.

 Share data reflects a 1-for-5 reverse stock split of the Company's Common Stock on March 28, 1994.

                   AMERICAN ELECTRONIC COMPONENTS, INC.
                             AND SUBSIDIARIES

                       NOTES TO FINANCIAL STATEMENTS
                     (in thousands, except share data)




 Earnings per share. Net income per share is computed on the average number of Common and Common Equiv- alent shares outstanding during the period. Common Equivalent shares include the dilutive effect of the stock options and the Common Stock which would have been outstanding if the Series A Senior Common Stock and shares issuable for warrants had been converted into Common Stock as of the beginning of the current period. For the year ended September 24, 1994, earnings per Common and Common Equivalent share have not been reduced by divi- dends accreted on the Series B Senior Common Stock of $204 ($.07 per share) in computing net income available to Common Stock shareholders. The Series B Senior Common Stock plus accumulated dividends was fully redeemed with the proceeds from the public offering.

 Historical per share amounts for years prior to the year ended September 24, 1994 have not been presented, as the Company's historical capital structure is not comparable to its structure after the offering.

 Stock option plans. The Company has three stock option plans: a Retention Option Plan, a Performance Award Option Plan and a 1994 Employee Stock Option Plan.

 Under the Retention and Performance plans, employees may purchase stock at $5 per share through September 2003. No further grants may be made under these two plans.

 Effective with the public offering, the Company implemented the 1994 Employee Stock Option Plan. Under the plan, participants may be granted incentive stock options and non-qualified stock options at the discretion of the Board of Directors to purchase stock at market value on the date of grant. Pursuant to the plan, 300,000 shares of Common Stock have been reserved for issuance under options, of which 100,000 shares were granted subsequent to year-end.

 The following is a summary of options at September 26, 1992, September 25, 1993 and September 24, 1994:

                                      September    September   September
                                       26, 1992     25, 1993    24, 1994
                                      ---------    ---------   ---------
  Outstanding, beginning of period           -      248,832     295,488
  Granted                              248,832       46,656           -
  Outstanding, end of period           248,832      295,488     295,488
                                      =========    =========
  Granted subsequent to year-end                                100,000
                                                               ---------
  Outstanding                                                   395,488
                                                               =========
  Exercisable                          124,416      171,072     271,072
                                      =========    =========   =========

Note 5.     Income Taxes

Deferred income taxes represent the tax effects of differences in the book and tax reporting at the statutory tax rates expected to be in effect when such differences reverse. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

                   AMERICAN ELECTRONIC COMPONENTS, INC.
                             AND SUBSIDIARIES

                       NOTES TO FINANCIAL STATEMENTS
                              (in thousands)



Temporary differences and carryforwards which gave rise to a significant portion of deferred tax assets and liabilities are as follows:

                                     September 25,  September 24,
                                              1993           1994
                                         ---------      ---------
  Gross deferred tax liability,
  depreciation                          $  (4,327)     $  (4,163)
                                         ---------      ---------
  Gross deferred tax asset:
  Nondeductible accruals                      194            287
  Inventory reserves                          244             70
  Amortization                                404              -
  Net operating loss carryforward           7,305          6,508
    Other                                       -             44
                                         ---------      ---------
   Gross deferred tax asset                 8,147          6,909
                                         ---------      ---------
  Valuation allowance                      (1,470)          (396)
                                         ---------      ---------
 Net deferred tax assets                 $  2,350       $  2,350
                                         =========      =========

At September 24, 1994, the Company had unused net operating loss carryforwards of $17,000 available to be applied against future taxable income. These carryforwards expire in varying amounts through 2008. Net operating loss availability may be subject to limitations as a result of changes in ownership and line-of-business requirements.

Effective with the quasi-reorganization, the Company adopted FASB Statement No. 109, Accounting for Income Taxes, and the Company recorded a deferred tax asset of $1,295 which was credited to additional paid-in capital. The ultimate realization of this deferred income tax asset depends on the Company's ability to generate sufficient taxable income in the future and utilize tax planning opportunities. Since the quasi-reorganization, the Company has undergone substantial restructuring of interest expense, the divesture of its unprofitable subsidiary and has increased net income as a result of an increased market strength in the industries it serves. Management believes that it will realize the net deferred tax asset as a result of future profitable operations.

The provisions for income taxes are different from amounts that would otherwise be computed by applying a federal statutory rate of 34% to income before income taxes. A reconciliation of the differences is as follow:

                                               Year Ended
                                     ------------------------------
                                      September September September
                                       26, 1992  25, 1993  24, 1994
                                      --------- --------- ---------
  Tax based on pre-tax income         $    (49) $    595  $  1,019
  State tax, net of
  federal benefit                           (6)      100       174
  Net operating loss carryforwards
    pre quasi-reorganization               375         -         -
                                      --------- --------- ---------
                                      $    320  $    695  $  1,193
                                      ========= ========= =========

The Company does not have a current liability for federal income tax. As a result of the quasi-reorganization, the benefit of the tax loss carryforward is recognized as a credit to additional paid-in capital for financial reporting purposes.

                   AMERICAN ELECTRONIC COMPONENTS, INC.
                             AND SUBSIDIARIES

                       NOTES TO FINANCIAL STATEMENTS
                              (in thousands)



Note 6.     Employee Retirement and Bonus Plan

 Employee retirement plans. The Company maintains a 401(k) plan and two separate defined-contribution plans. Employees that participate in the payroll deduction of the 401(k) plan are eligible for matching contributions from the Company. Those employees eligible to participate in the profit-sharing part of the 401(k) plan may receive discretionary contributions from the Company.

 Contributions to the defined-contribution plans are made semi-annually based upon the number of hours worked by each participant employee. The defined-contribution plans are provided to employees at two of the Company's facilities that do not participate in the 401(k) plan.

 The total expense included in the income statements for the profit-sharing plans for the years ended September 26, 1992, September 25, 1993 and September 24, 1994 is $130, $205 and $237 respectively.

 Bonus plan. The Company pays bonuses to certain administrative personnel. Historically, bonuses are determined annually according to achievement as compared to a forecast prepared at the beginning of the year. The total expense included in the income statements for the bonus plan for the years ended September 26, 1992, September 25, 1993 and September 24, 1994 is $350, $158 and $375 respectively.


Note 7.     Cash Flows Information

 Supplemental information relative to the statements of cash flows is as follows:

                                               Year Ended
                                     ------------------------------
                                      September September September
                                       26, 1992  25, 1993  24, 1994
                                      --------- --------- ---------
  Supplemental disclosures of
  cash flows information:
  Cash payments for interest          $  1,512  $  1,176  $  1,636
                                      ========= ========= =========

For the year ended September 26, 1992, the exchange of subordinated debt for Series B Senior Common Stock was a noncash financing transaction.


Note 8.   Contingencies

     The Company has been identified by the United States Environmental Protection Agency (EPA) as one of nine potentially responsible parties
     (PRPs) in the contamination of Elkhart, Indiana's Main Street Well Field. In 1981, a chemical cleaning compound, Trichloroethylene (TCE) was found in the soil and ground water of one of the Company's properties that is adjacent to the Main Street Well Field.

     In February 1992, the EPA issued an Order requiring the Company and another PRP to perform the selected remedy related to the east side of the Well Field, on which the Company's property is located. The Company has installed the equipment necessary to implement its portion of this remedy pursuant to agreement with the other PRP. The Order also requires all PRPs, including the Company, to operate and maintain the groundwater treatment and monitoring system at the Well Field.
     The Company has reached an agreement with the other PRPs regarding these future operating costs. The Company's allocable share of the costs of operating the treatment system is not material.

                   AMERICAN ELECTRONIC COMPONENTS, INC.
                             AND SUBSIDIARIES

                       NOTES TO FINANCIAL STATEMENTS
                     (in thousands, except share data)




 On February 22, 1993, the United States filed a lawsuit in the United States District Court for the Northern District of Indiana, South Bend Division, against eight of the PRPs, including the Company. The lawsuit seeks recovery of unreimbursed response costs for remedial activity by the EPA of $6,000, plus interest, and a declaration that the eight defendant PRPs are liable for any future costs incurred by the EPA in connection with the site. On June 22, 1993, the Indiana Department of Environmental Management ("IDEM") filed a motion to intervene, which has been granted, seeking reimbursement of unreimbursed response costs claimed as exceeding $440, plus interest. Each of the PRPs, including the Company, is jointly and severally liable for the entire amount of EPA and IDEM costs as ultimately determined to be properly incurred. The Company is unable to determine the amount of its ultimate liability.

 The EPA has asked the Company for information about contamination at another site in Elkhart County, Indiana. The EPA has completed a Remedial Investigation/Feasibility Study at the site and has selected a remedy for its clean up. The EPA has not issued an order requiring any PRP to implement the selected remedy. No demand has been received from EPA for reimbursement of any costs. The EPA has identified approximately 40 PRPs in connection with this dump site. The Company believes it has not contributed any known hazardous substances to this site. However, the Company is unable to determine the range of reasonable possible loss with respect to this site.


Note 9.     Unaudited Interim Financial Information

Presented below is certain unaudited quarterly financial information for the periods ended September 25, 1993 and September 24, 1994:

                                    Quarter Ended
                         ----------------------------------------
                           December     March      June September
                           26, 1992  27, 1993  26, 1993  25, 1993
                          --------- ------------------- ---------
  Net sales               $  6,495  $  7,716  $  8,169  $  7,364
  Gross profit               1,662     2,295     2,413     2,277
  Net income (loss)            (19)      358       396       320
                                    Quarter Ended
                         ----------------------------------------
                           December     March      June September
                           25, 1993  26, 1994  25, 1994  24, 1994
                          --------- --------- --------- ---------
  Net sales               $  8,042  $  9,623  $  9,235  $  8,556
  Gross profit               2,277     2,867     2,742     2,542
  Net income                   338       490       449       526
  Earnings per share <F1>      .12       .18       .16       .14

<F1>
(1)     As described in Note 4.

                                APPENDIX D

American Electronic Components, Inc. Quarterly Report on Form 10-Q for the Quarter Ended June 24, 1995


                                 INDEX


                                                           Page No.
PART 1. FINANCIAL INFORMATION

Item 1.   Financial Statements:

               Consolidated Statements of Income for the
               three months and nine months ended
               June 24, 1995 and June 25, 1994                    3

               Consolidated Balance Sheets at
               June 24, 1995 and September 24, 1994               4

               Consolidated Statements of Cash Flows
               for the nine months ended June 24, 1995
               and June 25, 1994                                  5

               Notes to Consolidated Financial Statements       6-7

Item 2.   Management's Discussion and Analysis of
               Financial Condition and Results of Operations   8-11


Part 2. OTHER INFORMATION

Item 1.   Legal Proceedings                                      12

Item 2.   Changes in Securities                                  12

Item 3.   Defaults Upon Senior Securities                        12

Item 4.   Submission of Matters to a Vote
               of Security Holders                               12

Item 5.   Other Information                                      12

Item 6.   Exhibits and Reports on Form 8-K                       12

Signatures     13

American Electronic Components, Inc.

Consolidated Statements of Income
(Thousands Except Share and Per Share Amounts)
         (Unaudited)

                              Third Quarter Ended   Nine Months Ended
                               ------------------  ------------------
                               June 24,  June 25,  June 24,  June 25,
                                   1995      1994      1995      1994
                              --------- --------- --------- ---------
Net Sales                     $   9,674 $   9,235 $  29,685 $  26,900
Cost of Goods Sold                6,745     6,493    21,385    19,014
                              --------- --------- --------- ---------
   Gross Profit                   2,929     2,742     8,300     7,886
Operating Expenses                1,773     1,621     5,086     4,653
                              --------- --------- --------- ---------
   Operating Income               1,156     1,121     3,214     3,233
Interest Expense                    205       363       620     1,095
                              --------- --------- --------- ---------
   Income before Income Taxes       951       758     2,594     2,138
Federal and State Income Taxes      332       309     1,025       861
                              --------- --------- --------- ---------
   Net Income                 $     619 $     449 $   1,569 $   1,277
                              ========= ========= ========= =========



Weighted Average Number of
   Common and Common
   Equivalent Shares
   Outstanding                3,836,080 2,826,843 3,851,497 2,752,667
                              ========= ========= ========= =========

Earnings per Common Share       $  0.16   $  0.16   $  0.41   $  0.46

Earnings Attributable to
   Series B Senior
   Common Stock                       -      0.03         -      0.07
                              --------- --------- --------- ---------

Earnings Available to Common
   Shareholders                 $  0.16   $  0.13   $  0.41   $  0.39
                              ========= ========= ========= =========

See accompanying notes to consolidated financial statements.

  American Electronic Components, Inc.

       Consolidated Balance Sheet
     (Thousands, except share data)

                                        June 24,       September 24,
                                            1995                1994
                                       ---------           ---------
                 ASSETS

Current Assets:

Cash                                     $    18             $     9
Trade Receivables                          5,026               4,542
Inventories                                5,107               4,723
Prepaid Expenses                             114                  90
                                       ---------           ---------
   Total Current Assets                   10,265               9,364

Noncurrent Assets:

Property and Equipt.
   at depreciated cost                    23,820              21,296
Deferred Tax Asset                         1,794               2,350
                                       ---------           ---------
   Total Assets                         $ 35,879            $ 33,010
                                       =========           =========

  LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:

Current Maturities of Long-term Debt    $    857            $    857
Accounts Payable, Trade                    2,089               2,055
Accrued Expenses                           2,599               2,504
                                       ---------           ---------
   Total Current Liabilities               5,545               5,416

Long-Term Debt,
   less current maturities                11,286              10,528
                                       ---------           ---------
   Total Liabilities                      16,831              15,944
                                       ---------           ---------
Shareholders' Equity:

Common Stock, no par value;
   authorized 15,552,000
   shares; issued 1993 - 1,460,833
   shares; 1994 - 3,729,771 shares        11,072              11,054
Additional Paid-in Capital                 3,584               3,188
Retained Earnings, since March 29,
   1992 ($24,083 deficit eliminated
    on March 28,1992)                      4,392               2,824
                                       ---------           ---------
   Total Shareholders' Equity             19,048              17,066
                                       ---------           ---------
   Total Liabilities and
     Shareholders' Equity               $ 35,879            $ 33,010
                                       =========           =========

See accompanying notes to consolidated financial statements.

    American Electronic Components, Inc.

    Consolidated Statements of Cash Flows
                 (Thousands)
                 (Unaudited)

                                             Nine Months Ended
                                        June 24,            June 25,
                                            1995                1994
                                       ---------           ---------
     Cash Flow From Operating Activities

Net Income                             $   1,569            $  1,277

Adjustments to Reconcile Net Income
to Net Cash provided by
Operating Activities:

Depreciation                               1,510               1,458
Deferred Income Taxes                        952                 830

Change in assets and liabilities:
   Decrease (increase) in:
      Receivables                          (483)               (156)
      Inventories                          (617)               (420)
      Customer Tooling                       232                (33)
      Other Assets                          (24)                (57)
   Increase (decrease) in:
      Accounts Payable and
        Accrued Expenses                     129               1,070
                                       ---------           ---------
   Net Cash provided by
      Operating Activities                 3,268               3,969
                                       ---------           ---------
Cash Flow From Investing Activities

   Purchase of Property and Equipment    (4,033)             (2,329)
   Proceeds from Disposals                     0                   6
                                       ---------           ---------
   Net Cash (used in) Investing
     Activities                          (4,033)             (2,323)
                                       ---------           ---------
Cash Flows From Financing Activities

   Net Borrowings/(payments) on
      Revolving Credit Agreement           1,400              10,505
   Principal Payments on Long-term
      Borrowings                           (643)            (17,769)
   Net Proceeds from Issuance of
      Common Stock                            18               7,688
   Redemption of Series B common stock         0             (2,056)
                                       ---------           ---------
Net Cash provided by Financing
   Activities                                775             (1,632)
                                       ---------           ---------
Increase (decrease) in Cash                   10                  14

Cash, beginning                                9                  13
                                       ---------           ---------
Cash, ending                           $      19           $      27
                                       =========           =========
Supplemental Disclosures
  Of Cash Flow Information

Cash Payments for Interest             $     699           $   1,754
                                       =========           =========

See accompanying notes to consolidated financial statements.

American Electronic Components, Inc.
Notes To Consolidated Financial Statements
(Thousands)



Note 1.   Interim Financial Statements

The accompanying consolidated financial statements of American Electronic Components, Inc. (the company) have not been audited except for the balance sheet at September 24, 1994. In the opinion of the company's management, the financial statements reflect all adjustments necessary to present fairly the results of operations for the three-month and nine-month periods ended June 24, 1995 and June 25, 1994, the company's financial position at June 24, 1995 and September 24, 1994, and the cash flows for the nine-month periods ended June 24, 1995 and June 25, 1994. These adjustments are of a normal recurring nature.

Certain notes and other information have been condensed or omitted from the interim financial statements presented in this Quarterly Report on Form 10-Q. Therefore, these financial statements should be read in conjunction with the company's 1994 Annual Report on Form 10K.


Note 2.   Accounts Receivable

Accounts receivable at June 24, 1995 and September 24, 1994 are net of allowance for doubtful accounts of $63 and $50 respectively.

Note 3.   Inventories

Inventories at June 24, 1995 and September 24, 1994 are composed of the following:

                                        06/24/95       09/24/94
                                       ---------      ---------
          Raw material                    $2,289         $2,117
          Work in process                  2,288          2,116
          Finished goods                     530            490
                                       ---------      ---------
                                          $5,107         $4,723
                                       =========      =========

Note 4.   Property, Plant and Equipment

Property, plant and equipment is valued at cost less accumulated depreciation. Accumulated depreciation at June 24, 1995 and September 24, 1994 was $11,392 and $9,883 respectively.

American Electronic Components, Inc.
Notes To Consolidated Financial Statements
(Thousands)



Note 5.   Equity Transaction

The weighted number of shares outstanding increased in the quarter ended June 24, 1995 versus June 25, 1994 due to the completion of an initial public offering on June 17, 1994. The proceeds net of underwriting fees were $8.3 million from the sale of 1,125,000 shares of common stock. The proceeds were used to retire bank debt and redeem all of the Series B Senior Common Stock together with accumulated dividends. In connection with the offering, all of the outstanding Series A Senior Common Stock was converted into 933,000 shares of common stock and all of the outstanding warrants were exchanged for 210,938 shares of common stock.

Net income per share is computed on the average number of common and common equivalent shares outstanding during the period. Common equivalent shares include the dilutive effect of stock options. For the quarter ended June 25, 1994, common shares include those which would have been outstanding if the Series A Senior Common Stock and shares issuable for warrants had been converted into common stock as of the beginning of all periods presented. Dividends accumulated on the Series B Senior Common Stock of $568 are deducted from income in computing net income per share.

American Electronic Components, Inc.
Management's Discussion and Analysis of Results of Operations and Financial Condition

General

The Company designs and manufactures a broad line of specialized electronic and electrical components. A majority of the Company's net sales are to the automotive industry. Products sold to the automotive industry are typically part of specific programs related to a model, engine, or system and, therefore, have a product life generally ranging from three to fifteen years. Over the past several years, the Company, through execution of its strategy, has been successful at having its products incorporated in a number of major automotive programs.

The Company has substantial net operating loss carry forwards available to be applied against future taxable income with a resulting favorable impact on cash flow. As a part of the reorganization in March 1992, the Company is required to account for the benefit from the utilization of these net operating loss carry forwards as a credit to paid-in capital for financial reporting purposes.

Results of Operations

The following table sets forth the percentage relationship to net sales of certain items in the Company's statements of operations.

                              Three-Month Period   Nine-Month Period
                                     Ended               Ended
                              06/24/95  06/25/94  06/24/95  06/25/94
                             --------- --------- --------- ---------

Net Sales                       100.0%    100.0%    100.0%    100.0%

Gross Margin                     30.3      29.7      28.0      29.3

Operating Expenses               18.3      17.6      17.1      17.3

Operating Income                 11.9      12.1      10.8      12.0

Net Income                        6.4       4.9       5.3       4.7

American Electronic Components, Inc.
Management's Discussion and Analysis of Results of Operations and Financial Condition
(Continued)


Results of Operations  (continued)

Three Month Period ended June 24, 1995, compared to Three Month Period ended June 25, 1994.

   Net Sales.            Net sales increased by $439,000, or 4.8%,
from $9.2 million for the three month period ended June 25, 1994, to $9.7 million for the three month period ended June 24, 1995. Of the increase in sales, approximately $1.0 million was attributable to increased sales of the Company's hall effect sensors. This was partially offset by approximately $500,000 by reduced sales of the lower margin electromechanical products. Approximately $800,000 of the $1.0 million increase in hall effect sensor sales is due to sales of the Company's electronic four wheel drive sensor for application on Ford's new Explorer. The balance of the increase is due to a strong automotive market. The Company is the preferred supplier of hall effect sensors to Chrysler for use in the LH series of vehicles which has been very well received in the consumer market. The decrease in sales of electromechanical products was due mainly to reduced demand for sump pump floats.

   Gross Profit.         Gross profit increased by $187,000, or 6.8%,
from $2.7 million for the three month period ended June 25, 1994, to $2.9 million for the three month period ended June 24, 1995. As a percent of sales, gross profit increased from 29.7% for the three month period ended June 25, 1994, to 30.3% for the three month period ended June 24, 1995. This increase is due mainly to sales mix.

   Operating Expenses.   Operating expenses increased by $152,000, or
9.4%, from $1.6 million for the three month period ended June 25, 1994, to $1.8 million for the three month period ended June 24, 1995. This increase is due to cost of living adjustments and the addition of engineering and related staff needed to support the increased sales and new programs . As a percentage of sales, operating expenses increased from 17.6% in the 1994 period to 18.3% in the 1995 period.

   Interest Expense.     Interest expense decreased $158,000 in the
three month period ended June 24, 1995. The decrease is due to the retirement of bank debt with proceeds of the IPO and a lower negotiated interest rate.

   Income Taxes.         Income tax expense for the two periods
approximates the federal and state statutory rate.

American Electronic Components, Inc.
Management's Discussion and Analysis of Results of Operations and Financial Condition
(Continued)

Results of Operations  (continued)

Nine Month Period ended June 24, 1995, compared to Nine Month Period ended June 25, 1994.

   Net Sales.            Net sales increased by $2.8 million, or
10.4%, from $26.9 million for the nine month period ended June 25, 1994, to $29.7 million for the nine month period ended June 24, 1995. Of the increase in sales, approximately $3.1 million was attributable to increased sales of the Company's hall effect sensors. This increase was partially offset by reduced sales of approximately $100,000 each in relays and switches, electromechanical and plastic products. Approximately $2.1 million of the $3.1 million increase in hall effect sensor sales is due to sales of the Company's electronic four wheel drive sensor for application on Ford's new Explorer. The balance of the increase is due to a strong automotive market. The Company is the preferred supplier of hall effect sensors to Chrysler for use in the LH series of vehicles which has been very well received in the consumer market.

   Gross Profit.         Gross profit increased by $414,000, or 5.2%,
from $7.9 million for the nine month period ended June 25, 1994, to $8.3 million for the nine month period ended June 24, 1995. As a percent of sales, gross profit decreased from 29.3% for the nine month period ended June 25, 1994, to 28.0% for the nine month period ended June 24, 1995. This decrease is due mainly to sales mix.

   Operating Expenses.   Operating expenses increased by $433,000, or
9.3%, from $4.7 million for the nine month period ended June 25, 1994, to $5.1 million for the nine month period ended June 24, 1995. This increase is due to cost of living adjustments and the addition of engineering and related staff needed to support the increased sales and new programs. As a percentage of sales, operating expenses decreased from 17.3% in the 1994 period to 17.1% in the 1995 period.

   Interest Expense.     Interest expense decreased $475,000 in the
nine month period ended June 24, 1995. The decrease is due to the retirement of bank debt with proceeds of the IPO and a lower negotiated interest rate.

   Income Taxes.         Income tax expense for the two periods
approximates the federal and state statutory rate.

American Electronic Components, Inc.
Management's Discussion and Analysis of Results of Operations and Financial Condition
(Continued)


Liquidity and Capital Resources

The Company has acquired property and equipment of $4.0 million for the nine month period ended June 24, 1995. It has funded those acquisitions by a combination of cash provided from operations and net borrowings under credit facilities. Cash provided by operating activities was $3.3 million for this same period.

The Company applies available cash to its bank credit facility in order to minimize the interest cost of those borrowings. At June 24, 1995, the Company had an availability under its credit facility of $2.0 million.

The Credit Facility contains various restrictive and financial covenants which the Company is in compliance with.

New Accounting Standard

The Company is not aware of any Accounting Standards which have been issued but not yet adopted by the Company which would have a material impact on its financial position or results of operations.

Seasonality

Although the automotive industry is typically shut down for retooling in July and is slow in December, in the past several years the Company has not experienced any material seasonality in the sale of its products.

Inflation

The Company does not believe that inflation had a material effect on the results of operations for the periods presented.

American Electronic Components, Inc.

 Item 1.                 Legal Proceedings

                         None


 Item 2.                 Changes In Securities

                         None


 Item 3.                 Defaults Upon Senior Securities
                         None


 Item 4.                 Submission of Matters to a Vote of Security
                         Holders

                         None


 Item 5.                 Other Information

                         None


 Item 6.                 Exhibits and Reports on From 8-K

                         A. Exhibits

                         None.

                         B. Reports on Form 8-K

                         None.

American Electronic Components, Inc.

Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




American Electronic Components, Inc.
(Registrant)







  Date:  August 1, 1995
                                    David D. Webster
                                    Chairman and Chief Executive
                                    Officer



  Date:  August 1, 1995
                                    Richard J. Van Es
                                    Chief Financial Officer and
                                    Secretary

                         No person has been authorized to give any
information or to make any representation, other than those contained or incorporated by reference in this Joint Proxy Statement/ Prospectus, in connection with this offer and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or Echlin. This Joint Proxy Statement/ Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any of the securities covered by this Joint Proxy Statement/Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Joint Proxy Statement/Prospectus does not imply that the information contained herein is correct as of any time subsequent to the date hereof.


                           TABLE OF CONTENTS
                                                              Page


Summary Information . . . . . . . . . . . . . . . . . . . . . 1
Comparative Stock Market Data . . . . . . . . . . . . . . . . 4
Selected Consolidated Financial Data. . . . . . . . . . . . . 6
Selected Comparative Per Share Data . . . . . . . . . . . . . 8
The Meeting . . . . . . . . . . . . . . . . . . . . . . . . . 9
Principal Holders of Company Shares . . . . . . . . . . . . .10
Merger of the Company.  . . . . . . . . . . . . . . . . . . .11
Comparison of Shareholder Rights  . . . . . . . . . . . . . .23
The Company . . . . . . . . . . . . . . . . . . . . . . . . .25
Management's Discussion and Analysis of Results of
 Operations and Financial Condition . . . . . . . . . . . . .31
Legal Opinions. . . . . . . . . . . . . . . . . . . . . . . .35
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .35
Independent Public Accountants of the Company . . . . . . . .35
Other Matters . . . . . . . . . . . . . . . . . . . . . . . .36
Appendices. . . . . . . . . . . . . . . . . . . . . . . . . A-1

1,866,666 Shares





ECHLIN INC.





Common Stock








JOINT PROXY STATEMENT/
PROSPECTUS





__________ , 1995

PART II


INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


Connecticut by statute provides for indemnification of directors, officers, shareholders, employees and agents of a corporation. Under Sec. 33-320a of the Connecticut Stock Corporation Act (the "Act"), a corporation is required to indemnify a director against judgments and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if the director:

(1)is successful on the merits in defense, or

(2)acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, or

(3)in a criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified.

A Connecticut corporation may not provide for indemnification in any manner inconsistent with the statutory indemnification provisions
(which, however, expressly allow a corporation to procure insurance providing greater indemnification.)

---------------------------

The Registrant maintains a directors and officers liability insurance policy which insures the Registrant's directors and officers against claims and liabilities arising out of negligent errors or omissions in the course of the performance of their official duties, including claims and liabilities arising under the securities laws of the United States and states of applicable jurisdiction. Fraudulent and willful acts are excluded.

--------------------------

The Registrant's Certificate of Incorporation provides by amendment that a person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for monetary damages for any breach of duty in such capacity in excess of the compensation received by the director for serving the corporation during the year of violation.

The amendment was adopted to implement changes to Section 33-290 of the Act, effective October 1, 1989. Under this change in the law, a Connecticut corporation may amend its Certificate of Incorporation to limit the personal liability of directors to the corporation or its shareholders for monetary damages for breach of duty in their capacity as directors.

The limitation may not be to an amount less than the compensation received by the director for serving the corporation during the year of the violation and director liability cannot be limited if the violation:

(1)involved a knowing and culpable violation of law by the director;

(2)enabled the director or an associate to receive an improper personal economic gain;

(3)showed a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation;

(4)constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or

(5)created a liability under Section 33-321, which relates to directors who vote for any distribution of assets of a corporation to its shareholders in violation of the Act.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


2.-Agreement and Plan of Reorganization between Echlin, Echlin
Acquisition, Inc. and American Electronic Components, Inc., dated
October 6, 1995.  (Included as Appendix A to the Joint Proxy
Statement/Prospectus hereto).

4(a)-By-Laws, as amended, filed as Exhibit 3(i) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1991, is incorporated herein by reference.

4(b)-Certificate of Incorporation, filed as Exhibit 3(3)(ii) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1987, is incorporated herein by reference.

4(c)-Certificate of Amendment amending the Certificate of Incorporation to Establish Series A Cumulative Participating Preferred Stock, filed as Exhibit 3(3)(iii) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1989, is incorporated herein by reference.

4(d)-Certificate of Amendment, amending the Certificate of Incorporation, to limit the liability of directors for monetary damages under certain circumstances, filed as Item 2 to Echlin's 1989 Annual Proxy Statement, is incorporated herein by reference.

4(e)-Rights Agreement, dated as of June 21, 1989, between Echlin and the Connecticut Bank and Trust Company, N.A., as Rights Agent, which includes the form of Amendment to the company's Certificate of Incorporation as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C, filed as Exhibit 1 to Echlin's Current Report on Form 8-K dated June 21, 1989, is incorporated herein by reference.

4(f)-Successor Rights Agent Agreement between Echlin and The First National Bank of Boston appointing The First National Bank of Boston as successor Rights Agent to replace the Connecticut Bank and Trust Company, N.A. as Rights Agent, filed as Exhibit 3(3)(iv) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1990, is incorporated herein by reference.

5. -Opinion of Jon P. Leckerling, Esq. as to the legality of the Common Stock being offered under this Registration Statement.

24(a) -Consents of Price Waterhouse LLP.

24(b) -Consent of Counsel. (Included in Exhibit 5 hereto).

25.-Powers of Attorney. (Included on the signature page hereto).

ITEM 22.  UNDERTAKINGS


The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e)The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Branford, Connecticut, on the 8th day of November, 1995.

ECHLIN INC.


By:  /s/ Frederick J. Mancheski
-----------------------
Frederick J. Mancheski
Chairman of the Board and
Chief Executive Officer


POWER OF ATTORNEY


The undersigned directors and officers of Echlin Inc. do hereby constitute and appoint Jon P. Leckerling and Edward D. Toole or either of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person or persons may deem necessary or advisable to enable Echlin Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities* indicated on the 8th day of November, 1995.

        Name Title
        ---------

Principal Executive Officer:


/s/ Frederick J. Mancheski
--------------------------
Frederick J. Mancheski             Chairman of the Board and Chief
                                   Executive Officer; Director

Principal Accounting Officer:


/s/ Richard A. Wisot
--------------------------
Richard A. Wisot                   Vice President And Controller

/s/ C. Scott Greer
--------------------------
C. Scott Greer                     President and Director


/s/ D. Allan Bromley
--------------------------
D. Allan Bromley                   Director


/s/ John F. Creamer, Jr.
--------------------------
John F. Creamer, Jr.               Director



/s/ Milton P. DeVane
--------------------------
Milton P. DeVane                   Director



/s/ John E. Echlin, Jr.
--------------------------
John E. Echlin, Jr.                Director



/s/ John F. Gustafson
--------------------------
John F. Gustafson                  Director



/s/ Donald C. Jensen
--------------------------
Donald C. Jensen                   Director



/s/ Trevor O. Jones
--------------------------
Trevor O. Jones                    Director



/s/ Phillip S. Myers
--------------------------
Phillip S. Myers                   Director



/s/ Jerome G. Rivard
--------------------------
Jerome G. Rivard                   Director


*The position of Chief Financial Officer of the Company is presently vacant.

EXHIBIT INDEX


Exhibit
  No.Description
------------------


2.-Agreement and Plan of Reorganization between Echlin, Echlin Acquisition, Inc. and American
Electronic Components, Inc., dated
October 6, 1995. (Included as Appendix A to the Join Proxy Statement/Prospectus hereto).

4(a) -By-Laws, as amended, filed as Exhibit 3(1) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1991, is incorporated herein by reference.

4(b)-Certificate of Incorporation, filed as Exhibit
3(3)(ii) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1987, is incorporated herein by reference.

4(c)-Certificate of Amendment amending the Certificate of Incorporation to Establish Series A Cumulative
Participating Preferred Stock, filed as Exhibit
3(3)(iii) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1989, is incorporated herein by reference.

4(d)-Certificate of Amendment, amending the
Certificate of Incorporation, to limit the liability of directors for monetary damages under certain circumstances, filed as Item 2 to Echlin's 1989 Annual Proxy Statement, is incorporated herein by reference.

4(e)-Rights Agreement, dated as of June 21, 1989, between Echlin and the Connecticut Bank and Trust Company, N.A., as Rights Agent, which includes the form of Amendment to the company's Certificate of Incorporation as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C, filed as Exhibit 1 to Echlin's Current Report on Form 8-K dated June 21, 1989, is incorporated herein by reference.

4(f)-Successor Rights Agent Agreement between Echlin and The First National Bank of Boston appointing The First National Bank of Boston as successor Rights Agent to replace the Connecticut Bank and Trust Company, N.A. as Rights Agent, filed as Exhibit 3(3)(iv) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1990, is incorporated herein by reference.

5.-Opinion of Jon P. Leckerling, Esq. as to the legality of the Common Stock being offered under this Registration Statement.

24(a) -Consent of Independent Accountants


24(b) -Consent of Counsel. (Included in Exhibit 5 hereto).

25.-Powers of Attorney. (Included on the signature page hereto).

                        EXHIBIT 5

ECHLIN INC. [LOGO]
100 Double Beach Road
Branford, CT  06405






November 8, 1995



Echlin Inc.
100 Double Beach Road
Branford, CT  06405

Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, of 1,866,666 shares of common stock, one dollar ($1.00) par value, of Echlin Inc., a Connecticut corporation ("Echlin"), I have examined such corporate records and other documents, including the registration statement on Form S-4, to be filed with the Securities and Exchange Commission, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. Based on such examination, I advise you that in my opinion:

1.Echlin is a corporation duly organized and existing under the laws of the State of Connecticut.

2.All necessary corporate action on the part of Echlin has been taken to authorize the registration of shares of common stock by Echlin, and when issued as contemplated in the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Jon P. Leckerling
-------------------------

Jon P. Leckerling
Vice President and General Counsel

:jeh

                      EXHIBIT 24 (a)

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Echlin Inc. of our report dated September 23, 1994, which appears on page 33 of Echlin Inc.'s 1994 Annual Report, which is incorporated by reference in its Annual Report on Form 10-K for the year ended August 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 13 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."



/s/
-------------------
PRICE WATERHOUSE LLP
Stamford, Connecticut
November 8, 1995





We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Echlin Inc. of our report dated August 3, 1994 on the June 25, 1994 consolidated financial statements of the Preferred Technical Group included in Echlin Inc.'s Form 8-K/A dated February 25, 1995.



/s/
-------------------
PRICE WATERHOUSE LLP
Detroit, Michigan
November 8, 1995